                                                               As filed with the
                                              Securities and Exchange Commission
                                                          pursuant to Rule 424B3
                                                      Registration No. 333-89256

PROSPECTUS
                         Perry Ellis International, Inc.
                                Offer to Exchange

                  9 1/2% Series B Senior Secured Notes Due 2009
    for any and all Outstanding 9 1/2% Series A Senior Secured Notes Due 2009
                 ($57,000,0000 in Principal Amount Outstanding)

The Company

     We are a leading licensor, designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, and casual and dress pants and shorts, which we sell to all levels of retail distribution. Beginning in mid fiscal 2003, we plan to design, license and market women's, girl's, men's and boy's swimwear.

The Exchange Offer

     Expires 5:00 p.m., New York City time, July 14, 2002, unless extended.

     Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of existing senior secured notes being tendered.

     All outstanding senior secured notes validly tendered and not withdrawn will be exchanged.

     The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission ("SEC").

The Exchange Notes

     The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing senior secured notes, except that we have registered the exchange notes with the SEC. In addition, the exchange notes will not be subject to certain transfer restrictions, and certain provisions relating to an increase in the stated interest rate on the existing senior secured notes will be eliminated.

     Interest on the exchange notes will accrue from March 22, 2002 at the rate of 9 1/2% per annum, payable semi-annually in arrears on each March 15 and September 15, beginning September 15, 2002.

     You should carefully consider the Risk Factors beginning on page 13 of this prospectus before participating in the exchange offer.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ________________________

                  The date of this prospectus is June 13, 2002.

                                TABLE OF CONTENTS

                                                                                                                      Page
SUMMARY ....................................................................................................            1

RISK FACTORS ...............................................................................................           13

THE EXCHANGE OFFER .........................................................................................           23

USE OF PROCEEDS ............................................................................................           32

CAPITALIZATION .............................................................................................           33

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION ...............................................           34

SELECTED HISTORICAL FINANCIAL INFORMATION ..................................................................           40

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ......................           43

BUSINESS ...................................................................................................           52

DESCRIPTION OF OTHER INDEBTEDNESS ..........................................................................           66

DESCRIPTION OF THE NOTES ...................................................................................           69

REGISTRATION RIGHTS ........................................................................................          106

PLAN OF DISTRIBUTION .......................................................................................          107

CERTAIN FEDERAL TAX CONSIDERATIONS .........................................................................          108

LEGAL MATTERS ..............................................................................................          112

EXPERTS ....................................................................................................          112

WHERE YOU CAN FIND MORE INFORMATION ........................................................................          112


         Unless the context otherwise requires, all references to "Perry Ellis," the "Company," "we," "us" or "our" include Perry Ellis International, Inc. and its subsidiaries. References in this prospectus to annual financial data for Perry Ellis refer to fiscal years ending January 31. The term "Consolidated Financial Statements" means the consolidated financial statements of Perry Ellis International, Inc. and its subsidiaries and accompanying notes contained in this prospectus.

Forward-Looking Statements

         This prospectus and the various documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," estimate," "expect," "project," "believe," "intend," "envision" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

         Some of the factors that would affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements, are set forth in various places in this prospectus and the documents incorporated by reference, including under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. These factors include:

         .     general economic conditions;

         . the effectiveness of our planned advertising, marketing and promotional campaigns;

         .     our ability to carry out growth strategies;

         .     our ability to contain costs;

         . our ability to integrate acquired businesses, trademarks, tradenames and licenses into our existing organization and operations;

         .     our future capital needs and the ability to obtain financing;

         .     our ability to predict consumer preferences;

         .     our ability to compete;

         . the termination or non-renewal of any material license agreements to which we are a party;

         . anticipated trends and conditions in our industry, including future consolidation;

         . changes in fashion trends and customer acceptance of both new designs and newly introduced products;

         .     the level of consumer spending for apparel and other merchandise;

         .     competition among department and specialty stores;

         . possible disruption in commercial activities due to terrorist activity and armed conflict; and

         . other factors set forth in this prospectus and in our filings with the SEC.

         You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

                            ________________________

         This prospectus refers to trademarks and tradenames owned by or licensed to us as well as trademarks owned by third parties.

                            ________________________

         This prospectus is based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the exchange offer and the exchange notes, including the merits and risks involved.

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We are incorporating by reference the document listed below that we have filed with the SEC, which means we can disclose important information to you referring you to that document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference our Annual Report on Form 10-K for the year ended January 31, 2002 (except for Item
8).

         You may request a copy of this filing, or the indenture, registration rights agreement, the asset purchase agreement, the senior credit facility or the synthetic lease without charge, by writing or telephoning our Corporate Secretary at the following address:

                         Perry Ellis International, Inc.
                            3000 N.W. 107th Avenue
                                 Miami, FL 33172
                               Tel.: 305-592-2830

                                     SUMMARY

         The following summary highlights selected information about this exchange offer. It may not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document and the documents to which we have referred you, as well as consult your own business, legal and tax advisors. The term "existing notes" refers to the 9 1/2% Series A Senior Secured Notes due 2009 that were issued on March 22, 2002. The term "exchange notes" refers to the 9 1/2% Series B Senior Secured Notes due 2009 issuable in this exchange offer. Reference is made in this exchange offer to the Jantzen acquisition. The Jantzen acquisition closed concurrently with the offering of the existing notes on March 22, 2002.

                                Business Overview

         We are a leading licensor, designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters and casual and dress pants and shorts, which we sell to all levels of retail distribution. We license our trademark portfolio domestically and internationally for apparel and other products that we do not sell, including dress sportswear, outerwear, fragrances and accessories. Beginning in mid fiscal 2003 we plan to design, license and market women's, girl's, men's and boy's swimwear under the Jantzen(R) and Nike(R) brands, and women's swimwear under the Tommy Hilfiger(R) brand. We have built a broad portfolio of brands through selective acquisitions and the establishment of our own brands over our 35-year operating history. Our distribution channels include regional, national and international, mass merchants, chain stores, department stores and specialty stores throughout the United States, Puerto Rico and Canada. Our largest customers include Wal-Mart Stores, Inc., J.C. Penney Company, Inc., Target Corp., Mervyn's, Kohl's Corporation and Sears Roebuck & Co. We currently use approximately 100 independent suppliers, located in the Far East, other parts of Asia, and Central America, to source our products.

         Through acquisition of brands and internal growth, we have experienced significant overall growth in recent years. From fiscal 1997 to fiscal 2002, we experienced a compound annual growth rate of 12.0% in revenues. In order to continue to grow, we plan to selectively evaluate a number of acquisition candidates each year.

         We own or license the brand names under which most of our products are sold. These brand names include Crossings(R), Cubavera(R), Havana Shirt Co.(R) and Natural Issue(R) for casual sportswear, John Henry(R) and Manhattan(R) for dress casual wear, Perry Ellis(R), Mondo di Marco(R) and Andrew Fezza(R) for dress sportswear, Perry Ellis America(R) for jeans wear, PING(R) and Munsingwear(R) for golf sportswear and Pro Player(R) and Nautica(R) for activewear. We are positioned to enter the women's market for swimwear and sportswear with the March 2002 acquisition of the Jantzen brands. Through our "family of brands" marketing strategy, we seek to develop and enhance a distinct brand name for each product category within each distribution channel. We also produce goods sold under the private label program of our various retail customers. We market our brands to a wide range of segments, targeting consumers in specific age, income and ethnic groups. Currently, our products are predominantly produced for the men's segment of the apparel industry, in which fashion trends tend to be less volatile than in other segments. The percentage of our net sales from branded products decreased to 63.0% in fiscal 2002 from 66.0% in fiscal 2001.

         We also license our proprietary brands to third parties for the manufacture and marketing of various products, some of which we do not sell, including dress sportswear, outerwear, fragrances and accessories. In addition to generating additional revenue for us, these licensing arrangements raise the overall awareness of our brands.

         We believe that our competitive strengths position us well to capitalize on several trends that have affected the apparel sector in recent years. These trends include the consolidation of the department and chain store sectors into a smaller number of stronger retailers, which represent some of our most important customers; the increased reliance of retailers on reliable suppliers with design expertise and advanced systems and technology; and the continued importance of strong brands as a source of product differentiation.

                               Jantzen Acquisition

         On March 22, 2002, we completed the acquisition from subsidiaries of VF Corporation of certain assets of the Jantzen swimwear business for approximately $24.0 million, excluding fees related to the transaction. The Jantzen brands have a history of over 90 years and its products are sold in upscale department stores, mid-tier department stores, chain stores, mass merchants and specialty shops. The acquisition was financed with a portion of the proceeds from the private offering of the existing notes, which we closed simultaneously with the acquisition.

         The Jantzen assets we acquired consist primarily of the Jantzen trademarks and tradenames, license agreements, certain equipment, other items of personal property, showroom leases and inventory relating to the 2003 season, which commences on July 1, 2002. As part of this acquisition, we also acquired the licenses for the Tommy Hilfiger brand for women's swimwear and for the Nike brand for women's and girl's swimwear, men's and boy's racing swimsuits, swim equipment, swimwear accessories and apparel.

         In connection with the Jantzen acquisition, we entered into a lease agreement with VF Corporation to occupy Jantzen's Portland, Oregon office facility for an initial six-month period. In addition, we entered into a lease agreement to occupy a portion of Jantzen's Seneca, South Carolina distribution center facility for a one-year period. We had a right of first refusal to purchase the Seneca distribution center facility, which we exercised on May 20, 2002 at a price of $2.5 million. We anticipate closing on this purchase in approximately 90 days.

         We believe this acquisition opens up a new market for us and we plan to build on Jantzen's reputation for high-quality swimwear. It will expand our licensing revenues, add to our strong portfolio of brands, and allow us to broaden our product line into new product categories, such as women's swimwear and sportswear.

                               Recent Developments

         Our preliminary results for the first quarter of fiscal 2003 included total revenues of $84.7 million, net income of $4.8 million and fully diluted earnings per share of $0.75. Net sales excluding royalty income in the quarter ended April 30, 2002 decreased by $2.3 million to $78.6 million from the first quarter of fiscal 2002. First quarter fiscal 2002 net sales included $6.1 million from sales of Perry Ellis America shoes by our European subsidiary. In periods prior and subsequent to such quarter this product was sold by a third party licencee and accordingly, we only recognized royalty income from those sales during those periods. The decrease in net sales in Europe was offset in part by an increase in net sales in the United States and Canada.

                                     History

         We were incorporated in Florida in April 1967 and changed our name from Supreme International Corporation to Perry Ellis International, Inc. on June 18, 1999. Our executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

                               The Exchange Offer

Registration Rights
Agreement ................     We sold the existing notes on March 22, 2002 to
                               First Union Securities, Inc., the initial purchaser, under a purchase agreement dated March
                               15, 2002. Pursuant to the purchase agreement, Perry Ellis, our subsidiaries who guaranteed our obligations under the existing notes and the initial purchaser entered into a registration rights agreement, which granted the holders of the existing notes certain exchange and registration rights. This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

The Exchange Offer .......     We are offering to exchange up to $57,000,000
                               aggregate principal amount of the exchange notes for up to $57,000,000 aggregate principal amount of the existing notes. Existing notes may be exchanged only in $1,000 increments.

                               The terms of the exchange notes are identical in all material respects to the existing notes except for certain transfer restrictions and registration rights relating to the existing notes and certain provisions relating to an increase in the stated interest rate on the existing notes.

Resale ...................     Based on an interpretation by the staff of the
                               SEC set forth in no-action letters issued to third parties, including "Exxon Capital Holdings
                               Corporation" (available May 13, 1988), "Morgan
                               Stanley & Co. Incorporated" (available June 5,
                               1991), "Mary Kay Cosmetics, Inc." (available June
                               5, 1991), "Warnaco, Inc." (available October 11,
                               1991) and Shearman & Sterling" (available July 2,
                               1993), we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                               . you are acquiring the exchange notes issued in the exchange offer in the ordinary course of business;

                               . you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

                               . you are not a broker-dealer who purchased the existing notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                               .  you are not an "affiliate" of ours as
                                  "affiliates" is defined in Rule 405 of the Securities Act.

                               If our belief is inaccurate and you transfer any exchange note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the

                                     Securities Act. We do not assume or
                                     indemnify you against such liability.

                                     Each broker-dealer that is issued exchange notes for its own account in exchange for existing notes which were acquired by such broker-dealer as a result of marketing-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus for an offer to resell or otherwise retransfer the exchange notes. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus and any amendment or supplement to this prospectus available to any such broker-dealer for use in connection with any such resales.

                                     The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of existing notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities of blue sky laws of such jurisdiction.

Expiration Date ..................   5:00 p.m., New York City time, on July 14,
                                     2002, unless the exchange offer is
                                     extended. You may withdraw existing notes you tender pursuant to the exchange offer at any time prior to 5:00 p.m., New York
                                     City time, on July 14, 2002. See "The
                                     Exchange Offer--Expiration Date" and
                                     "--Extensions and Amendments."

Accrued Interest on the Exchange
Notes and the Existing Notes .....   The exchange notes will bear interest from
                                     the date of issuance of the existing notes that are tendered in exchange for the exchange notes. Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on such existing notes at the time of tender. The exchange notes will bear interest at a rate of 9 1/2% per annum, payable semi-annually on March 15 and September 15 of each year commencing
                                     September 15, 2002.

Termination of the Exchange
Offer ............................   We may terminate the exchange offer if we
                                     determine that our ability to proceed could be materially impaired due to the occurrence of certain conditions. You will be entitled to an increase in the stated interest rate on the existing notes and will have certain rights against us under the registration rights agreement should we fail to consummate the exchange offer. See
                                     "The Exchange Offer--Termination."

Procedures for Tendering
Existing Notes ................     If you wish to tender your existing notes
                                    pursuant to the exchange offer, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the existing notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                                    .  the exchange notes you receive will be
                                       acquired in the ordinary course of your
                                       business,

                                    .  you have no arrangement with any person
                                       to participate in the distribution of the exchange notes, and

                                    .  you are not an "affiliate" of ours.


Special Procedures for
Beneficial Owners .............     If you are a beneficial owner whose existing
                                    notes are registered in the name of a
                                    broker, dealer, commercial bank, trust
                                    company or other nominee and wish to tender such existing notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedures ....................     If you wish to tender your existing notes,
                                    you may, in certain instances, do so
                                    according to the guaranteed delivery
                                    procedures set forth elsewhere in this
                                    prospectus under "The Exchange
                                    Offer--Guaranteed Delivery Procedures."

Withdrawal Rights .............     You may withdraw existing notes you tender
                                    pursuant to the exchange offer at any time prior to 5:00 p.m., New York City time on July 14, 2002 by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange
                                    Offer--Withdrawal of Tenders."

Acceptance of Existing
Notes and Delivery of
Exchange Notes ................     Subject to certain conditions (as summarized
                                    above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                                    Offer--Termination"), we will accept for exchange any and all existing notes that are properly tendered in the exchange offer prior to the expiration date. See "The
                                    Exchange Offer--Procedures for Tendering."
                                    The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Exchange Agent .................  State Street Bank and Trust Company, the
                                  trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

                                  The mailing address of the exchange agent is State Street Bank and Trust Company, Corporate Trust Department, P.O. Box 778, Boston, Massachusetts 02102-0078, Attention: Ralph Jones, and the address for hand or overnight delivery is State Street Bank and Trust Company, Corporate Trust Company, 2 Avenue de Lafayette, 5/th/ Floor, Corporate Trust Window, Boston, Massachusetts 02111-1724,
                                  Attention: Ralph Jones.

                                  Any deliveries in New York should be sent to the exchange agent at State Street Bank and Trust Company, Corporate Trust Department, 61 Broadway, New York, New York 10006, Attention:
                                  Ralph Jones.

                                  For assistance and requests for additional copies of this prospectus, the letter of transmittal or the notice of guaranteed delivery, the telephone number for the exchange agent is (617) 662-1452, and the facsimile number for the exchange agent is
                                  (617) 662-1548, Attention: Ralph Jones.

See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                       Summary of Terms of Exchange Notes

Issuer .........................  Perry Ellis International, Inc.

General ........................  The exchange notes will be freely tradable and otherwise substantially identical to the existing notes. The exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the existing notes, and the existing notes are and the exchange notes will be governed by the same indenture. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

Notes Offered ..................  $57,000,000 aggregate principal of 9 1/2%
                                  senior secured notes due 2009.

Maturity Date ..................  March 15, 2009.

Interest Payment Dates .........  March 15 and September 15 of each year, commencing September 15, 2002.

Collateral .....................  The exchange notes will be secured by: (1) all of our portfolio of trademarks existing on
                                  March 22, 2002, the issue date of the existing notes; (2) all license agreements with respect to these trademarks; and (3) all income, royalties and other payments with respect to such licenses. Any sale, transfer or disposition of the collateral will have to comply with the "Limitations of Sale of Collateral" covenant set forth in "Description of the Notes." We are obligated to pledge additional collateral in certain circumstances as set forth in "Description of the Notes - Security Agreement and Collateral."

Guarantees .....................  Each of our material subsidiaries will jointly and severally, fully and unconditionally, guarantee the exchange notes on a senior basis. Future subsidiaries also may be required to guarantee the exchange notes. See "Description of the Notes - Subsidiary Guarantees" and "- Certain
                                  Covenants-Limitation on Guarantees of
                                  Indebtedness by Restricted Subsidiaries."

Ranking ........................  The exchange notes will be senior secured obligations of our company and will rank pari passu in right of payment with all of our existing and future senior indebtedness. The exchange notes will also be effectively senior to all our unsecured indebtedness to the extent of the value of the assets securing the notes.

                                  Each subsidiary guarantee will be a senior obligation of such guarantor issuing such subsidiary guarantee, ranking pari passu with all other existing and future senior indebtedness of such guarantor. In the case of Jantzen Apparel Corp., the corporation that holds the Jantzen trademarks, its guarantee shall be a senior secured obligation of Jantzen Apparel, and therefore will be effectively senior to all unsecured indebtedness of Jantzen Apparel to the extent of the value of Jantzen Apparel's assets securing the notes.

                                  After giving effect to the issuance and sale of the existing notes, our use of the net proceeds therefrom and the consummation of the Jantzen acquisition, at January 31, 2002 we had $184.9 million of consolidated indebtedness outstanding, including $154.7 million of senior secured indebtedness. In addition, we would have had additional availability under the senior credit facility of $56.4 million, all of which would have been senior secured indebtedness if borrowed. We also have approximately $14.5 million in secured obligations under the synthetic lease on our headquarters facility, which expires on June 30, 2002. We do not anticipate renewing the synthetic lease and have already obtained a commitment for a conventional mortgage for the property.

                                  We and our subsidiaries may incur additional indebtedness, subject to certain limitations. See "Description of the Notes - Ranking" and "- Certain Covenants - Limitation on Indebtedness."

Optional Redemption ............  We may redeem the exchange notes, in whole or in part, at any time, on or after March 15, 2005, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on March 15 of the years indicated below:

                                     Year                      Redemption Price
                                     ----                      ----------------
                                     2005 ...................           104.750%
                                     2006 ...................           102.375%
                                     2007 and thereafter ....           100.000%

Public Equity Offering
Optional Redemption ............  On or before March 15, 2005, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain public sales of our common stock at 109.500% of the principal amount thereof, plus accrued and unpaid interest, if any, if at least 65% of the aggregate principal amount of the exchange notes originally issued remains outstanding after such redemption. See "Description of the Notes-Redemption."

Change in Control ..............  Upon certain changes in control, the holders may require us to repurchase all or a portion of the exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the Notes - Certain Covenants
                                  - Purchase of Notes upon a Change in Control."

Certain Covenants ..............  The indenture governing the exchange notes will contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

                                    .   incur additional indebtedness;

                                    .   pay dividends on, redeem or repurchase
                                        our capital stock;

                                    .   make certain investments;

                                  .     issue or sell capital stock of
                                        restricted subsidiaries;

                                  .     create certain liens;

                                  .     sell assets;

                                  .     sell or transfer any collateral;

                                  .     in the case of our restricted
                                        subsidiaries, make dividends or other
                                        payments;

                                  .     in the case of our restricted
                                        subsidiaries, guarantee indebtedness;

                                  .     engage in transactions with affiliates;
                                        and

                                  .     consolidate, merge or transfer all or
                                        substantially all of our assets and the
                                        assets of our subsidiaries on a
                                        consolidated basis.

                                  These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.

Risk Factors ...................  You should carefully consider all of the information contained in this prospectus prior to investing in the exchange notes. In particular, we urge you to carefully consider the factors set forth under "Risk Factors" beginning on page 13 of this prospectus.

           Summary Pro Forma Condensed Combined Financial Information

         The "Pro Forma Condensed Combined Financial Information" set forth below gives effect to (i) the Jantzen acquisition (ii) the offering of the existing notes and (iii) the repayment of the senior credit facility, as if they had occurred on February 1, 2001.

         The information presented below has been derived from our consolidated financial statements and the financial statements of The Jantzen Business ("Jantzen"). This information does not purport to represent what our operating results or financial condition would actually have been had the Jantzen acquisition, the offering of the existing notes and repayment of senior credit facility actually occurred as of the dates indicated above or to project our financial condition for any future period. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto, "Unaudited Pro Forma Condensed Combined Financial Information" and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of Perry Ellis International, Inc. and Jantzen included elsewhere herein.

Pro Forma Condensed Combined Financial Information

                                                     Pro Forma
                                                 Fiscal Year Ended
                                                  January 31, 2002
                                                  ----------------
                                    (dollars in millions, except per share data)
Statement of Income Data:
Total revenues                                      $     351.8
Operating income                                           16.7
Interest expense                                           15.3

Earnings per share

Basic                                               $     0.105
                                                    ===========
Diluted                                             $     0.105
                                                    ===========

                    Summary Historical Financial Information
                (Dollars in thousands, except for per share data)

         The following table presents historical financial and operating data derived from our audited consolidated financial statements and audited financial statements of Jantzen. The historical financial data should be read in conjunction with our consolidated financial statements and notes thereto, and our "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                     Fiscal Year Ended
                                                                        January 31,
                                         ---------------------------------------------------------------------------
                                               1998            1999           2000           2001           2002
                                            -----------     -----------    -----------    -----------     ----------
                                                          (in thousands, except per share amounts)
Perry Ellis Historical
Income Statement Data:
Net sales ................................  $   190,689     $   221,347    $   229,549    $   261,626     $  253,034
Net royalty income .......................        4,032           3,057         22,840         25,790         26,681
                                            -----------     -----------    -----------    -----------     ----------

Total revenues ...........................      194,721         224,404        252,389        287,416        279,715
Cost of sales ............................      145,991         166,198        171,413        200,884        191,601
                                            -----------     -----------    -----------    -----------     ----------

Gross profit .............................       48,730          58,206         80,976         86,532         88,114
Selling, general and
   administrative expenses ...............       34,137          39,478         44,480         52,147         57,171
Depreciation and amortization ............        1,748           2,161          5,181          6,130          6,662
                                            -----------     -----------    -----------    -----------     ----------
Operating income .........................       12,845          16,567         31,315         28,255         24,281
Interest expense .........................        2,782           3,494         13,905         15,766         13,550
                                            -----------     -----------    -----------    -----------     ----------

Income before minority interest and
    income tax provision .................       10,063          13,073         17,410         12,489         10,731

Minority interest ........................           --              --             --             --             83

                                            -----------     -----------    -----------    -----------     ----------
Income tax provision .....................        2,885           4,491          6,530          4,663          4,040
                                            -----------     -----------    -----------    -----------     ----------

Net income ...............................  $     7,178     $     8,582    $    10,880    $     7,826     $    6,608
                                            ===========     ===========    ===========    ===========     ==========

Net income per share:
         Basic ...........................  $      1.10     $      1.29    $      1.62    $      1.17     $     1.01
         Diluted .........................  $      1.08     $      1.27    $      1.59    $      1.16     $     1.01

Weighted average number of shares
outstanding:
         Basic ...........................        6,541           6,674          6,726          6,689          6,517
         Diluted .........................        6,666           6,770          6,857          6,745          6,535

Balance Sheet Data (at year end):
Working capital ..........................       66,166          71,300         70,651         88,879         60,932
Total assets .............................      101,650         108,958        224,873        243,113        234,061
Total debt (a) ...........................       39,658          33,511        128,270        137,066        120,828
Total stockholders' equity ...............       55,155          64,946         76,020         82,879         87,204

Other Financial Data and Ratios:
EBITDA (b) ...............................       14,593          18,728         36,496         34,385         30,860
Cash flows from operations ...............       (3,101)         14,341         14,047         (2,112)        22,375
Cash flows from investing ................       (4,555)        (10,240)      (104,091)        (5,434)        (3,021)
Cash flows from financing ................        7,910          (4,938)        90,097          7,665        (18,319)
Capital expenditures .....................        3,828           4,005          2,332          2,712          2,922
Ratio of earnings to fixed charges (c) ...         4.1x            4.2x           2.2x           1.8x           1.4x

                                                                             Fiscal Year Ended
                                                  -------------------------------------------------------------------------
                                                    January 1, 2000          December 30, 2000         December 29, 2001
                                                  --------------------     ----------------------    ----------------------
Jantzen Historical
Income Statement Data:
Net sales .....................................   $         140,331        $          111,524        $           94,159
Net royalty income ............................               1,740                     1,055                     1,683
                                                  --------------------     ----------------------    ----------------------

Total revenues ................................             142,071                   112,579                    95,842
Cost of sales .................................             103,652                    72,033                    73,007
Selling, general and administrative
  expenses ....................................              41,180                    35,664                    32,611
Amortization ..................................                 684                       684                       684
                                                  --------------------     ----------------------    ----------------------
Operating (loss) income .......................              (4,075)                    4,198                   (10,460)
Interest income ...............................                  20                        15                        41
Miscellaneous, net ............................                (182)                     (405)                      (13)
                                                  --------------------     ----------------------    ----------------------
(Loss) income before income taxes and
  cumulative effect of change
  in accounting principles ....................              (3,873)                    4,618                   (10,406)
Income taxes ..................................              (1,356)                    1,789                    (3,782)
                                                  --------------------     ----------------------    ----------------------
(Loss) income before cumulative effect of
  change in accounting principle ..............              (2,517)                    2,829                    (6,624)
Cumulative effect on prior years of
  change in accounting principles, net of
  income taxes ................................                  --                      (124)                       --
                                                  --------------------     ----------------------    ----------------------
Net (loss) income .............................   $          (2,517)       $            2,705        $           (6,624)
                                                  ====================     ======================    ======================


Balance Sheet Data (at year end):
Working capital ...............................                 N/A                    29,296                    29,349
Total assets ..................................                 N/A                    68,196                    67,405
Total debt ....................................                 N/A                    13,718                    14,672
Total stockholders' equity ....................                 N/A                    54,478                    52,733

Other Financial Data and Ratios:
EBITDA (b) ....................................              (1,376)                    5,917                    (8,463)
Cash flows from operations ....................                 593                       391                       529
Cash flows from investing .....................                (634)                     (604)                     (325)
Cash flows from financing .....................                  --                        --                        --
Capital expenditures ..........................                 634                       604                       325

______________________________________________

a) Total debt includes the balance of the senior subordinated notes and borrowings under our senior credit facility.
b) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation expense, and amortization expense. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America and does not represent cash flow from operations. Accordingly, you should not regard this figure as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.
c) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense of our synthetic lease deemed representative of the interest factor.

                                  RISK FACTORS

         You should carefully consider the following risk factors and the other information in this prospectus before deciding to tender your existing notes in the exchange offer.

         We have a significant amount of debt and interest payment obligations that may impact our ability to satisfy our obligations under the exchange notes.

         We now have a significant amount of debt. See "Description of Other Indebtedness." The following chart, with dollar amounts in millions, shows certain important credit statistics and is presented as of and for the fiscal year ended January 31, 2002 after giving effect to the Jantzen acquisition and the offering of the existing notes:

                  Total debt (a) ......................................  $ 154.7
                  Stockholders' equity (a) ............................  $  87.2

_______________________________
(a) These figures are unaudited and represent estimates prepared by management. Total debt does not include the approximately $14.5 million in secured obligations under the synthetic lease, which expires on June 30, 2002. We do not anticipate renewing the synthetic lease and have already obtained a commitment for a conventional mortgage for the property.

         Our substantial indebtedness could have important consequences to you, including:

         . making it more difficult for us to satisfy our obligations with respect to the exchange notes;

         . increasing our vulnerability to adverse general economic and industry conditions;

         . limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

         . requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

         . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

         . placing us at a competitive disadvantage compared to our less leveraged competitors.

         Our ability to pay interest on the exchange notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

         The value of the assets pledged as collateral for the exchange notes could be impaired in the future.

         A significant portion of our assets consists of trademarks and licenses. We had approximately $142.3 million in book value of intangible assets as of January 31, 2002 after giving effect to the Jantzen acquisition. The value of these assets could be reduced materially in the future due to changing consumer preferences, our failure to implement our business strategy, competition and other future trends. As a result, our assets that are pledged as collateral could be impaired in the future and may not be sufficient to repay the notes.

         Our revenue and profits are sensitive to general economic conditions, consumer confidence and spending patterns.

         The retail industry has historically been subject to substantial cyclical variations and is particularly affected by adverse trends in the general economy, with consumer spending tending to decline during recessionary periods. The success of our operations depends on consumer spending, which is impacted by a number of factors including actual and perceived economic conditions affecting disposable consumer income (such as unemployment, wages and salaries), business conditions, interest rates, availability of credit and tax rates, for the economy as a whole and in international, regional and local markets where our products are sold. Any significant deterioration in general economic conditions (such as the current economic downturn) or increases in interest rates could reduce the level of consumer spending and inhibit consumers' use of credit, and thereby have a material adverse effect on our business, financial condition, results of operations and prospects by, among other things, inhibiting consumers' use of credit.

         Our business could be negatively impacted by the financial instability of our customers.

         During the past several years, various retailers, including some of our customers, have experienced significant difficulties, including bankruptcies, liquidations, consolidation of ownership, and increased centralization of buying decisions. These and other financial problems of some of our customers increase the risk of extending credit to these retailers. Consistent with industry practices, we sell products primarily on open account after completing an appropriate credit review. A significant adverse change in a customer or its financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect amounts related to previous purchases by that customer, all of which could have a material adverse effect on our business, financial condition and results of operation.

         The recent bankruptcy filing of K-Mart adversely affected our results of operations, requiring us to take a $1.4 million charge against net income during the fourth quarter of fiscal 2002.

         We may not be able to anticipate consumer preferences and fashion trends.

         We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Due to the fact that we are increasing our marketing of women's apparel with the Jantzen acquisition, we may be more vulnerable to changes in fashion trends as women's fashion trends have historically changed more rapidly than the men's apparel trends. If we misjudge consumer preferences or if a shift in fashion trends turns away from our products, it could negatively impact our ability to market our products to retailers.

         We rely on a few key customers, and the loss of any one key customer would substantially reduce our revenue.

         We derive a significant amount of our revenues from a few major customers. Net sales to our five largest customers totaled approximately 47% of net sales during fiscal 2002, 42% of net sales during fiscal 2001 and 49% of net sales during fiscal 2000. Our largest customers include Wal-Mart, Target, J.C. Penney, Kohl's and Mervyn's. Sales to Target, Wal-Mart and J.C. Penney accounted for approximately 12%, 11% and 11% of net sales during fiscal 2002, respectively. Sales to Wal-Mart and J.C. Penney accounted for approximately 14% and 11% of net sales during fiscal 2001, respectively. Target accounted for approximately 14% of net sales for fiscal 2000. No other single customer accounted for more than 10% of net sales during these fiscal years.

         Although we have long-established relationships with many of our customers, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. We believe that purchasing decisions are generally made independently by individual department stores within a company controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. A significant decrease in business from or loss of any of our major customers could have a material adverse effect on our financial condition and results of operations.

         Our contract manufacturers may be unable to manufacture and deliver products in a timely manner or met quality standards.

         We currently utilize independent contract manufacturers to produce substantially all of our apparel products. We depend upon the ability of our contract manufacturers to secure a sufficient supply of raw materials, adequately finance the production of goods ordered and maintain sufficient manufacturing and shipping capacity. The use of contract manufacturing and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. We do not have long-term contracts with any of our suppliers.

         We primarily use foreign suppliers for our products and raw materials which poses additional risks to our business operations.

         During fiscal 2002, 99.7% of our products were produced by and purchased from independent contract manufacturers located in foreign countries. We currently use approximately 100 suppliers in countries in the Far East and other parts of Asia and approximately 30 suppliers in Mexico and countries in Central America. Because most of our products are manufactured abroad, we are required to order products further in advance than would be the case if products were manufactured domestically. Typically, we do not place orders with our suppliers until after we have received an order from our retail customers. In those cases in which we place an order with a supplier before receiving an order from a retail customer, if we overestimate retailers' demand, we may be required to hold goods in inventory which we may be unable to sell at historical margins; if we underestimate retailers' demand, we may not be able to fill reorders on a timely basis.

         No one foreign country accounts for more than 15% of our sourcing mix. However, foreign manufacturing is subject to a number of other risks, including:

         .     work stoppages;

         .     transportation delays and interruptions;

         .     political instability;

         .     economic disruptions;

         . the imposition of new or adversely adjusted tariffs, duties, quotas, import and export controls, and other regulations; and

         .     changes in governmental policies and other events.


         If any of these events occur, our contract manufacturers' ability to produce and ship product during a given retailing season will be impaired, which could result in loss of revenues, customer orders and customer goodwill and could have a material adverse effect on our business, financial condition, results of operations and prospects.

         We require our independent manufacturers to operate in compliance with applicable laws and regulations. While our operating guidelines promote ethical business practices and our staff periodically visits and monitors the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by one of our independent manufacturers or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. For example, the United States has imposed penalties on imported foreign products which are found to have been manufactured by convict, forced or indentured labor and has, from time to time, threatened to withdraw China's "most favored nation" status (from where less than 14% of our products are currently purchased), which could result in the imposition of reduced quotas and/or higher tariffs on products imported from that country. Any of these, in turn, could have a material adverse effect on our financial condition and results of operation.

         Although we have historically contracted to purchase substantially all of our goods in U.S. dollars, reductions in the value of the U.S. dollar could ultimately increase the prices that we pay for our products.

         We are dependent upon the revenue generated by our licensing alliances and the loss or inability to renew certain licenses could reduce our revenue and royalty income.

         A portion of our net income is derived from licensing revenue received from our licensing partners. Approximately 40.1% of our licensing revenue for fiscal 2002 was derived from four licensing partners. Of this 40.1%, our largest licensee accounted for 23.5% of the total licensing revenue.

         We had no other licensing partner which accounted for more than 5% of our licensing revenue for fiscal 2002. The interruption of the business of any one of our material licensing partners could also adversely affect our licensing revenues and net income.

         We currently license the PING, Andrew Fezza, Nautica, Nike and Tommy Hilfiger brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. There can be no guarantee that, if we desire to renew or extend any of these licenses, we would be able to do so on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a shortfall in revenue and royalty income.

         We are subject to certain restrictions imposed by our indebtedness that may limit our ability to implement our business strategy successfully.

         The indenture governing the exchange notes will contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

         .   incur additional indebtedness;

         .   pay dividends on, redeem or repurchase our capital stock;

         .   make certain investments;

         .   issue or sell capital stock of restricted subsidiaries;

         .   create certain liens;

         .   sell assets;

         .   sell or transfer any collateral;

         . in the case of our restricted subsidiaries, make dividends or other payments;

         .   in the case of our restricted subsidiaries, guarantee indebtedness;

         .   engage in transactions with affiliates; and

         . consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

         These covenants are subject to important exceptions and qualifications which are described under the heading "Description of the Notes" in this prospectus.

         In addition, the senior credit facility, the indenture governing our 12 1/4% outstanding senior subordinated notes, and, to a lesser extent, the synthetic lease covering our headquarters facility contain many restrictive covenants similar to the indenture's covenants which, among other things, impose certain limitations on us. The senior credit facility contains covenants which are generally more restrictive than those contained in both indentures. The senior credit facility and the synthetic lease require us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. Our ability to meet those financial ratios and financial tests may be affected by events beyond our control, and we cannot assure you that we will meet those tests. If we fail to meet those tests or breach any of the covenants, the lenders under the senior credit facility or the lessor under, and the financial institutions which financed, the synthetic lease could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If we are unable to repay those amounts, the lenders could proceed against our assets granted as collateral to secure that indebtedness. We cannot assure you that our assets would be sufficient to repay in full the indebtedness under the senior credit facility and/or the synthetic lease. As of January 31, 2002, we were not in compliance with the funded indebtedness to EBITDA financial covenant of our senior credit facility and our synthetic lease. The senior lenders under our senior credit facility and the lessor under, and the financial institutions which financed, the synthetic lease waived the noncompliance of the financial covenant.

         In addition, if we default under either indenture, the senior credit facility or the synthetic lease, that default could constitute a cross-default under the indentures or the senior credit facility or the synthetic lease, as applicable. We also have approximately $14.5 million in secured obligations under the synthetic lease, which expires on June 30, 2002. We do not anticipate renewing the synthetic lease and will be required to satisfy the obligation by such date. See "Description of the Notes" and "Description of Other Indebtedness."

         These operating and financial restrictions and covenants may adversely affect, and in fact may limit or prohibit, our ability to finance future acquisitions, our operations and our capital needs. See "Description of Other Indebtedness" and "Description of the Notes."

         We need significant working capital to fund our operations, a substantial portion of which is financed.

         We need significant working capital to purchase inventory and finance accounts receivable and are generally required to post letters of credit when placing an order with one of our foreign manufacturers. Currently, a substantial portion of our working capital requirements is met through the senior credit facility. We also maintain letter of credit facilities to permit us to post letters of credit. In the event we are unable to extend or renew either the senior credit facility or letter of credit facilities on satisfactory terms or in the event borrowings thereunder were unavailable to us as a result of our noncompliance with the financial and operating covenants contained therein, our ability to purchase inventory and finance accounts receivable would be curtailed or eliminated and our business, financial condition, results of operations and prospects could be materially adversely affected. See "Description of Other Indebtedness."

         Our business strategy includes making selective acquisitions, including the Jantzen acquisition, which we may not successfully integrate into our own operations.

         Our business strategy includes making selective acquisitions to add new product lines and expand our portfolio of brand names. This strategy presents certain risks inherent in:

         .   assessing the value, strengths and weaknesses of brand names;

         . evaluating the costs and uncertain returns of expanding our operations; and

         .   integrating the brands acquired with existing operations.

         Our growth strategy may affect short-term cash flow and net income as we increase our indebtedness and incur expenses to promote newly acquired brands and expand our inventory. As a result, revenue and operating results may fluctuate. All the factors discussed in this risk factor are applicable to the Jantzen acquisition. The integration of the Jantzen brands acquired with existing operations will require the dedication of management resources. We cannot assure you that we will successfully expand our portfolio of brands, that any acquired brand names, including the Jantzen brand, will be successfully integrated into our operations or that any expansion will result in profitability. The failure to successfully implement our growth strategy may have a material adverse effect on our business, financial condition, results of operations and prospects.

         Our anticipated growth may place significant demands on our management and our operational, financial and marketing resources. In connection with the acquisition of new brand names, we anticipate expanding the number of our employees, the scope of our operating systems and the geographic area of our operations. For example, following consummation of the Jantzen acquisition, we intend to hire a number of Jantzen employees and have exercised our option to acquire Jantzen's Seneca, South Carolina distribution center for $2.5 million. We believe this growth will increase the complexity of our operations and the level of responsibility exercised by both existing and new management personnel. To manage this expected growth, we intend to invest further in our operating systems and to continue to expand, train and manage our employee base, although we cannot assure you that our current operating and financial systems and controls will continue to be adequate as we grow or that any steps taken to improve such systems and controls will be sufficient. Our failure to successfully integrate and manage our growth may have a material adverse effect on our business, financial condition, results of operations and prospects.

         We may not uncover all risks associated with the Jantzen acquisition or any future acquisitions and a significant liability may arise after closing.

         There may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations related to the Jantzen acquisition and any future acquisitions. Such liabilities could include those arising from the trademarks, employee benefits contribution obligations of a prior owner, and noncompliance with applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. We try to minimize these risks by conducting such due diligence, including trademark, employee benefits and environmental reviews, that we deem appropriate under the circumstances. However, we cannot assure you that we have identified or, in the case of future acquisitions, will identify, all existing or potential risks. For example, we did not conduct an independent complete title search on the foreign trademarks that we were acquiring in the Jantzen acquisition, which constituted a significant portion of the Jantzen trademark portfolio. We have required the sellers to indemnify us against undisclosed liabilities. However, we cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, results of operations and prospects.

         We operate in a highly competitive and fragmented industry.

         The retail apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. We believe that the principal competitive factors in the apparel industry are:

         .   timeliness, reliability and quality of services provided;

         .   market share and visibility;

         .   price; and

         . the ability to anticipate customer demands and maintain appeal of products to customers.

         The level of competition and the nature of our competitors varies by product segment with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market and American and foreign designers and licensors competing with us in the more upscale segment of the market. We believe that our continued dedication to customer service, product assortment and quality control, as well as our aggressive pursuit of licensing and acquisition opportunities, directly address the competitive factors in all market segments. Although we have been able to compete successfully to date, there can be no assurance that we will continue to be able to do so in the future.

         We are affected by seasonality which has historically affected our revenue in the second and fourth quarters.

         Our products have historically been geared toward lighter-weight products generally worn during the spring and summer months, which typically caused disproportionately higher revenues to be realized during the first and third quarters of each fiscal year. Although this seasonality has been somewhat reduced with the introduction of fall, winter and holiday merchandise, our business is still affected by seasonality.

         We may not be able to respond adequately to our rapid growth.

         During the past eight years, we have experienced rapid growth in sales, expansion of our product offerings, acquisitions and integration of additional brands and an increase in our customer base. Part of our business strategy is to expand our licensing activities. Any future growth will require increasing amounts of working capital and financing and may place a significant strain on our management and on our financial and information processing systems. The failure to obtain additional financing, to maintain or upgrade these systems, to recruit additional staff and key personnel or to respond effectively to other difficulties associated with rapid expansion could have a material adverse effect on our business, financial condition, results of operations and prospects.

         Our trademarks and other intellectual property rights may not be adequately protected outside the United States.

         We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We devote substantial resources to the establishment and protection of our trademarks on a worldwide basis. We have in the past successfully resolved any conflicts through both legal action and negotiated settlements, none of which we believe has had a material impact on our financial condition and results of operations. Nevertheless, we cannot assure you that the actions we have taken to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolved these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

         We depend on certain key personnel.

         Our future success depends to a significant extent on retaining the services of certain executive officers and directors, in particular George Feldenkreis, our Chairman of the Board and Chief Executive Officer, and Oscar Feldenkreis, our President and Chief Operating Officer. They are each party to an employment agreement with us, which expire in 2003. We cannot guarantee that any key member of management will continue in his or her capacity for any period of time. The loss of the services of either individual, or any other key member of management, could have a material adverse effect on our business, financial condition, results of operations and prospects. Our continued success is also dependent upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth and our inability to do so may have a material adverse effect on our business, financial condition, results of operations and prospects.

         We are controlled by a few principal shareholders.

        As of the date of this prospectus, George Feldenkreis, our Chairman of the Board and Chief Executive Officer, his children, Oscar Feldenkreis, our President and Chief Operating Officer, and Fanny Hanono, our Secretary and Treasurer, and their respective affiliates, beneficially owned approximately 53% of our outstanding common stock. As a result, such persons will effectively have the ability to significantly influence the election of our directors and the outcome of all other issues submitted to our shareholders.

         We may be unable to repurchase our outstanding notes upon a change in control.

         Upon the occurrence of certain specific kinds of change in control events, holders may require us to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change in control to make the required repurchase of all our outstanding notes. In addition, restrictions in our senior credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "Change of Control" under our indentures. See "Description of the Notes - Certain Covenants - Purchase of Notes upon a Change in Control."

         The trustee's ability to foreclose on the collateral that secures the exchange notes may prevent you from realizing value from the collateral.

         We cannot assure you that if we default on the exchange notes, the exercise of the legal remedies provided in the indenture, including foreclosure on the pledged interests, particularly, in jurisdictions outside of the United States of America, will provide sufficient funds to repay amounts due on the exchange notes and our other debt. The perfection of the security interest will be completed after the closing and may take several months.

         The subsidiary guarantees may be limited by fraudulent conveyance laws.

         Various fraudulent conveyance laws have been enacted for the protection of creditors. These laws may be utilized by a court to find that a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

         . was insolvent or rendered insolvent by reason of the issuance of the guarantee; or

         . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

         . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, a guarantor would be considered insolvent if:

         . the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

         . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

         .   it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to the debt incurred by that guarantor in connection with the offering of the existing notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

         A trading market for the exchange notes may not develop.

         There has not been an established trading market for the existing notes. Although the initial purchaser has informed us that it currently intends to make a market in the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice.

         The exchange notes have been designated as eligible for trading in the PORTAL market. However, we do not intend to apply for listing of the exchange notes, on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

         The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the exchange notes.

         There may be adverse consequences if you fail to exchange your existing notes for exchange notes.

         If you do not tender your existing notes, your existing notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your existing notes:

         . may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

         . shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

         In addition, a holder of existing notes who desires to sell or otherwise dispose of all or any part of its existing notes under an exemption from registration under the Securities Act, if requested by us, must deliver to us an opinion of independent counsel experienced in Securities Act matters, reasonably satisfactory in form and substance to us, that such exemption is available.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

         The existing notes were sold by us to the initial purchaser pursuant to a purchase agreement dated March 15, 2002. The initial purchaser subsequently placed the existing notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the purchase of the existing notes by the initial purchasers, Perry Ellis and the guarantors entered into a registration rights agreement with the initial purchasers, which requires, among other things, that within 65 days following the issuance and sale of the existing notes, we and the guarantors file with the SEC the registration statement with respect to the exchange notes, use our reasonable best efforts to cause the registration statement to become effective under the Securities Act and, upon the effectiveness of the registration statement, offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The term "holder" with respect to the exchange offer means any person in whose name existing notes are registered on our books.

         Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers or a person that is our "affiliate" (within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the existing notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (ii) will not be able to tender its existing notes in the exchange offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties. See "Plan of Distribution."

         As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we and the guarantors will not be required to pay an increased interest rate on the existing notes. Following the consummation of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the existing notes not tendered could be adversely affected after the exchange offer.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept all existing notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

         Each holder of the existing notes (other than certain specified holders) who wishes to exchange existing notes for exchange notes in the exchange offer will be required to represent that (i) it is not our affiliate or of any guarantor, (ii) any exchange notes to be received by it were acquired in the ordinary course of its business, and (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities
Act) of the exchange notes.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the existing notes) with the prospectus contained in the exchange offer registration statement. We will be required to allow participating broker-dealers to use the prospectus contained in this exchange offer registration statement (subject to certain "black out" periods) following the exchange offer, in connection with the resale of exchange notes received in exchange for existing notes acquired by such participating broker-dealers for their own account as a result of market-making or other trading activities. See "Plan of Distribution."

         The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes except that (i) the exchange notes will be issued in a transaction registered under the Securities Act, (ii) the exchange notes will not be subject to transfer restrictions, and
(iii) certain provisions relating to an increase in the stated interest rate on the existing notes provided for in certain circumstances will be eliminated. The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

         As of the date of this prospectus, $57,000,000 aggregate principal amount of the existing notes is outstanding. In connection with the issuance of the existing notes, we arranged for the existing notes, of which were initially purchased by qualified institutional buyers as defined pursuant to Rule 144A under the Securities Act, to be issued and transferable in book-entry form through the facilities of the depository, acting as depository. The exchange notes will also be issuable and transferable in book-entry form through the depository.

         This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on June 14, 2002. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered, and holders of the existing notes do not have any appraisal or dissenters' rights under the Business Corporation Act of the State of Florida or under the indenture in connection with the exchange offer. We shall be deemed to have accepted validly tendered existing notes when, as and if we have given oral or written notice thereof to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.

         If any tendered existing notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted existing notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.

         Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses."

         Neither our Board of Directors nor we make any recommendation to holders of existing notes as to whether to tender or refrain from tendering all or any portion of their existing notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of existing notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of existing notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date

         The term "expiration date" shall mean 5:00 p.m., New York City time, on July 14, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

Extensions and Amendments

         We expressly reserve the right, in our sole discretion (i) to delay acceptance of any existing notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept existing notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by us to the registered holders of the existing notes. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the existing notes.

         Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

         The exchange notes will bear interest from the date of issuance of the existing notes that are tendered in exchange for the exchange notes (or the most recent date on which interest was paid or duly provided for on the existing notes surrendered in exchange for the exchange notes). Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on such existing notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each March 15 and September 15, commencing on September 15, 2002.

Procedures for Tendering

         Only a holder may tender its existing notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the existing notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent, prior to 5:00 p.m. New York City time, on the expiration date.

         Any financial institution that is a participant in the depository's book-entry transfer facility system may make book-entry delivery of the existing notes by causing the depository to transfer such existing notes into the exchange agent's account in accordance with the depository's procedure for such transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the depository, the letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under "-- Exchange Agent" or the holder must acknowledge and agree to the terms of the letter of transmittal by transmitting a computer-generated message to the exchange agent through the depository's Automated Tender Offer Program (ATOP) prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to the depository in accordance with its procedures does not constitute delivery to the exchange agent.

         The tender by a holder will constitute an agreement between such holder, us and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

         The letter of transmittal will include representations to us that, among other things, (1) the exchange notes received pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes (whether or not such person is the holder), (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes, (3) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the company or any guarantor, (4) the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes, and (5) if the tendering holder is a broker-dealer (as defined in the Exchange Act) (a) it acquired the existing notes for its own account as a result of market-making activities or other trading activities and
(b) it has not entered into any arrangement or understanding with us, any guarantor or any "affiliate" of ours or any guarantor (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes to be received in the exchange offer. In the case of a broker-dealer that receives exchange notes for its own account in exchange for existing notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received pursuant to the exchange offer. See "Plan of Distribution."

         The method of delivery of existing notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to the expiration date. No letter of transmittal or existing notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for holders in each case as set forth herein and in the letter of transmittal.

         Any beneficial owner whose existing notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his existing notes, either make appropriate arrangements to register ownership of the existing notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

         Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless the existing notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the letter of transmittal or
(ii) for the account of an eligible institution. If the letter of transmittal is signed by a person other than the registered holder listed therein, such existing notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the existing notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the existing notes. If the letter of transmittal or any existing notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered existing notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of existing notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of existing notes nor shall any of them incur any liability for failure to give such notification. Tenders of existing notes will not be deemed to have been made until such irregularities have been cured or waived. Any existing notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

         In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date, or, as set forth under "-- Termination," to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

         We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the existing notes at the Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of existing notes by causing such book-entry transfer facility to transfer such existing notes into the exchange agent's account with respect to the existing notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, with the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

         Holders who wish to tender their existing notes and (i) whose existing notes are not immediately available, or (ii) who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (iii) if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

         (a) the tender is made through an eligible institution as defined in the Exchange Act;

         (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) or a transmitted message and notice of guaranteed delivery through ATOP setting forth the name and address of the holder, the certificate number or numbers of such holder's existing notes and the principal amount of such existing notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the existing notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         (c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered existing notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at the depository of existing notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

         Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

         To withdraw a tender of existing notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the existing notes to be withdrawn (the "Depositor"), (ii) identify the existing notes to be withdrawn (including the certificate number or numbers and principal amount of such existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depository to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such existing notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the existing notes to register the transfer of such existing notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such existing notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the existing notes so withdrawn are validly retendered. Any existing notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

Termination

         Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange notes for, any existing notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such existing notes if, in our judgment, our ability to proceed with the exchange offer can reasonably be expected to be impaired as a result of certain events set forth in the registration rights agreement. Accordingly, the exchange offer is subject to the following conditions:

               . that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

               . that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body which may materially impair our ability to proceed with the exchange offer,

               . that there shall not have been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer,

               . that there shall not have been declared by United States federal or Florida or New York state authorities a banking moratorium, and

               . that trading on the Nasdaq National Market or generally in the United States over-the-counter market shall not have been suspended by order of the SEC or any other governmental agency.

         If we determine that we may terminate the exchange offer for any of the reasons set forth above, we may (i) refuse to accept any existing notes and return any existing notes that have been tendered to the holders thereof, (ii) extend the exchange offer and retain all existing notes tendered prior to the expiration date of the exchange offer, subject to the rights of such holders of tendered existing notes to withdraw their tendered existing notes or (iii) waive such termination event with respect to the exchange offer and accept all properly tendered existing notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.

Exchange Agent

         State Street Bank and Trust Company, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail:                                             State Street Bank and Trust Company
                                                     Corporate Trust Department
                                                     P.O. Box 778
                                                     Boston, Massachusetts 02102-0078
                                                     Attention: Ralph Jones

By Hand or Overnight Delivery:                       State Street Bank and Trust Company
                                                     Corporate Trust Department
                                                     2 Avenue de Lafayette
                                                     5/th/ Floor, Corporate Trust Window
                                                     Boston, Massachusetts 02111-1724
                                                     Attention: Ralph Jones

By Mail, Hand Delivery, or Overnight Courier         State Street Bank and Trust Company
in New York:                                         Corporate Trust Department
                                                     61 Broadway, 15/th/ Floor
                                                     New York, New York 10006
                                                     Attention: Ralph Jones

By Facsimile:                                        State Street Bank and Trust
                                                     Attention:  Ralph Jones
                                                     (617) 662-1452
                                                     To Confirm: (617) 662-1548

         Delivery of the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Solicitation of Tenders; Fees and Expenses

         The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs, will be paid by us.

         We will pay all transfer taxes, if any, applicable to the exchange of existing notes pursuant to the exchange offer. If, however, certificates representing exchange notes or existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the existing notes tendered, or if tendered existing notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Accounting Treatment

         The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes.

Federal Income Tax Consequences

         The exchange of exchange notes for existing notes pursuant to the exchange offer should not be treated as an "exchange" for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the existing notes. Rather, the exchange notes received by a United States holder should be treated as a continuation of the existing notes in the hands of such holder. As a result, there should be no United States federal income tax consequences to United States holders exchanging existing notes for exchange notes pursuant to the exchange offer.

Consequences of Not Exchanging Existing Notes

         Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         As a result of the making of, and upon acceptance for exchange of all validly tendered existing notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the existing notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Notes." All untendered existing notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market for untendered existing notes could be adversely affected.

         We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any such acquisitions of existing notes in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered pursuant to the exchange offer.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive existing notes in like principal amount which are identical in all material respects to the exchange notes. The exchange notes, however, will be issued in a transaction registered under the Securities Act and hence will not bear legends restricting the transfer thereof. In addition, certain provisions relating to an increase in the stated interest rate on the existing notes provided for under certain circumstances will be eliminated. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in a change in our indebtedness.

                                 CAPITALIZATION

         The following table sets forth our historical capitalization as of January 31, 2002, and our capitalization of such date, adjusted for the consummation of the Jantzen acquisition and the offering of the existing notes. This table should be read in conjunction with our consolidated financial statements and notes thereto, and the Unaudited Pro Forma Condensed Combined Financial Information and Notes thereto included elsewhere in this prospectus.

                                                         January 31, 2002      January 31, 2002
                                                         ----------------      ----------------
                                                            Historical            As Adjusted
                                                            ----------            -----------
                                                                    (in millions)
     Cash and cash equivalents ........................  $         1.3         $      11.2
     Total debt:
          Senior credit facility ......................           21.8                  --
          Senior subordinated notes ...................           99.1                99.1
          Notes offered hereby ........................             --                55.6
                                                         -------------         -----------
              Total debt(a) ...........................          120.9               154.7
                                                         -------------         -----------

     Total stockholders' equity .......................           87.2                87.2
                                                         -------------         -----------
              Total capitalization(b) .................  $       208.1         $     241.9
                                                         =============         ===========

________________________
(a) We have entered into a synthetic lease with an unaffiliated third party. We have an obligation to repay $14.5 million under the synthetic lease on June 30, 2002, which amount is not included in the total debt.
(b)      Total capitalization equals total debt plus total stockholders' equity.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth Perry Ellis' Unaudited Pro Forma Condensed Combined Financial Information as of and for the fiscal year ended January 31, 2002, giving effect to the Jantzen acquisition under the "purchase" method of accounting, the offering of the existing notes and repayment of the senior credit facility. Perry Ellis' Unaudited Pro Forma Condensed Combined Balance Sheet Information presents the Jantzen acquisition, the offering of the existing notes and repayment of the senior credit facility, each as if they had been consummated on January 31, 2002. Perry Ellis' Unaudited Pro Forma Condensed Combined Income Statement Information presents the Jantzen acquisition, the offering of the existing notes and the repayment of the senior credit facility, each as if they had been consummated on February 1, 2001. The Unaudited Pro Forma Condensed Combined Financial Information of the combined companies are presented for illustrative purposes only, and therefore do not purport to present the financial position or results of operations of Perry Ellis had the Jantzen acquisition, the offering of the existing notes and repayment of the senior credit facility occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

The historical financial information for Perry Ellis and Jantzen has been derived from the respective audited financial statements. The pro forma adjustments relating to the acquisition and integration of Jantzen represent Perry Ellis' preliminary determination of these adjustments and are based upon available information and certain assumptions Perry Ellis considers reasonable under the circumstances. Final amounts could differ from those set forth herein. The pro forma adjustments do not include additional cost savings that Perry Ellis believes will be realized through the combination of the two companies. The Jantzen acquisition did not include working capital related to the 2002 product lines (primarily accounts receivable and inventories) and real estate assets.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                             BALANCE SHEET
                                      Year Ended January 31, 2002
                                         (Dollars in Thousands)
--------------------------------------------------------------------------------------------------------
                                                       Historical (1)               Pro forma
                                                    --------------------   -----------------------------

                                                    Perry Ellis  Jantzen   Adjustments (2)      Combined
                                                    -----------  -------   ---------------      --------
ASSETS
  Cash                                                $  1,304   $    445       $  9,421  (a)   $ 11,170
  Receivables, net                                      50,370     11,536        (11,536) (b)     50,370
  Inventories                                           45,409     23,456        (21,265) (c)     47,600
  Intangible assets, net                               117,939     17,737          6,615  (d)    142,291
  Other assets                                          19,039     14,231        (12,022) (e)     21,248
                                                      --------   --------       --------        --------

Total Assets                                          $234,061   $ 67,405       $(28,787)       $272,679
                                                      ========   ========       ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable and other liabilities              $ 25,415   $ 14,672       $ (9,898) (f)   $ 30,189
  Senior credit facility                                21,756         --        (21,756) (g)         --
  Senior subordinated notes payable, net                99,072         --             --          99,072
  Notes offered hereby                                      --         --         55,600  (h)     55,600
                                                      --------   --------       --------        --------
  Total Liabilities                                    146,243     14,672         23,946         184,861
  Minority interest                                        614         --             --             614
  Stockholders' equity                                  87,204     52,733        (52,733) (i)     87,204
                                                      --------   --------       --------        --------

Total Liabilities and Stockholders' Equity            $234,061   $ 67,405       $(28,787)       $272,679
                                                      ========   ========       ========        ========

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                                        INCOME STATEMENT
                                  Year Ended January 31, 2002
                          (Dollars in Thousands Except Per Share Data)
------------------------------------------------------------------------------------------------
                                           Historical (1)                  Pro forma
                                       -----------------------    ------------------------------

                                       Perry Ellis     Jantzen    Adjustments (3)       Combined
                                       -----------    ---------   ---------------       --------
Net sales                                $ 253,034    $  94,159        $ (23,777) (a)   $323,416
Royalty income                              26,681        1,683               --          28,364
                                         ---------    ---------        ---------        --------

Total revenues                             279,715       95,842          (23,777)        351,780
Cost of sales                              191,601       73,007          (20,838) (b)    243,770
                                         ---------    ---------        ---------        --------
Gross profit                                88,114       22,835           (2,939)        108,010
Selling, general and
   administrative expenses                  63,916       33,282           (5,848) (c)     91,350
                                         ---------    ---------        ---------        --------

Operating income (loss)                     24,198      (10,447)           2,909          16,660
Interest expense (income)                   13,550          (41)           1,782  (d)     15,291
                                         ---------    ---------        ---------        --------
Income (loss) before provision
  for income taxes                          10,648      (10,406)           1,127           1,369
Income tax provision (benefit)               4,040       (3,782)             427  (e)        685
                                         ---------    ---------        ---------        --------
Net income (loss)                        $   6,608    $  (6,624)       $     700        $    684
                                         =========    =========        =========        ========

Earnings per share
  Basic                                                                                 $  0.105
                                                                                        ========
  Diluted                                                                               $  0.105
                                                                                        ========

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollars in Thousands)

(1) The year ended January 31, 2002 is Perry Ellis' historical financial reporting period. For the pro forma year ended January 31, 2002, Jantzen financial information has been included for the twelve months ended December 29, 2001, due to Jantzen historically reporting on fiscal years ending on the Saturday closest to the end of December. Perry Ellis believes the effect of the difference in these reporting periods is not significant, and therefore is not reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

(2) The Jantzen purchase price was $23,978, excluding assumed liabilities of $1,957 and acquisition costs of $1,073. The purchase price and the purchase price allocation is calculated as follows:

        Purchase price determination:
          Net purchase price                                $     23,978
          Liabilities assumed and expenses incurred in
            connection with the acquisition                        3,030
                                                            ------------
                   Gross purchase price                     $     27,008
                                                            ============

        Purchase price allocation:
          Inventories                                       $      2,191
          Machinery and equipment                                    465
          Trademarks                                              24,352
                                                            ------------
                   Gross purchase price                     $     27,008
                                                            ============

      For purposes of preparing the Unaudited Pro Forma Condensed Combined Balance Sheet, the Jantzen assets acquired and liabilities assumed have been recorded at their estimated fair values. A final determination of the required purchase accounting adjustments and of the fair value of the assets and liabilities of Jantzen acquired or assumed has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial information reflect Perry Ellis' best estimate based upon currently available information.

                                                                                                 As of
                                                                                              January 31,
                                                                                                 2002
        (a)  Adjustments to cash:
               Elimination of Jantzen cash not acquired                                         $   (445)
               Notes offered hereby, net of discounts                                             55,600
               Repayment of senior credit facility                                               (21,756)
               Acquisition of Jantzen                                                            (23,978)
                                                                                                --------
                        Total adjustments to cash                                               $  9,421
                                                                                                --------
        (b)  Adjustment to receivables, net:
               Elimination of Jantzen receivables not acquired                                  $(11,536)
                                                                                                --------
        (c)  Adjustment to inventories:
               Elimination of Jantzen inventories not acquired.  Perry Ellis acquired all
                  inventories held for the 2003 season with a fair value of $2,191              $(21,265)
                                                                                                --------
        (d)  Adjustments to intangible assets, net:
               Elimination of Jantzen intangible assets not acquired                            $(17,737)
               Purchase price allocated to Jantzen trademark                                      24,352
                                                                                                --------
                        Total adjustments to intangibles, net                                   $  6,615
                                                                                                --------
        (e)  Adjustments to other assets:
               Elimination of Jantzen other assets not acquired                                 $(14,231)
               Purchase price allocated to property and equipment acquired from Jantzen              465
               Deferred financing costs related to the Notes offered hereby                        1,744
                                                                                                --------
                        Total adjustments to other assets                                       $(12,022)
                                                                                                --------
        (f)  Adjustments to accounts payable and other liabilities:
               Elimination of Jantzen liabilities not assumed                                   $(14,672)
               Accrual for severance costs assumed from Jantzen                                    1,957
               Accrual for deferred financing and acquisitions costs                               2,817
                                                                                                --------
                        Total adjustments to accounts payable and other liabilities             $ (9,898)
                                                                                                --------
        (g)  Adjustment to senior credit facility:
               Repayment of senior credit facility                                              $(21,756)
                                                                                                --------
        (h)  Adjustment to notes offered hereby:
               Notes offered hereby, net of discounts                                           $ 55,600
                                                                                                --------
        (i)  Adjustment to stockholders' equity:
               Elimination of Jantzen equity                                                    $(52,733)
                                                                                                --------

(3) The Pro Forma Combined Condensed Income Statement Data for the year ended January 31, 2002 present the effects of the Jantzen acquisition, the offering of the existing notes and repayment of the senior credit facility, in each case as if they occurred as of the beginning of such period, including:

                                                                                                   For the
                                                                                                 year ended
                                                                                                 January 31,
                                                                                                    2002
        (a)  Adjustment to net sales:
               Elimination of sales related to merchandise sold to retail customers through an affiliated chain of factory outlet stores owned by VF Corporation.  The
                 retail distribution channel was not acquired by Perry Ellis                       $(23,777)
                                                                                                   --------
         (b) Adjustment to cost of sales:
               Elimination of cost of sales related to merchandise sold to retail customers through an affiliated chain of factory outlet stores owned by VF Corporation. The retail distribution channel was not acquired by
                  Perry Ellis                                                                      $(20,838)
                                                                                                   --------
        (c)  Adjustments to selling, general and administrative expenses:
               Elimination of selling and distribution expenses related to merchandise sold to retail customers through an affiliated chain of factory outlet stores owned by VF Corporation.  The retail distribution channel was not acquired
                 by Perry Ellis                                                                    $ (4,993)
               Amortization of deferred financing costs related to the Notes offered hereby             249
               Reductions of depreciation expense on property, plant and equipment not
                 acquired by Perry Ellis                                                             (1,104)
                                                                                                   --------
                        Total adjustments to selling, general and administrative expenses          $ (5,848)
                                                                                                   --------
        (d)  Adjustments to interest expense:
               Estimated interest expense associated with Notes offered hereby                     $  5,415
               Estimated effect on interest expense of the interest rate swap entered into
                 concurrently with the notes offered hereby                                          (2,148)
               Estimated savings on interest expense due to the repayment on the senior
                 credit facility                                                                     (1,485)
                                                                                                   --------
                        Total adjustments to interest expense                                      $  1,782
                                                                                                   --------
        (e)  Adjustment to the provision for income taxes at an effective rate of 37.9%            $    427
                                                                                                   --------

                    SELECTED HISTORICAL FINANCIAL INFORMATION
                (Dollars in thousands, except for per share data)

         The following table presents selected financial and operating data of Perry Ellis and the audited financial statements of Jantzen. The historical financial data should be read in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere herein and the combined financial statements and notes thereto of Jantzen appearing elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Certain amounts in prior fiscal years have been reclassified to conform to the current year presentation.

                                                                          Fiscal Year Ended January 31,
                                                          ------------------------------------------------------------
                                                            1998         1999         2000         2001         2002
                                                          --------     --------     --------     --------     --------
Perry Ellis Historical Income Statement Data:
Net sales ........................................        $190,689     $221,347     $229,549     $261,626     $253,034
Net royalty income ...............................           4,032        3,057       22,840       25,790       26,681
                                                          --------     --------     --------     --------     --------

Total revenues ...................................         194,721      224,404      252,389      287,416      279,715
Cost of sales ....................................         145,991      166,198      171,413      200,884      191,601
                                                          --------     --------     --------     --------     --------
Gross profit .....................................          48,730       58,206       80,976       86,532       88,114
Selling, general and administrative expenses .....          34,137       39,478       44,480       52,147       57,171
Depreciation and amortization ....................           1,748        2,161        5,181        6,130        6,662
                                                          --------     --------     --------     --------     --------
Operating income .................................          12,845       16,567       31,315       28,255       24,281
Interest expense .................................           2,782        3,494       13,905       15,766       13,550
                                                          --------     --------     --------     --------     --------

Income before minority interest and income tax
    provision ....................................          10,063       13,073       17,410       12,489       10,731

Minority interest ................................               -            -            -            -           83

Income taxes .....................................           2,885        4,491        6,530        4,663        4,040
                                                          --------     --------     --------     --------     --------

Net income .......................................        $  7,178     $  8,582     $ 10,880     $  7,826     $  6,608
                                                          ========     ========     ========     ========     ========

Net income per share:
    Basic ........................................        $   1.10     $   1.29     $   1.62     $   1.17     $   1.01
    Diluted ......................................        $   1.08     $   1.27     $   1.59     $   1.16     $   1.01

Weighted average number of shares outstanding:
    Basic ........................................           6,541        6,674        6,726        6,689        6,517
    Diluted ......................................           6,666        6,770        6,857        6,745        6,535

Balance Sheet Data (at year end):
Working capital ..................................          66,166       71,300       70,651       88,879       60,932
Total assets .....................................         101,650      108,958      224,873      243,113      234,061
Total debt (a) ...................................          39,658       33,511      128,270      137,066      120,828
Total stockholders' equity .......................          55,155       64,946       76,020       82,879       87,204

                                                                  Fiscal Year Ended January 31,
                                                 ------------------------------------------------------------------
                                                  1998          1999          2000            2001           2002
                                                 -------      --------      --------        --------       --------
Perry Ellis Historical
Other Financial Data and Ratios:
EBITDA (b) .................................      14,593        18,728        36,496          34,385         30,860
Cash flows from operations .................      (3,101)       14,341        14,047          (2,112)        22,375
Cash flows from investing ..................      (4,555)      (10,240)     (104,091)         (5,434)        (3,021)
Cash flows from financing ..................       7,910        (4,938)       90,097           7,665        (18,319)
Capital expenditures .......................       3,828         4,005         2,332           2,712          2,922
Ratio of earnings to fixed charges (c) .....        4.1x          4.2x          2.2x            1.8x           1.4x

                                                                             Fiscal Year Ended
                                                  -------------------------------------------------------------------------
                                                    January 1, 2000          December 30, 2000         December 29, 2001
                                                  --------------------     ----------------------    ----------------------
Jantzen Historical
Income Statement Data:
Net sales .....................................   $         140,331        $          111,524        $           94,159
Net royalty income ............................               1,740                     1,055                     1,683
                                                  --------------------     ----------------------    ----------------------

Total revenues ................................             142,071                   112,579                    95,842
Cost of sales .................................             103,652                    72,033                    73,007
Selling, general and administrative
 expenses ......................................             41,180                    35,664                    32,611

Amortization ..................................                 684                       684                       684
                                                  --------------------     ----------------------    ----------------------
Operating (loss) income .......................              (4,075)                    4,198                   (10,460)
Interest income ...............................                  20                        15                        41
Miscellaneous, net ............................                (182)                     (405)                      (13)
                                                  --------------------     ----------------------    ----------------------
(Loss) income before income taxes and
  cumulative effect of change
  in accounting principles ....................              (3,873)                    4,618                   (10,406)
Income taxes ..................................              (1,356)                    1,789                    (3,782)
                                                  --------------------     ----------------------    ----------------------
(Loss) income before cumulative effect of
  change in accounting principle ..............              (2,517)                    2,829                    (6,624)
Cumulative effect on prior years of
  change in accounting principles, net of
  income taxes ................................                  --                      (124)                       --
                                                  --------------------     ----------------------    ----------------------
Net (loss) income .............................   $          (2,517)       $            2,705        $           (6,624)
                                                  ====================     ======================    ======================


Balance Sheet Data (at year end):
Working capital ...............................                 N/A                    29,296                    29,349
Total assets ..................................                 N/A                    68,196                    67,405
Total debt ....................................                 N/A                    13,718                    14,672
Total stockholders' equity ....................                 N/A                    54,478                    52,733

Other Financial Data and Ratios:
EBITDA (b) ....................................              (1,376)                    5,917                    (8,463)
Cash flows from operations ....................                 593                       391                       529
Cash flows from investing .....................                (634)                     (604)                     (325)
Cash flows from financing .....................                  --                        --                        --
Capital expenditures ..........................                 634                       604                       325

_____________________________

     a) Total debt includes balances outstanding under senior credit facilities, long-term debt and current portion of long-term debt.
     b) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation expense and amortization expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, do not regard this figure as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.
     c) For purposes of computing this ratio, earnings consist of earnings before income taxes including minority interest and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense of our synthetic lease deemed representative of the interest factor.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Results of Operations

         We generate revenues from two primary sources: sales of our products and licensing of trademarks. The following table sets forth, for the periods indicated, selected items in our consolidated statements of income expressed as a percentage of total revenues:

                                                               Fiscal Year Ended January 31,
                                                          -------------------------------------
                                                            2000          2001           2002
                                                          --------      --------       --------
Net sales                                                     91.0%         91.0%          90.5%
Royalty income                                                 9.0%          9.0%           9.5%
                                                          --------      --------       --------
Total revenues                                               100.0%        100.0%         100.0%

Cost of sales                                                 67.9%         69.9%          68.5%
                                                          --------      --------       --------

Gross profit                                                  32.1%         30.1%          31.5%
Selling, general and administrative expenses                  17.6%         18.1%          20.4%
Depreciation and amortization                                  2.1%          2.1%           2.4%
                                                          --------      --------       --------

Operating income                                              12.4%          9.9%           8.7%
Interest expense                                               5.5%          5.5%           4.9%
                                                          --------      --------       --------

Income before minority interest and
    income taxes                                               6.9%          4.4%           3.8%

Minority interest                                                -             -              -

Income tax provision                                           2.6%          1.6%           1.4%
                                                          --------      --------       --------

Net income                                                     4.3%          2.8%           2.4%
                                                          ========      ========       ========

Fiscal 2002 as Compared to Fiscal 2001

         Total revenues. Total revenues consist of net sales and royalty income. Total revenue decreased $7.7 million or 2.7% to $279.7 million in fiscal 2002 from $287.4 million in the prior year. The decrease was due to a decrease in net sales of $8.6 million offset by an increase in royalty income of $0.9 million as described below.

         Net sales. Net sales decreased $8.6 million or 3.3% to $253.0 million in fiscal 2002 from $261.6 million in the comparable period last year. The decrease is primarily attributable to three factors. First, shipments to K-Mart Corporation were lower in the fourth quarter of fiscal 2002 due to K-Mart's financial difficulties during the year and its bankruptcy filing in January 2002. This decrease totaled approximately $3.0 million. Second, we experienced a short-term delay in receipt of some product orders of approximately $2.0 million, which we previously planned to ship in late January, because a Miami-based bank, which was our primary source of letter of credit financing, was seized by federal regulators. We have since been able to obtain adequate letter of credit facilities with other financial institutions.

Third, general economic conditions, which adversely impacted retail sales, resulted in lower than expected sell through and reorder rates from retailers.

         Royalty income. Royalty income was $26.7 million in fiscal 2002, a $0.9 million or 3.5% increase over the prior year amount of $25.8 million. The increase was due to two one-time accelerated payments for early termination of licensing agreements. Excluding accelerated payments by two licensees for early contract terminations during fiscal 2002 totaling a net of $1.6 million, royalties decreased by $0.7 million last year primarily due to the general economic conditions, which resulted in certain licensees experiencing a decrease in their sales volume.

         Cost of sales. Cost of sales for fiscal 2002 of $191.6 million was $9.3 million, or 4.6% lower than the prior year amount of $200.9 million due mainly to the decrease in net sales as described above. As a percent of revenues, cost of sales decreased from 69.9% in fiscal 2001 to 68.5% in fiscal 2002, due primarily to a change in our sales mix between private label and branded label sales. Gross profit was $88.1 million in fiscal 2002 or 31.5% of revenues as compared to $86.5 million or 30.1% of revenues in the prior year.

         Selling, general and administrative expenses. Selling, general and administrative expenses were $57.2 million in fiscal 2002, as compared to $52.1 million in the prior year, an increase of $5.1 million or 9.8%. As a percent of total revenues, selling, general and administrative expenses increased from 18.1% in fiscal year 2001 to 20.4% in fiscal 2002. The increase was due primarily to a charge of $1.4 million resulting from the K-Mart bankruptcy, accounting for the consolidation of our new Canadian joint venture with expenses of $0.9 million in fiscal 2002, expenses incurred by our newly formed European subsidiary of $1.6 million and expenses incurred by our Sawgrass Mills outlet store of $0.6 million.

         Depreciation and amortization expenses. Depreciation and amortization expense in fiscal 2002 was $6.7 million or 2.4% of revenues as compared to $6.1 million or 2.1% of revenues in fiscal 2001. The increase of $0.6 million in fiscal 2002 as compared to the prior year was due primarily to a full year effect of amortization of the Pro Player and Mondo di Marco trademarks acquired in fiscal 2001.

         Interest expense. Interest expense in fiscal 2002 was $13.6 million as compared to $15.8 million in the prior year. The decrease is primarily attributable to the decrease in borrowings under the senior credit facility, favorable interest rates and the recognition of $0.7 million in income derived from an interest rate swap agreement entered into by us during the third quarter of fiscal 2002.

         Income taxes. Income taxes in fiscal 2002 were $4.0 million, a $0.7 million decrease as compared to $4.7 million in fiscal 2001. The decrease was due primarily to a decrease in pretax income. The effective tax rates for fiscal 2001 and 2002 were 37.5% and 37.9%, respectively.

         Net income. Net income for fiscal 2002 decreased $1.2 million or 15.4% from fiscal 2001, as a result of the items discussed above.

Fiscal 2001 as Compared to Fiscal 2000

         Total revenues. Total revenues consist of net sales and royalty income. Total revenue increased $35.0 million or 13.9% to $287.4 million in fiscal 2001 from $252.4 million in fiscal 2000. The increase was due to increases in both net sales of $32.1 million and royalty income of $3.0 million as a result of internal growth and acquisitions.

         Net sales. Net sales increased $32.1 million or 14.0% to $261.6 million in fiscal 2001 from $229.5 million in the comparable period last year, due mainly to private label programs with Wal-Mart and J.C. Penney. Sales from private label products increased to 34% of the net sales mix in fiscal 2001 from 21% in fiscal 2000. Decreases in branded sales of Natural Issue and Munsingwear during fiscal 2001 were somewhat offset by increases in sales of PING, Grand Slam and other brands.

         Royalty income. Royalty income was $25.8 million for fiscal 2001, a $3.0 million or 12.9% increase over the prior year amount of $22.8 million. The increase was primarily attributable to the acquisitions of the Perry Ellis, John Henry and Manhattan brands, which had a full year of operations in fiscal 2001 and only ten months of operations in the fiscal 2000.

         Cost of sales. Cost of sales for fiscal 2001 of $200.9 million was $29.5 million or 17.2% higher than the prior year amount of $171.4 million due mainly to the increase in net sales. As a percentage of revenues, cost of sales increased from 67.9% in fiscal 2000 to 69.9% in fiscal 2001, due primarily to our increased net sales mix attributable to private label product as well as markdown pressures from some of our retailers. Gross profit was $86.5 million in fiscal 2001, or 30.1% of total revenue as compared to $81.0 million, or 32.1% of total revenue for the prior year.

         Selling, general and administrative expenses. Selling, general and administrative expenses were $52.1 million in fiscal 2001, as compared to $44.5 million in the prior year, an increase of $7.6 million or 17.1%, due primarily to increases in payroll, advertising and facility costs to support the increase in revenues from internal growth and acquisitions. As a percentage of total revenues, selling, general and administrative expenses increased from 17.7% in fiscal 2000 to 18.1% in fiscal 2001 due mainly to a full year of activities in licensing operations, other increases such as payroll, advertising and facility costs to support the revenue increase, as well as startup cost for the launch of the Perry Ellis America brand.

         Depreciation and amortization expenses. Depreciation and amortization expense for fiscal 2001 was $6.1 million or 2.1% of total revenues, as compared to $5.2 million or 2.1% of total revenues in fiscal 2000. The increase of $0.9 million in fiscal 2001 as compared to the prior year was due to a full year of amortization of intangible assets from the acquisitions of the Perry Ellis, John Henry and Manhattan brands in fiscal 2001 as compared to ten months of amortization in fiscal 2000, as well as the amortization of intangible assets from the purchase of the Pro Player and Mondo di Marco trademarks in fiscal 2001.

         Interest expense. Interest expense for fiscal 2001 was $15.8 million as compared to $13.9 million in fiscal 2000. The increase is due to the additional indebtedness incurred as a result of the acquisitions of the Perry Ellis, John Henry and Manhattan brands in fiscal 2000, and to a lesser extent the effect of floating rates increases in interest expense associated with our senior credit facility during fiscal 2001.

         Income taxes. Income taxes during fiscal 2001 were $4.7 million, a $1.8 million decrease as compared to $6.5 million in fiscal 2000. The decrease was due primarily to a decrease in pretax income. The effective tax rates for fiscal 2001 and 2000 were relatively consistent at 37.5% and 37.4%, respectively.

         Net income. Net income for fiscal 2001 decreased $3.1 million or 28.4% from fiscal 2000, as a result of the items discussed above.

Liquidity and Capital Resources

         We rely primarily upon cash flow from operations and borrowings under our senior credit facility to finance operations and expansion. Net cash provided by operating activities was $22.4 million in fiscal 2002, as compared to $2.1 million used in operations in fiscal 2001, and $14.0 million provided by operations in fiscal 2000. The $22.4 million of cash provided by operations in fiscal 2002 as compared to the $2.1 million used in operations in the prior year is primarily attributable to earnings and to a decrease in accounts receivable of $7.0 million since the beginning of the year due to increased cash collections and lower sales in January 2002 and an increase in inventory of $1.5 million due to the timing of receipts of goods at January 31, 2002 and levels of replenishment inventory. In fiscal 2001, net cash used in operating activities was $2.1 million, primarily attributable to earnings and to a decrease in accounts receivable and inventory of $13.2 million and $7.6 million, respectively.

         In fiscal 2002, net cash used in investing activities was $3.0 million, principally due to purchases of property and equipment. Net cash used in investing activities for fiscal 2001 was $5.4 million, mainly due to the acquisitions of the Pro Player and Mondo di Marco brands, which totaled $3.5 million, net and $2.7 million in purchases of property and equipment.

         In fiscal 2002, net cash used in financing activities of $18.3 million was due mainly to payments made under our senior credit facility of $16.1 million and purchase of treasury stock of $2.2 million. The net decrease in borrowings under the senior credit facility resulted primarily from lower accounts receivable and lower levels of inventories. In fiscal 2001, net cash provided by financing activities was $7.7 million resulting from the net increased borrowings of $8.6 million under our senior credit facility offset by the purchases of treasury stock of $1.0 million. The net decrease in borrowings under our senior credit facility in fiscal 2001 resulted from $19.9 million in borrowings primarily due to the increases in accounts receivable and inventories, offset by the $11.3 million repayment of the term loan portion of our senior credit facility.

         Capital expenditures for fiscal 2002 totaled $2.9 million and consisted primarily of purchases of office equipment, leasehold improvements and computer software. Capital expenditures of $2.7 million for fiscal 2001 consisted primarily of purchases of office equipment, warehouse machinery and computer software.

         Senior Credit Facility

         In March 2002, we amended our senior credit facility with our group of banks. As amended, the senior credit facility now provides us with a revolving credit line up to an aggregate amount of $60.0 million. This amendment was done concurrently with the sale of $57.0 million of senior secured notes. The indebtedness under the senior credit facility ranks pari passu with our senior secured notes. The following is a description of the terms of the senior credit facility, as amended, and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the senior credit facility. The outstanding balance under our senior credit facility was $21.8 million on January 31, 2002.

         Certain Covenants. The senior credit facility contains certain covenants which require us to maintain certain financial ratios, a minimum net worth and which restricts the payment of dividends. As of January 31, 2002, we were not in compliance with a certain funded indebtedness to EBITDA financial covenant of our senior credit facility. The senior lenders of our bank group under our senior credit facility have waived the noncompliance of the financial covenant in connection with the March 2002 amendment of the senior credit facility.

         The senior credit facility expires on October 1, 2002 and as such we have classified our senior credit facility as current in the consolidated balance sheet as of January 31, 2002. We are currently in active discussions to renew or replace our existing senior credit facility. Management believes this discussion will be successfully completed prior to the October 1, 2002 expiration date.

         Borrowings Base. Borrowings under the senior credit facility are limited under its terms to a borrowing base calculation, which generally restricts the outstanding balances to the sum of (a) 80.0% of eligible receivables plus (b) 90.0% of our eligible factored accounts receivable plus (c) 60.0% of eligible inventory minus (d) the full amount of all outstanding letters of credit issued pursuant to the senior credit facility which are not fully secured by cash collateral and (e) $9.0 million synthetic lease reserve, which must be maintained until the expiration date of our synthetic lease in June 2002.

         The maximum amount of borrowing under the senior credit facility attributable to eligible inventory is $30.0 million.

         Interest. Interest on the principal balance under the senior credit facility shall accrue, at our option, at either a) our bank prime lending rate with adjustments depending upon our ratio of indebtedness to EBITDA at the time of borrowing or b) 2.75% above the rate quoted by our bank as the average London interbank offered rate ("LIBOR") for 1, 2, 3 and 6-month Eurodollar deposits with adjustments depending upon our ratio of indebtedness to EBIDTA at the time of borrowing.

         Security. As security for the indebtedness under the senior credit facility, we granted the lenders a first priority security interest in substantially all of our existing and future assets, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles and equipment. Lenders under the senior credit facility have a second priority security interest in our trademarks.

         Letters of Credit

         As of January 31, 2002, we maintained two letter of credit facilities totaling $42.0 million. Each letter of credit is secured by the consignment of merchandise in transit under that letter of credit. As of January 31, 2002, there was $31.0 million available under existing letter of credit facilities. Subsequent to January 31, 2002, we added two additional letter of credit facilities, totaling $25.0 million and reduced the availability under one of its two existing letter of credit facilities by $5.0 million. As of April 15, 2002, we had four letter of credit facilities totaling $62.0 million.

         Senior Secured Notes

         On March 22, 2002, we completed a private offering of the existing notes. The proceeds of the private offering were used to fund the Jantzen acquisition, to reduce the amount of outstanding debt under the senior credit facility and as additional working capital. See "Description of the Notes."

         Synthetic Lease

         The synthetic lease, as amended in March 2002, expires in June 2002 and we have an obligation to pay $14.5 million at the termination of the term. The synthetic lease was entered into with a group of financial institutions to finance the acquisition and construction of our corporate headquarters. The financial institutions assumed our obligation to purchase the facility and, in turn, leased the facility to us. The obligations under the synthetic lease are secured by a security interest in substantially all our existing and future assets, whether tangible or intangible, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles, intellectual property and equipment. We do not anticipate renewing the synthetic lease. We have already obtained a commitment for a conventional mortgage for the property.

         In addition to customary covenants found in secured lending agreements, the synthetic lease also contains various restrictive financial and other covenants including, without limitation, (a) prohibitions on the incurrence of additional indebtedness or guarantees, (b) restrictions on the creation of additional liens, (c) certain limitations on dividends and distributions or capital expenditures by us, (d) restrictions on mergers or consolidations, sales of assets, investments and transactions with affiliates, and (e) certain financial maintenance tests. Such financial maintenance tests, include, among others, (i) a maximum funded indebtedness to EBITDA ratio, (ii) a minimum current ratio, (iii) a minimum net worth, and (iv) a minimum fixed charge coverage ratio. As of January 31, 2002, we were not in compliance with the funded indebtedness to EBITDA financial covenant. The lessor under, and the financial institutions which financed, the synthetic lease have waived the noncompliance with this financial covenant.

         Contractual Obligations and Commercial Commitments

         The following tables illustrate our contractual obligations and commercial commitments as of January 31, 2002 and include the effects of the transactions and amendments discussed above that occurred subsequent to January 31, 2002.

-----------------------------------------------------------------------------------------------------------------
                                                          Payments Due by Period
                             ------------------------------------------------------------------------------------

         Contractual                            Less than         1 - 3             4 - 5            After 5
         Obligations               Total          1 year          years             years             years
-----------------------------------------------------------------------------------------------------------------
Senior Secured Notes         $  100,000,000               -              -    $   100,000,000                   -
=================================================================================================================

Senior Subordinate Notes     $   57,000,000               -              -                  -     $    57,000,000
=================================================================================================================

Senior Credit Facility       $   21,756,094   $  21,756,094              -                  -                   -
=================================================================================================================
Operating Leases             $   24,654,724   $  17,627,421   $  3,268,977    $     2,741,201     $     1,017,125
=================================================================================================================
Total Contractual Cash
Obligations                  $  203,410,818   $  39,383,515   $  3,268,977    $   102,741,201     $    58,017,125
=================================================================================================================


-----------------------------------------------------------------------------------------------------------------

                                                          Amount of Commitment Expiration Per Period
                                              -------------------------------------------------------------------
            Other                  Total
          Commercial              Amounts       Less than         1 - 3             4 - 5            After 5
         Commitments             Committed        1 year          years             years             years
-----------------------------------------------------------------------------------------------------------------
Letter of Credit             $   11,035,880   $  11,035,880              -                  -                   -
=================================================================================================================
Stand by Letters of
Credit                       $    8,250,000   $   5,500,000              -    $    2 ,750,000                   -
=================================================================================================================
Total Commercial

Commitments                  $   19,285,880   $  16,535,880              -    $     2,750,000                   -
=================================================================================================================

         Management believes that the combination of borrowing availability under the amended senior credit facility, letter of credit facilities, and funds anticipated to be generated from operating activities will be sufficient to meet our operating and capital needs in the foreseeable future.

Derivatives Financial Instruments

         We adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, effective February 1, 2001. SFAS No. 133 requires that all derivative financial instruments such as interest rate swap contracts and foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized in income or shareholders' equity (as a component of comprehensive income), depending on whether the derivative qualifies as a hedge and is being used to hedge changes in fair value or cash flows. The adoption of SFAS No. 133 did not have a material effect on our financial statements.

         During fiscal 2002, we entered into derivative financial instruments in order to manage the overall borrowing costs associated with our senior subordinate notes. At January 31, 2002, we had an interest rate swap agreement with a notional amount of $40.0 million dollars maturing on April 1, 2006. The swap is a fair value hedge as it has been designated against the senior subordinate notes carrying a fixed rate of interest and converts such notes to variable rate debt. The hedge qualifies for short-cut accounting and accordingly, the interest rate swap contracts are reflected at fair value in our consolidated balance sheet and the related portion of fixed-rate debt being hedged adjusted for an offsetting amount with no effect on the statement of income.

         At January 31, 2002, we had an interest rate cap maturing on April 1, 2006 and a basis swap maturing on April 3, 2003, both with a notional amount of $40.0 million. The interest rate cap hedges against increases in the variable rate of interest paid on the interest rate swap and the basis swap decreased the spread on the interest rate swap for 18 months. Neither of these derivatives qualified for hedge accounting and accordingly, are reflected at fair value in our consolidated balance sheet with the offset being recognized in income for the current period. Interest expense for the fiscal year January 31, 2002 has been reduced by approximately $0.7 million as a result of the recognition of these derivatives.

Critical Accounting Policies

         Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. As such, some accounting policies have a significant impact on amounts reported in these financial statements. A summary of those significant accounting policies can be found in Note 1 to the consolidated financial statements. In particular, judgment is used in areas such as determining the allowance for uncollectible accounts receivable, provision for sales returns and allowances, inventory valuations, and provisions for assets impairments on long-lived assets.

New Accounting Pronouncements

         In November 2001, the FASB Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." This issue addresses the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer's purchase or promotion of the vendor's products. This consensus is expected to impact revenue and expense classifications by immaterial amounts and have no effect on reported income. In accordance with the consensus reached, we will adopt EITF Issue No. 01-9 for its fiscal year beginning February 1, 2002.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS No. 141 also addresses the recognition and measurement of goodwill and other intangibles assets acquired in a business combination. We intend to apply the provisions of this pronouncement to the Jantzen acquisition. SFAS No. 141 is not expected to have a significant effect on our financial position or results of operation.

         In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which changes the accounting treatment as it applies to goodwill and other identifiable intangible assets with indefinite useful lives from an amortization method to an impairment-only approach. Under SFAS No. 142, proper accounting treatment requires annual assessment for any impairment of the carrying value of the assets based upon an estimation of the fair value of the identifiable intangible asset with an indefinite useful life, or in the case of goodwill of the reporting unit to which the goodwill pertains. Under SFAS No. 142, goodwill and identifiable intangible assets with an indefinite useful live are no longer subject to amortization. Impairment losses, if any, arising from the initial application of SFAS No. 142 are to be reported as a cumulative effect of a change in accounting principle. The effective date of SFAS No. 142 is for fiscal years beginning after December 15, 2001. We have adopted SFAS No. 142 for our fiscal year beginning February 1, 2002. In accordance with SFAS No. 142, we obtained a preliminary valuation of all of our trademarks from a third-party independent valuation firm. Based on this preliminary valuation, we do not expect to record any significant impairment in the value of our trademarks upon adoption of the standard.

         On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations---Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The effective date of SFAS No. 144 is for fiscal years beginning after December 15, 2001. SFAS No. 144 is not expected to have a significant effect on our financial position or results of operation.

Forward Looking Statements

         Except for the historical information contained herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve a number of risks and uncertainties, including the risks described elsewhere in this prospectus and detailed from time to time in our filings with the SEC.

Quantitative and Qualitative Disclosures About Market Risk

         The market risk inherent in our financial statements represents the potential changes in the fair value, earnings or cash flows arising from changes in interest rates or foreign currency exchange rates. We manage this exposure through regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Our policy allows the use of derivative financial instruments for identifiable market risk exposure, including interest rate and foreign currency fluctuations. We do not enter into derivative financial contracts for trading or other speculative purposes except for as discussed below.

         In August 2001, we entered into interest rate swap, option and interest rate cap agreements (the "August Swap Agreement"), for an aggregate notional amount of $40.0 million in order to minimize our debt servicing costs associated with our $100.0 million of 12 1/4% senior subordinated notes due April 1, 2006. The August Swap Agreement was subsequently modified through a basis swap entered into in October 2001 (the "October Swap Agreement," and collectively with the August Swap Agreement, the "Swap Agreement"). The Swap Agreement is scheduled to terminate on April 1, 2006. Under the Swap Agreement, we are entitled to receive semi-annual interest payments on October 1, and April 1, at a fixed rate of 12 1/4% and are obligated to make semi-annual interest payments on October 1, and April 1, at a floating rate based on the 6-month LIBOR rate plus 715 basis points for the 18 months period October 1, 2001 through March 31, 2003 (per October Swap Agreement); and 3-month LIBOR rate plus 750 basis point for the period April 1, 2003 through April 1, 2006 (per the August Swap Agreement). The Swap Agreement has optional call provisions with trigger dates of April 1, 2003, April 1, 2004 and April 1, 2005, which contain certain premium requirements in the event the call is exercised.

         As of January 31, 2002, the fair value of the August 2001 swap and the option contracts recorded on our Consolidated Balance Sheet was ($0.08) million and ($0.16) million, respectively. The interest rate cap and basis swap refer to, "Management's Discussion and Analysis of Financial Conditions," did not qualify for hedge accounting treatment under the SFAS No. 133, resulting in $0.7 million reduction of recorded interest expense on the Statement of Operations for the fiscal year ended January 31, 2002.

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         As a result of our hedging and interest rate risk policies, a 25 basis point change in interest rates would have impacted our net earnings by approximately $62,700 and $91,500 during fiscal 2002 and 2001, respectively.

         In conjunction with the March 22, 2002 offering of $57.0 million of 9 1/2% senior secured notes due March 15, 2009, we entered into interest rate swap and option agreements for an aggregate notional amount of $57.0 million in order to minimize the debt servicing costs associated with the notes. The swap agreement is scheduled to terminate on March 15, 2009. Under the swap agreement, we are entitled to receive semi-annual interest payments on September 15 and March 15 at a fixed rate of 9 1/2% and are obligated to make semi-annual interest payments on September 15 and March 15 at a floating rate based on the three-month LIBOR rate plus 369 basis points for the period from March 22, 2002 through March 15, 2009. The swap agreement has optional call provisions with trigger dates of March 15, 2005, March 15, 2006 and March 15, 2007, which contain premium requirements in the event the call is exercised.

         Our current exposure to foreign exchange risk is not significant and accordingly, we have not entered into any transactions to hedge against those risks.

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                                    BUSINESS

Overview

         We are a leading licensor, designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters and casual and dress pants and shorts, which we sell to all levels of retail distribution. We license our trademark portfolio domestically and internationally for apparel and other products that we do not sell, including dress sportswear, outerwear, fragrances and accessories. Beginning in mid fiscal 2003 we plan to design, license and market women's, girl's, men's and boy's swimwear under the Jantzen and Nike brands and women's swimwear under the Tommy Hilfiger brand. We have built a broad portfolio of brands through selective acquisitions and the establishment of our own brands over our 35-year operating history. Our distribution channels include regional, national and international, mass merchants, chain stores, department stores and specialty stores throughout the United States, Puerto Rico and Canada. Our largest customers include Wal-Mart, J.C. Penney, Target, Mervyn's, Kohl's and Sears Roebuck. We currently use approximately 100 independent suppliers, located in the Far East, other parts of Asia, and Central America, to source our products.

         Through acquisition of brands and internal growth, we have experienced significant overall growth in recent years. From fiscal 1997 to fiscal 2002, we experienced a compound annual growth rate of 12.0% in revenues. In order to continue to grow, we plan to selectively evaluate a number of acquisition candidates each year.

         We own or license the brand names under which most of our products are sold. These brand names include Crossings, Cubavera, Havana Shirt Co. and Natural Issue for casual sportswear, John Henry and Manhattan for dress casual wear, Perry Ellis, Mondo di Marco and Andrew Fezza for dress sportswear, Perry Ellis America for jeans wear, PING and Munsingwear for golf sportswear and Pro Player and Nautica for activewear. We are positioned to enter the women's market for swimwear and sportswear with the March 2002 acquisition of the Jantzen brands. Through our "family of brands" marketing strategy, we seek to develop and enhance a distinct brand name for each product category within each distribution channel. We also produce goods sold under the private label program of our various retail customers. We market our brands to a wide range of segments, targeting consumers in specific age, income and ethnic groups. Currently, our products are predominantly produced for the men's segment of the apparel industry, in which fashion trends tend to be less volatile than in other segments. The percentage of our net sales from branded products decreased to 63.0% in fiscal 2002 from 66.0% in fiscal 2001.

         We also license our proprietary brands to third parties for the manufacture and marketing of various products, some of which we do not sell, including dress sportswear, outerwear, fragrances and accessories. In addition to generating additional revenue for us, these licensing arrangements raise the overall awareness of our brands.

         We believe that our competitive strengths position us well to capitalize on several trends that have affected the apparel sector in recent years. These trends include the consolidation of the department and chain store sectors into a smaller number of stronger retailers, which represent some of our most important customers; the increased reliance of retailers on reliable suppliers with design expertise and advanced systems and technology; and the continued importance of strong brands as a source of product differentiation.

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Jantzen Acquisition

         On March 22, 2002, we completed the acquisition from subsidiaries of VF Corporation of certain assets of the Jantzen swimwear business for approximately $24.0 million, excluding fees related to the transaction. The Jantzen brands have a history of over 90 years and its products are sold in upscale department stores, mid-tier department stores, chain stores, mass merchants and specialty shops. The acquisition was financed with a portion of the proceeds from the $57.0 million private offering of the existing notes, which we closed simultaneously with the acquisition.

         The Jantzen assets we acquired consist primarily of the Jantzen trademarks and tradenames, license agreements, certain equipment, other items of personal property, showroom leases and inventory relating to the 2003 season, which commences on July 1, 2002. As part of the Jantzen acquisition, we also acquired the licenses for the Tommy Hilfiger brand for women's swimwear and for the Nike brand for women's and girl's swimwear, men's and boy's racing swimsuits, swim equipment, swimwear accessories and apparel.

         In connection with the Jantzen acquisition, we entered into a lease agreement with VF Corporation to occupy Jantzen's Portland, Oregon office facility for an initial six-month period. In addition, we entered into a lease agreement to occupy a portion of Jantzen's Seneca, South Carolina distribution center facility for a one-year period. We also have exercised our right of first refusal to purchase the Seneca distribution center facility, which we exercised on May 20, 2002 at a price of $2.5 million. We anticipate closing on this purchase in approximately 90 days.

         We believe this acquisition opens up a new market for us and we plan to build on Jantzen's reputation for high-quality swimwear. It will expand our licensing revenues, add to our strong portfolio of brands, and allow us to broaden our product line into new product categories, such as women's swimwear and sportswear.

Competitive Strengths

         We believe that we have the following competitive advantages in our industry:

         Portfolio of Family of Brands. We own and distribute nine major brands (Perry Ellis, Munsingwear, Crossings, Natural Issue, John Henry, Manhattan, Mondo di Marco, Grand Slam and Jantzen) with a total of over 41 sub-brands (such as Penguin Sport(R) and Career Club(R)). We also design, source and market five other major brands (Andrew Fezza, PING, Nautica, Tommy Hilfiger and Nike), which we license under existing agreements with various expiration dates and renewal options. We also license the Perry Ellis, John Henry, Manhattan, Natural Issue, Pro Player, Mondo di Marco, Munsingwear and Jantzen brands to licensees for products that we do not sell directly to retailers. These brands enjoy national recognition in their respective sectors of the market and we believe have a loyal consumer and retailer following. Brand recognition is critical in the apparel industry, where strong brand names help define consumer preferences and drive department store floor space allocation.

         Strong Retailer Relationships. We believe our established relationships with retailers at all distribution levels give us the opportunity to maximize the selling space dedicated to our products, monitor our brand presentation and merchandising selection, and introduce new brands and products. We have long-standing relationships with our largest customers, which include J.C. Penney and Sears Roebuck (more than 22 years), Federated Department Stores (15 years), Wal-Mart (13 years), Kohl's (nine years) and Target (eight years). We believe that we have maintained these relationships as a result of our quality brand name products and our dedication to customer service. Management, in conjunction with our staff of sales people and commissioned agents, meets with our major customers frequently to review product offerings, establish and monitor sales plans, and design joint advertising and promotional campaigns. We believe our reliable delivery times, consistent product quality and quick response to

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fashion trends and inventory demands allow us to meet our retailers' current requirements. In addition, our global sourcing network, design expertise, advanced systems and technology, and warehousing facility enhance our ability to meet the changing and increasing needs of our retailers.

         Strong Licensing Capabilities and Relationships. By actively licensing the brands we own, we have gained significant experience in identifying potential licensing opportunities and have established relationships with many active licensees. Our acquisition of the Perry Ellis brand during fiscal 2000 positioned us in more retail outlets with more exposure nationally and internationally. We believe that over the past three years we have successfully integrated new brands into our business. We believe that our broad portfolio of brands appeals to licensees because it gives them the opportunity to sell their products into many different retail distribution channels. For example, a manufacturer of men's accessories might license the Natural Issue brand to sell to national department stores or license the Munsingwear brand to target mass merchandisers. Further, by aligning our strengths with those of our licensees, we have been able to enhance our sourcing capabilities, and plan our marketing campaigns on an aggregate basis to maximize return on investment. We believe that our licensing expertise, which is supported by a dedicated staff, will allow us to continue marketing our brands to apparel producers effectively. We will be bringing our experience and expertise to our Jantzen brands and expect to position them among the key players in the swimwear and sportswear market.

         World-Wide Low-Cost Sourcing Capabilities. Our global network of suppliers enables us to purchase apparel products at competitive cost without sacrificing quality, while at the same time reacting quickly to our retailers' needs and maximizing production flexibility. We developed this expertise through more than 35 years of experience in purchasing our products from suppliers around the world. No individual supplier in fiscal 2002 accounted for more than 10.0% of our total sourcing needs. We do not have long-term arrangements with any of our suppliers, thereby affording us greater flexibility in making purchasing decisions with our vendor base. We currently maintain a staff of experienced sourcing professionals, principally located in the United States, Korea, China, and Taiwan. We made the decision during this past year to close our office in Mexico and expand our Asian operations with the opening of a new office in Shanghai, China. This decision was based on the growth of our Far East sourcing and the better management of the Mexican and Latin American sourcing through the Miami office. With the global network of ten sourcing and quality assurance offices, we closely monitor our suppliers to maintain strict quality standards and identify new sourcing opportunities. By sourcing our products, we manage our inventories more effectively, and do not incur the costs of maintaining and operating production facilities.

         Design Expertise and Advanced Technology. Our in-house staff consists of 16 senior designers, who have an average of 18 years of experience, and are supported by a staff of 20 other design professionals. Together, they design substantially all of our products utilizing computer-aided design technology. The use of this technology minimizes the time-consuming and costly production of actual sewn samples prior to customer approval. It also allows us to create custom-designed products meeting the specific needs of our customers and facilitates a quick response to changing fashion trends. Our computer-aided design system was recently upgraded to allow us to enhance our design technology and instantaneously share our designs with our suppliers globally, and react quicker to new product.

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         Capacity for Growth. We are leveraging our recent investments in infrastructure and our skilled personnel to accommodate future internal growth and selected acquisitions. Our 240,000 square feet office and warehouse facility in Miami, with approximately 170,000 square feet of warehouse space, has positioned us to increase capacity to handle current and future growth. We believe these facilities, two third-party warehouse facilities in California, our two showrooms in New York and other facilities we use are sufficient to accommodate current operations and additional personnel. With the Jantzen acquisition we entered into a lease agreement for one-year period with a 60-day option to acquire a portion of Jantzen's Seneca, South Carolina distribution center facility. We have exercised our option to acquire the Seneca distribution facility. We also own three acres of land adjacent to our facilities in Miami, Florida, which affords us the opportunity to expand our primary warehousing and office space when needed.

         Proven Ability to Integrate Acquisitions. Since 1993, we have selectively acquired and integrated seven major brands, which currently have over 40 sub-brands. In assessing acquisition candidates, we selectively target brands that we believe are under-performing and can be revitalized using our competitive strengths. To date our most significant brand purchases have been our acquisitions of the Munsingwear brand in fiscal 1997, the Perry Ellis, John Henry and Manhattan brands in fiscal 2000, and the Jantzen brands in fiscal 2003. As part of an extensive integration process we:

               . improved the responsiveness to market trends by applying our design and sourcing expertise;

               . communicated new positioning of the brands through various wide-ranging marketing programs;

               . continued licensing operations immediately upon acquisition without interruption;

               . solidified the management team to design and market licensing brands;

               . repositioned the brands based on our "family of brands" strategy;

               . renegotiated existing contracts and developed new licensing agreements in new segments and markets; and

               . implemented the sourcing and distribution of products previously licensed.

We believe that we can successfully integrate additional brands into our family of brands, revitalizing them consistent with our competitive strengths.

         Experienced Management Team. Our senior management team averages nearly 20 years of experience in the apparel industry. Our management team also has significant experience in developing and revitalizing brand names, licensing brands; has an established reputation with retailers, the trade and the financial community; and possesses a diverse skill base, which incorporates brand marketing, sourcing and management information systems.

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Business Strategy

         Our "family of brands" marketing approach is designed to develop a distinct brand for each product category within each distribution channel. For example, we sell our golf sportswear under the Munsingwear brand to mass merchants, under the Grand Slam brand to department stores and under the PING brand to higher-end retailers, golf shops and resorts. By differentiating our brands in this manner, we can better satisfy the needs of each type of retailer by offering brands tailored to its specific distribution channel. In addition, we believe that this strategy helps insulate us from changing retail patterns, allows us to maintain the integrity of each distribution channel and helps prevent brand erosion.

         Our objective is to develop and enhance our brands by:

               . carefully maintaining distinct distribution channels for each brand;

               . consistently designing, sourcing and marketing high quality products;

               . reinforcing the image of our brands and continuously promoting them; and

               .    updating our styles to keep them current.

         Controlling strong brands allows us to increase our retail base, license these brands to third parties, develop sub-brands and grow internationally.

         To achieve our objective, we have adopted a strategy based on the following elements:

         Increase Brand Name Recognition. We intend to enhance recognition of our brand names by promoting our brands at the retailer and consumer levels. As part of this effort, we conduct cooperative advertising in print and broadcast media in which various retailers feature our products in their advertisements. We also engage in direct consumer advertising in select markets by securing highly visible billboards and events, sponsorships, and advertising in periodicals such as Men's Health, Maxim and Gentleman's Quarterly in association with specific regional or national events. We will continue the Jantzen's emphasis in print advertisements in influential fashion magazines such as In Style, Glamour and Cosmopolitan and intend to sponsor selected athletes and celebrities in the future. We believe these campaigns will serve to further enhance and broaden our customer base. Licensing our brands to third parties also serves to improve brand recognition by providing increased consumer exposure. We have a strong presence at trade shows, such as "MAGIC" in Las Vegas, Market Week in New York and golf shows and events throughout the country. We also continue to maintain web sites for each of our major brands to take advantage of opportunities created by the Internet.

         Increase Distribution. We have increased the distribution of our existing products by expanding the number of regional and national retailers that carry our brands and gained greater penetration in the number of stores in which each of these retailers sells our products. This increased exposure has broadened our established reputation at the retail and consumer levels. We selectively pursue new channels of distribution for our products, focusing on maintaining the integrity of our products and reinforcing our image at existing retail stores, as well as introducing our products to geographic areas and consumer sectors that are presently less familiar with our products.

         Continue to Diversify Product Line. We continue to broaden the range of our product lines, capitalizing on the name recognition, popularity and discrete target customer segmentation of each major brand. For example, we expanded into dress sportswear with the licensing of the Andrew Fezza brand and high-end golf sportswear with the licensing of the PING brand. We also entered into the jeans wear market with the reintroduction of the Perry Ellis America brand in department stores and expanded the Natural Issue brand in the mid-tier department stores and chain stores. This year, we added a new brand

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to the corporate wear (Advertising Specialty Industry) market with the licensing of the Nautica brand for knits, woven casual shirts, fleece tops, outerwear and headwear. For fiscal 2003 with the acquisition of Jantzen, we have entered into a new market for us with women's swimwear and sportswear.

         Adapt to Changing Marketplace. The apparel business continues to present new challenges in changing styles, customer demands and consumer tastes, getting goods to market, and reacting to the technologies employed by the retailers and imposed on suppliers. By continuing to strive for improvements in our design department we continue to develop new designs suited to the various lifestyles we cater to. Our continuing commitment to sourcing and logistics enables us to meet the time pressures of gearing up for the new sales seasons, and reacting quickly to customer demands. Some examples of our ability to meet the challenges in our business follow:

               . In January 2001, we started distribution into the corporate wear market, which is geared towards selling merchandise to large corporations as uniforms and for promotional activities. We diversified our internal sales structure to better service these customers and their sales channels. We have continued to grow the corporate wear business by licensing the Nautica brand and integrating it into our distribution flow.

               . In response to increased private label programs being promoted by some of our retail customers, we increased our branded supply with private label goods. While these goods generally have lower initial profit margins, they represent a steady source of supply for the retailer and generate meaningful revenues for us.

               . The Jantzen acquisition in March 2002 provides us with our first entry into the women's swimwear and sportswear market. This step gives us the opportunity to apply our design, marketing and global sourcing capabilities in the women's wear market. With our competitive strengths in the industry we expect to generate considerable top line growth for the Jantzen brands over the coming years.

         Expand Licensing Activities. Since acquiring the Munsingwear brand in fiscal 1997, we have significantly expanded the licensing of our brands to third parties for various product categories. The acquisitions of the Perry Ellis, John Henry, Manhattan, Pro Player and Mondo di Marco brands have provided us, and will continue to provide us, with significant licensing opportunities. The acquisition of the Jantzen brands is expected to significantly enhance these opportunities. We are using these nationally recognized brands to expand our licensing activities, particularly with respect to product categories such as women's wear and activewear, and to enter into historically underserved geographic areas for us, such as Latin America, Europe and Asia. We are continually working with our licensees to strengthen their design, finished products and marketing campaigns, thereby increasing our revenues. We also continually review our possible entry into new markets and provide potential licensees with strong brands, design expertise and innovative marketing strategies.

         Pursue Strategic Acquisitions. The apparel industry has followed the consolidation trend of the retail industry as large retailers have continued to give preferences to more dependable and flexible vendors. We are frequently presented with and evaluate new acquisition opportunities and intend to continue our strategy of making selective acquisitions to add new product lines and expand our portfolio of brands. Since fiscal 1993, we have acquired, or obtained licenses for, several brands, including Munsingwear, Perry Ellis, John Henry, Manhattan, Crossings, PING, Andrew Fezza, Mondo di Marco, Pro Player, Nautica, Jantzen, Tommy Hilfiger and Nike. The March 2002 acquisition of the Jantzen brands presents us with an opportunity to apply our design, sourcing, marketing and distribution expertise to a new market, which we believe has significant upside potential for us.

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Brands

         The key components of our brand strategy are to: (a) provide consistent high quality products, (b) distribute our brands in distinct channels of distribution, and (c) reinforce and capitalize on each brand's image through new product development and image advertising. This strategy has enabled us to increase our customer base, license our brands to third parties and develop sub-brands.

         Nearly 63.0% of our products are sold under brands we own or license from third parties. We currently own nine nationally recognized brands whose products we source and sell to retailers and other channels. These brands include Natural Issue, Munsingwear, Grand Slam, John Henry, Manhattan, Perry Ellis, Perry Ellis America, Crossings and Jantzen. There have been over 41 sub-brands developed from these nine major brands. We also distribute the PING, Andrew Fezza, Nautica, Tommy Hilfiger and Nike brands under license arrangements.

         We license Perry Ellis, our premier brand, as well as John Henry, Manhattan, Natural Issue, Pro Player, Mondo di Marco, Career Club, Crossings, Munsingwear and Jantzen for product categories that we do not sell directly to the retailers. Our depth of brand selection enables us to target consumers across a wide range of ages, incomes and lifestyles.

         Perry Ellis. We acquired the Perry Ellis brand, which is associated with elegance, quality, value, comfort and innovative designs in fiscal 2000. The Perry Ellis brand is designed to appeal primarily to high-income, status-conscious, professional 25-50 year-old men. We primarily license the Perry Ellis brand to third parties for a wide variety of products.

         Munsingwear. We purchased the Munsingwear brands along with its associated sub-brands in fiscal 1997 to appeal to the middle-income 30-70 year-old men who prefer classic casual sportswear and to sports enthusiasts. Munsingwear and its sub-brands have over 100 years of history. Munsingwear apparel items include golf shirts, vests, jackets and casual pants. The Munsingwear brand is primarily sold in mid-tier department stores such as Mervyn's at retail price points for shirts ranging from $17.99 to $24.99 and for casual pants from $19.99 to $24.99.

         Some of the successful sub-brands of the Munsingwear brand include the Munsingwear Lifestyle sub-brands for casual sportswear and the Munsingwear Golf and Slammer sub-brands for golf sportswear. These sub-brands are sold primarily to regional mass merchants such as Meijer Inc. at retail price points ranging from $12.99 to $19.99.

         Grand Slam and Penguin Sport. We purchased the Grand Slam and Penguin Sport brands as part of the Munsingwear acquisition in fiscal 1997. Grand Slam, with its signature penguin icon logo appeals to the middle-income 30-60 year-old men who prefer a classic casual activewear. The Grand Slam brand is primarily sold in mid-tier department stores, at retail price points for shirts ranging from $24.99 to $34.99 and for pants from $29.99 to $39.99.

         The Penguin Sport brand offers a functional sportswear design aimed at the golf market. It is sold primarily in the mid-tier department stores such as Kohl's and Mervyn's, as well as specialty and sporting goods stores at retail price points ranging from $33.99 to $35.99. Grand Slam and Penguin Sport products include golf shirts, vests, jackets, pants and shorts.

         Natural Issue. We developed the Natural Issue brand in 1988 to appeal to middle-income 25-55 year-old men. Natural Issue's products include shirts, sweaters and pants. It is designed to suit the needs of the consumer with a broad cross-cultural appeal. We are expanding our pants product to include the Natural Issue Executive Khaki pant line. Natural Issue is primarily sold in the mid-tier department stores, such as Kohl's, J.C. Penney and Mervyn's, at retail price points for shirts ranging from $26.99 to $34.99 and for pants from $39.99 to $44.99.

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         John Henry. This brand, which we originally licensed and then acquired in fiscal 2000, is designed to appeal to middle income 25-45 year-old men. Our product offerings form a "dress casual collection." The John Henry brand is primarily sold at the mid-tier department stores such as Sears Roebuck (both in the United States and Canada) and Mervyn's at retail price points ranging from $25.99 to $34.99.

         Manhattan. We acquired the Manhattan brand in fiscal 2000. For over 100 years, the Manhattan label has been associated with men's dress shirts. We have diversified the Manhattan brand in the United States to include a wider range of sportswear and classic dress-casual apparel. We currently offer an exclusive collection at K-Mart consisting of pants, shirts and sweaters, in a variety of styles and patterns geared towards a casual lifestyle. The brand is designed to appeal to 25-65 year-old men. The Manhattan brand is sold at retail price points for shirts and sweaters ranging from $12.99 to $22.99 and for pants from $19.99 to $24.99.

         Cubavera and Havana Shirt Co. In fiscal 2000 and 2002, we introduced the Cubavera and the Havana Shirt Co. brands, respectively. This line of clothing is designed to appeal to the growing tropical and Latin influences on consumers' style and tastes. Cubavera is currently sold in major department stores such as Federated Department Stores and May Department Stores, as well as specialty shops, at retail price points ranging from $29.99 to $39.99. The Havana Shirt Co. is currently sold in department stores at retail price points ranging from $24.99 to $34.99.

         Crossings. We purchased the well-known Crossings brand in fiscal 1998 and positioned it to appeal to middle-income 35-55 year-old men. This brand was well known in the 1980's as the premier sweater brand. We have positioned the brand to be associated with value and quality and further expanded it to include shirts and pants. The Crossings brand is primarily sold to upscale department stores such as Federated Department Stores, May Department Stores and Saks, Inc. at retail price points for shirts ranging from $19.99 to $29.99 and for pants from $19.99 to $29.99.

         Perry Ellis America. We introduced the Perry Ellis America brand for jeans wear during fiscal 2001. The Perry Ellis America brand is designed to appeal primarily to 18-30 year-old men, and is sold at retail price points for shirts ranging from $19.99 to $39.99 and for pants from $37.99 to $44.99.

         Pro Player. We acquired the Pro Player brand in fiscal 2001. This brand is well recognized in the sports apparel market and appeals to 18-45 year-old men. We license and sell this brand to third parties for a wide variety of products and is sold at retail price points ranging from $16.99 to $22.99.

         Jantzen. We acquired the Jantzen brands in March 2002. With this acquisition we will be entering the women's swimwear and sportswear market. The Jantzen brands have a history of over 90 years and appeal to middle-income 30-55 year-old women. The products will be sold in upscale department stores, mid-tier department stores, chain stores and specialty shops at retail price points ranging from $49.99 to $89.99.

         PING. We have an apparel master license for the PING golf brand, which is designed to appeal to high-income 25-50 year-old men who are status-conscious. The license had an initial term expiring in December 2003 and has been renewed for another year until December 2004. The brand is a well-known and prestigious golf brand, which we positioned to be associated with the highest standard of quality in the golf business. Our products under this brand include golf shirts, sweaters, shorts and outerwear. The PING brand is sold primarily in the golf shops and top-tier specialty stores at retail price points ranging from $43.99 to $99.99.

         Andrew Fezza. We license the Andrew Fezza brand, under a license that covers the United States, its territories and possessions and has an initial term expiring in June 2003. We have an option to renew this license for an additional five years but have not yet determined whether we will exercise such

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option. Andrew Fezza is a recognized living American designer who is actively involved with the design and marketing of the brand. We have positioned the brand to be associated with a classic European style at a moderate price. Andrew Fezza's products include shirts and pants. The Andrew Fezza brand is sold to department stores such as May Department Stores, Federated Department Stores and Saks, Inc. at retail price points for shirts ranging from $21.99 to $29.99 and for pants from $19.99 to $34.99.

         Tommy Hilfiger. We acquired a license for the Tommy Hilfiger brand for women's swimwear as part of the acquisition of the Jantzen brands in March 2002. The products will be sold in upscale department stores, chain stores and specialty shops at retail price points ranging from $49.99 to $99.99.

         Nike. We acquired a license for the Nike brand for women's swimwear and swimwear accessories as part of the acquisition of the Jantzen brands in March 2002. The products will be sold in upscale department stores, chain stores and specialty shops at retail price points ranging from $39.99 to $89.99.

         Mondo di Marco. We acquired the Mondo di Marco brand in fiscal 2001. This brand is positioned to appeal to 18-40 year-old men. The Mondo di Marco brand is licensed to a third party and is sold primarily in up-scale department stores at retail price points ranging from $29.99 to $69.99.

Other Markets

         Private Label. In addition to our sales of branded products, we sell products to retailers for marketing as private label or own store lines. In fiscal 2002, we sold private label products to Target, Wal-Mart, J.C. Penney, Goody's, K-Mart, Mervyn's, Meijer and Sears Roebuck. Private label sales generally yield lower profit margins than sales of comparable branded products, but they often achieve higher sales volumes. Private label sales accounted for approximately 36.6%, 34.0% and 21.0% of net sales during fiscal 2002, 2001 and 2000, respectively.

         Corporate wear. We entered into the corporate wear business at the end of fiscal 2001. We recognized the change in the current business environment and have begun to provide a variety of corporations with high quality designer products. We currently offer the PING, Nautica and Perry Ellis brands in this market. We sell primarily to corporate wear distributors at price point ranging from $29.99 to $89.99.

Products and Product Design

         We offer a broad line of high quality men's sportswear, including woven and knit sport shirts, golf sportswear, activewear, sweaters, jackets, vests, casual and dress pants and shorts. Substantially all our products are designed by our in-house staff utilizing our advanced computer-aided design technology. This technology enables us to produce computer-generated simulated samples that display how a particular style will look in a given color and fabric before it is actually produced. These samples can be printed on paper or directly onto fabric to accurately present the colors and patterns to a potential customer. In addition, we can quickly alter the simulated sample in response to the customer's comments, such as change of color, print layout, collar style and trimming, pocket details and/or placket treatments. The use of computer-aided design technology minimizes the time-consuming and costly need to produce actual sewn samples prior to retailer approval and allows us to create custom-designed products meeting the specific needs of customers.

         In designing our apparel products, we seek to promote consumer appeal by combining functional, colorful and high quality fabrics with creative designs and graphics. Styles, color schemes and fabrics are also selected to encourage consumers to coordinate outfits and form collections, thereby encouraging multiple purchases. Our designers stay continuously abreast of the latest design trends, fabrics, colors, styles and consumer preferences by attending trade shows and periodically conducting market research in

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

Europe and the United States. In addition, we actively monitor the retail sales of our products to determine changes in consumer trends.

         In accordance with standard industry practices for licensed products, we have the right to approve the concepts and designs of all products produced and distributed by our licensees.

         Our products include:

         Shirts. We offer a broad line of sport shirts, which include cotton and cotton-blend printed, yarn-dyed and solid knit shirts, cotton woven shirts, silk, cotton and rayon printed button front sport shirts, linen sport shirts, golf shirts, and embroidered knits and woven shirts. Our shirt line also includes brushed twill shirts, jacquard knits and yarn-dyed flannels. In addition, we are also the leading distributor in the United States of Guayabera shirts. We market shirts under a number of our own brands as well as the private labels of our retailers. Our shirts are produced in a wide range of men's sizes, including sizes for the big and tall men's market. Sales of shirts accounted for approximately 74%, 74% and 78% of our net sales during fiscal 2002, 2001 and 2000, respectively.

         Pants. Our pants lines include a variety of styles of wool, wool-blend, linen and poly/rayon dress pants, casual pants in cotton and poly/cotton and linen/cotton walking shorts. We offer our pants in a wide range of men's sizes. We market our pants as single items or as a collection to complement our shirt lines. Sales of pants accounted for approximately 20%, 20% and 16% of our net sales during fiscal 2002, 2001 and 2000, respectively.

         Swimwear and Sportswear. With the acquisition of the Jantzen brands in March 2002, we are entering into the women's swimwear and sportswear market in fiscal 2003.

         Other Products. We offer sweaters, vests, jackets and pullovers under our existing brands as well as private label. The majority of the other products we sell are sweaters, which accounted for approximately 6%, 6% and 5% of net sales during fiscal 2002, 2001 and 2000, respectively. With the acquisition of Jantzen, we will offer swimwear accessories beginning in fiscal 2003.

Marketing and Distribution

         We market our apparel products to customers principally through the direct efforts of an in-house sales staff, independent commissioned sales representatives who work exclusively for us, and other non-exclusive independent commissioned sales representatives, who generally market other product lines as well as ours. We also attend major industry trade shows in the fashion, golf and corporate sales areas.

         We also advertise to customers through print advertisements in a variety of consumer and trade magazines and newspapers, and through outdoor advertising such as billboards strategically placed to be viewed by consumers. In order to promote our men's sportswear at the retail level, we conduct cooperative advertising in print and broadcast media, which features our products in our customers' advertisements. The cost of this cooperative advertising is shared with our customers. We also conduct various in-store marketing activities with our customers, such as retail events and promotions and share in the cost of these events. These events and promotions are in great part orchestrated to coincide with high volume shopping times such as holidays (Christmas, Thanksgiving and Father's Day). In addition to event promotion, we place perennial displays and signs of our products in retail establishments.

         We started direct consumer advertising in selected markets featuring the Perry Ellis, Natural Issue, John Henry, Grand Slam and Munsingwear brand names through the placement of highly visible billboards, sponsorships and special event advertising. We will integrate the Jantzen brands in our advertising campaigns. We also maintain informational web sites featuring our brands and create and

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

implement editorial and public relations strategies designed to heighten the visibility of our brands. All these activities are coordinated around each brand in an integrated marketing approach.

         The following table sets forth the principal brand names for our product categories at different levels of retail distribution:

--------------------------------------------------------------------------------------------------------------------------
  Brand Portfolio                             Dress                Jeans                                   Sports
    Channel of                Casual          Casual                Wear             Golf                  Apparel
   Distribution
--------------------------------------------------------------------------------------------------------------------------
                                                                                                      Jantzen(3)
Upscale Department                         Mondo di Marco                                             Tommy Hilfiger(3)
Store                                      PING Collection                                            Nike(3)
--------------------------------------------------------------------------------------------------------------------------

                                                                                                      Perry Ellis America
                                                                                                      Jantzen(3)
                        Crossings          Andrew Fezza                                               Tommy Hilfiger(3)
Department Store        Cubavera           Perry Ellis (1)   Perry Ellis America  Grand Slam          Nike(3)
--------------------------------------------------------------------------------------------------------------------------

                        Natural Issue                                             Penguin Sport       Pro Player
Mid-Tier Stores         Munsingwear        John Henry        Natural Issue        Munsingwear         Jantzen(3)
--------------------------------------------------------------------------------------------------------------------------

Mass Merchants          Store Brands       Manhattan         Store Brands
--------------------------------------------------------------------------------------------------------------------------

Green Grass(2)                                                                    PING Collection
--------------------------------------------------------------------------------------------------------------------------

Corporate               Nautica            Perry Ellis (1)                        PING Collection
--------------------------------------------------------------------------------------------------------------------------

                                                                                                      Jantzen(3)
Specialty                                                                                             Tommy Hilfiger(3)
Stores                  Havana Shirt Co.                                                              Nike(3)
--------------------------------------------------------------------------------------------------------------------------

   (1) We are primarily a licensor for the Perry Ellis brand in the dress sportswear category.
   (2)   This includes high-end and specialty golf shops and resorts.
   (3) We acquired the Jantzen brand and licenses for the Tommy Hilfiger and Nike brands in March 2002.

         We believe that customer service is a key factor in successfully marketing our apparel products and provide our customers with a high level of customer service. We coordinate efforts with customers to develop products meeting their specific needs using our design expertise and computer-aided design technology. Utilizing our well-developed sourcing capabilities, we strive to produce and deliver products to our customers on a timely basis.

         Our in-house sales staff is responsible for customer follow-up and support, including monitoring prompt order fulfillment and timely delivery. We utilize an Electronic Data Interchange ("EDI") system for certain customers in order to provide advance-shipping notices, process orders and conduct billing operations. In addition, certain customers use the EDI system to communicate their weekly inventory requirements per store to us electronically. We then fill these orders either by shipping directly to the individual stores or by sending shipments, individually packaged and bar coded by store, to a centralized customer distribution center.

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

Sources of Supply

         We currently use independent contract manufacturers, all of whom are overseas, to produce all of our products. We have approximately 100 suppliers in countries in the Far East, other parts of Asia, Mexico and in other countries in Central America. We believe that the use of numerous independent suppliers allows us to maximize production flexibility while avoiding significant capital expenditures and the costs of maintaining and operating production facilities.

         We maintain offices in Beijing, Shanghai and Guangzhou, China; Seoul, South Korea; and Taipei, Taiwan. We also operate through independent agents based in Thailand, Pakistan, Indonesia, Philippines, United Arab Emirates and other countries to source our products and to monitor production at contract manufacturing facilities in order to ensure quality control and timely delivery. Our personnel based in our Miami, Florida office, perform similar functions with respect to our suppliers in Mexico and Central America. We conduct inspections of samples of each product prior to cutting by contractors, during the manufacturing process and prior to shipment. We also have full-time quality assurance inspectors in the Dominican Republic, Honduras, El Salvador and Guatemala and in each of our overseas offices. Finished goods are generally shipped to our Miami, Florida facility for repackaging and distribution to customers. In fiscal 2003, we will also begin shipments to Jantzen's Seneca, South Carolina facility for repackaging and distribution to customers.

         In order to assist with timely delivery of finished goods, we function as our own customs broker. We prepare our own customs documentation and arrange for any inspections or other clearance procedures with the United States Customs Service. We are a member of the United States Customs Automated Interface program. This membership permits us to clear our goods through United States Customs electronically and generally reduces the necessary clearance time to a matter of hours rather than days.

Licensing Operations

         For the past seven years, we have been actively licensing the brands we own. The licensing of our brands to third parties for various product categories is one of our strategies. The licensing of our brands enhances their image by widening the range and distribution of these products without requiring us to make significant capital investments or incur significant operating expenses. As a result of this strategy, we have gained significant experience in identifying potential licensing opportunities and have established strong relationships with many active licensees.

         We are currently the licensor of 126 license agreements (including 13 acquired in the Jantzen acquisition), for various products including sportswear, outerwear, underwear, activewear, women's sportswear, fragrances, loungewear and with the acquisition of Jantzen, women's swimwear. Sales of licensed products by our licensees were approximately $490.0 million, $577.8 million and $485.0 million in fiscal 2002, 2001 and 2000, respectively. We received royalties from these sales of approximately $26.7 million, $25.8 million and $22.8 million in fiscal 2002, 2001 and 2000, respectively. Excluding accelerated payments by two licensees for early contract terminations during fiscal 2002, royalties decreased last year due to the general economic conditions and certain licensees experiencing a decrease in their sales volume.

         To maintain a brand's image, we closely monitor our licensees and approve all licensed products. In evaluating a prospective licensee, we consider the candidate's experience, financial stability, manufacturing performance and marketing ability. We also evaluate the marketability and compatibility of the proposed products with our other products. We regularly monitor product design, development, merchandising and marketing of licensees, and we schedule meetings throughout the year with licensees to ensure quality, uniformity and consistency with our products. We also give our licensees a view of our products and fashion collections and our expectations of where our products should be positioned in the

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

market place. In addition to approving in advance all of our licensees' products, we also approve their advertising, promotional and packaging materials.

         As part of our licensing strategy, we work with our licensees to further enhance the development, image, and sales of their products. We offer licensees marketing support and our relationships with retailers help them generate higher revenues and become more profitable.

         Our license agreements generally extend for a period of three to five years with options to renew prior to expiration for an additional multi-year period. The typical agreement requires that the licensee pay us the greater of a royalty based on a percentage of the licensee's net sales of the licensed products or a guaranteed minimum royalty that typically increases over the term of the agreement. Generally, licensees are required to spend a percentage of the net sales of licensed products for advertising and promotion of the licensed products in their territory.

Customers

         We sell merchandise to a broad spectrum of retailers, including mid-tier department stores, upscale department stores, mass merchants and specialty stores. Our largest customers include Target, J.C. Penney, Wal-Mart, Kohl's and Mervyn's. Net sales to our five largest customers accounted for approximately 47%, 42% and 49% of net sales in fiscal 2002, 2001 and 2000, respectively. For fiscal 2002, net sales to Target accounted for approximately 12%, while net sales to J.C. Penney and Wal-Mart accounted for approximately 11%, each. For fiscal 2001, net sales to Wal-Mart accounted for approximately 14% of total net sales and sales to J.C. Penney accounted for approximately 11% of net sales. For fiscal 2000, net sales to Target accounted for approximately 14% of net sales. No other single customer accounted for more than 10% of net sales during such fiscal years.

Seasonality

         Our products have historically been geared towards lighter weight apparel generally worn during the spring and summer months. We believe that this seasonality has been reduced with the introduction of fall, winter and holiday merchandise. Our higher priced products generally tend to be less sensitive to economic conditions and weather conditions. While the variation in our sales on a quarterly basis has narrowed somewhat, seasonality can be affected by a variety of factors, including the mix of advance and fill-in orders, the amount of sales to different distribution levels, and overall product mix between traditional and fashion merchandise.

         We generally receive orders from our retailers approximately five to seven months prior to shipment. For approximately 80.0% of our sales, we have orders from our retailers before we place orders with our suppliers. A summary of the order and delivery cycle for our four primary selling seasons is illustrated below:

     Merchandise Season              Advance Order Period           Delivery Period to Retailers
-----------------------------    -----------------------------    ----------------------------------
          Spring                    July to September(1)                    January to March
          Summer                     October to December                     April and May
           Fall                       January to March                     July to September
          Holiday                       April to June                     October and November

(1) The advanced order period for products under the Jantzen and Tommy Hilfiger brands, as well as the majority of the products under the Nike brand, is September to November.

         Sales and receivables are recorded when inventory is shipped, with payment terms generally 30 to 75 days from the date of shipment. Our backlog of orders include confirmed and unconfirmed orders, which we believe, based on industry practice and past experience, will be confirmed. The amount of

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

unfilled orders at a point in time is affected by a number of factors, including the mix of product, the timing of receipt and processing of customer orders, and the scheduling of sourcing and shipping of product, which in most cases is dependent on the desires of the customer. Backlog is also affected by on-going trend among customers to reduce the lead-time on their orders. During the last half of fiscal 2002, a number of customers delayed placing orders and re-orders compared to our previous experience. As a result of these factors a comparison of unfilled orders from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

Competition

         The retail apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. We believe that the principal competitive factors in the industry are:

               .    timeliness, reliability and quality of services provided,

               .    market share and visibility,

               .    price and fashion, and

               . the ability to anticipate consumer demands and maintain appeal of products to customers.

         The level of competition and the nature of our competitors varies by product segment with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market and American and foreign designers and licensors competing with us in the more upscale segment of the market. We believe that our continued dedication to customer service, product assortment and quality control, as well as our aggressive pursuit of licensing and acquisition opportunities, directly address the competitive factors in all market segments. Although we have been able to compete successfully to date, there can be no assurance that we will continue to be able to do so in the future.

Trademarks

         Most of our material trademarks are registered with the United States Patent and Trademark Office. We may be subject to claims and suits against us, and may be the initiator of claims and suits against others, in the ordinary course of our business, including claims arising from the use of our trademarks. In international jurisdictions, there are several pending claims to our right to use selected trademarks that we own. We do not believe that the resolution of any pending claims in international jurisdictions will have a material adverse affect on our business, financial condition, results of operations or cash flows.

Employees

         At May 24, 2002, we had approximately 475 full-time employees worldwide. None of our employees are subject to collective bargaining agreements, and we consider our employee relations to be satisfactory.

Properties

         Our administrative offices, warehouse and distribution facility are located in a 240,000 square foot leased facility in Miami, which was built to our specifications and completed in 1997. The facility is occupied pursuant to a synthetic lease, which has an initial term expiring in June 2002, annual rental payment of approximately $900,000 and a minimum contingent rental payment of $14.5 million on June 30, 2002. We do not anticipate renewing the synthetic lease when it matures. Instead, we anticipate replacing it with a conventional mortgage, which will result in recognition of both an asset and related liability on our balance sheet. We have secured a commitment for the mortgage. For purposes of potential future expansion, we have purchased roughly three acres of land adjacent to our facility.

         We lease three warehouse facilities in Miami totaling approximately 103,000 square feet from George Feldenkreis, our Chairman and CEO, to handle the overflow of bulk shipments and the specialty and PING operations. All leases are on a month-to-month basis at market prices.

         We lease two locations in New York City totaling approximately 8,500 square feet each. These leases expire in December 2007 and 2012. These locations are used for offices and showrooms.

         We lease a retail store in the Sawgrass Mills outlet mall in Sunrise, Florida with 11,240 square feet. This lease expires in September 2005. Since we began leasing this facility in May 2001, we have used this location as a test retail outlet store to sell our brands.

         We have, through the acquisition of Jantzen, a lease agreement for office space in Portland, Oregon for an initial six-month period. This facility totals approximately 83,900 square feet. In addition, we entered into a lease for a portion of Jantzen's Seneca, South Carolina distribution center facility for a one-year period, commencing March 22, 2002. This facility totals approximately 279,000 square feet. We have exercised our option to purchase the Seneca, South Carolina facility.

         In order to monitor production of our products in the Far East, we maintain offices in South Korea and China, and also lease offices jointly with GFX Corporation, a privately held company, in Beijing, China and Taipei, Taiwan.

Legal Proceedings

         We are subject to claims and suits against us, and are the initiator of claims and suits against others, in the ordinary course of business, including claims arising from the use of our trademarks. We do not believe that the resolution of any pending claims will have a material adverse affect on our business, financial condition or results of operations.

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

                        DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

         Our amended senior credit facility with Bank of America, N.A., formerly known as Nationsbank, N.A., as agent for a syndicate of lenders, provides us with a revolving credit facility of up to an aggregate amount of $60.0 million. The senior credit facility expires in October 2002 and the indebtedness thereunder ranks pari passu with our senior secured notes. The following is a description of the terms of the senior credit facility, as amended and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the senior credit facility. You may request a copy of the senior credit facility without charge from us, see "Where You Can Find More Information."

         Borrowing Base. Borrowings under the senior credit facility are not permitted to exceed the sum of (a) 80.0% of our eligible accounts receivable plus (b) 90.0% of our eligible factored accounts receivable plus (c) 60.0% of our eligible inventory minus (d) the full amount of all outstanding letters of credit issued pursuant to the senior credit facility which are not fully secured by cash collateral and (e) $9.0 million synthetic lease reserve which must be maintained until the expiration date of our synthetic lease in June 2002.

         The maximum amount of borrowing under the senior credit facility attributable to eligible inventory is $30.0 million.

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

         Interest. Interest on the principal balance outstanding under the senior credit facility shall accrue, at our option, at either (a) our prime lending rate with adjustments depending upon our ratio of indebtedness to EBITDA at the time of borrowing or (b) 2.75% above the rate quoted by our bank as the average LIBOR for 1, 2, 3 and 6-month Eurodollar deposits with adjustments depending upon our ratio of indebtedness to EBITDA at the time of the borrowing.

         Security. As security for the indebtedness under the senior credit facility, we granted the lenders a first priority security interest in substantially all of our existing and future assets, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles, intellectual property and equipment. Lenders under the senior credit facility have a second priority security interest in our trademarks.

         Certain Covenants. In addition to customary covenants, the senior credit facility contains various restrictive financial and other covenants including, without limitation, prohibitions on the incurrence of additional indebtedness or guarantees, restrictions on the creation of additional liens, certain limitations on dividends and distributions or capital expenditures by us, restrictions on mergers or consolidations, sales of assets, investments and transactions with affiliates, and certain financial maintenance tests. Such financial maintenance tests, include, among others (i) a maximum funded indebtedness to EBITDA ratio of 6.0 to 1; (ii) a minimum current ratio of 1.2 to 1 at the end of any fiscal quarter; (iii) a minimum fixed charge coverage ratio (measured for the prior four fiscal quarters) of 1.2 to 1 at the end of any fiscal quarter; and (iv) a minimum net worth of $64.0 million as of April 1999, and increasing annually by $5.0 million on January 31 of each year.

         Events of Default. The events of default under the senior credit facility are customary for facilities of such nature and will include payment and non-payment defaults and certain events of bankruptcy or insolvency.

         As of January 31, 2002, the balance outstanding and the balance available under our senior credit facility was $21.8 million and $30.7 million, respectively. In addition, as of January 31, 2002, we were not in compliance with the funded indebtedness to EBITDA financial covenant. The senior lenders, however, have waived such noncompliance, in connection with the March 2002 amendment of the senior credit facility.

Other Debt

         The Synthetic Lease. The synthetic lease expires on June 30, 2002 and we have an obligation to pay $14.5 million at the termination of the term. The synthetic lease was entered into with a group of financial institutions to finance the acquisition and construction of our corporate headquarters. The financial institutions assumed our obligation to purchase the facility and, in turn, leased the facility to us. The obligations under the synthetic lease are secured by a security interest in substantially all our existing and future assets, whether tangible or intangible, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles, intellectual property and equipment. We do not anticipate renewing the synthetic lease. We have already obtained a commitment for a conventional mortgage for the property.

         In addition to customary covenants found in secured lending agreements, the synthetic lease also contains various restrictive financial and other covenants including, without limitation, (a) prohibitions on the incurrence of additional indebtedness or guarantees, (b) restrictions on the creation of additional liens, (c) certain limitations on dividends and distributions or capital expenditures by Perry Ellis, (d) restrictions on mergers or consolidations, sales of assets, investments and transactions with affiliates and (e) certain financial maintenance tests. Such financial maintenance tests, include, among others, (i) a maximum funded indebtedness to EBITDA ratio, (ii) a minimum current ratio, (iii) a minimum net worth and (iv) a minimum fixed charge coverage ratio. As of January 31, 2002, we were not in compliance with the funded indebtedness to EBITDA financial covenant. The lessor under, and the financial institutions which financed, the synthetic lease have waived the noncompliance with this financial covenant.

         Letter of Credit Facilities. We maintain four letter of credit facilities totaling $62.0 million. Each letter of credit facility is secured by, among other things, the consignment of merchandise in transit under such letter of credit. Indebtedness under these facilities bears interest at variable rates approximately equal to the lenders' specified base lending rates less 1.0% annually.

12 1/4% Senior Subordinated Notes

         As of January 31, 2002, we had $99.1 million (as adjusted for the swap transaction we entered into in August 2001) of issued and outstanding indebtedness under our 12 1/4% senior subordinated notes due April 2006. These notes will continue to accrete in value to $100.0 million at maturity. The
12 1/4% notes were issued under an indenture dated as of April 6, 1999. Under the terms of this indenture, the 12 1/4% notes are guaranteed, jointly and severally, and fully and unconditionally, on an unsecured senior subordinated basis by all of our subsidiaries. We can issue an additional $25.0 million under the indenture.

         The 12 1/4% notes mature on April 1, 2006 and are our general unsecured senior subordinated obligations. The indenture limited the aggregate principal amount of the 12 1/4% notes to $125.0 million. The notes bear interest at the rate of 12 1/4% per annum, payable semi-annually on April 1 and October 1 of each year.

         The 12 1/4% notes are redeemable, in whole or in part, prior to maturity at our option at redemption prices specified in the indenture, plus accrued interest to the date of redemption.

         We and our subsidiary guarantors are restricted, under the indenture governing the 12 1/4% notes from, among other things, (a) incurring additional indebtedness, except for specified indebtedness; (b) making specified payments, except under specific circumstances; and (c) creating liens other than specified encumbrances.

Interest Rate Swaps

         In August 2001, we entered into interest rate swap, option and interest rate cap agreements for an aggregate notional amount of $40.0 million in order to minimize the debt servicing costs associated with the senior subordinated notes. The swap agreement was subsequently modified through a basis swap entered into in October 2001. The swap agreement is scheduled to terminate on April 1, 2006. Under the swap agreement, we are entitled to receive semi-annual interest payments on October 1 and April 1 at a fixed rate of 12 1/4% and are obligated to make semi-annual interest payments on October 1 and April 1 at a floating rate based on the six-month LIBOR rate plus 715 basis points for the period from October 1, 2001 through March 31, 2003; and three-month LIBOR rate plus 750 basis point for the period from April 1, 2003 through April 1, 2006. The swap agreement has optional call provisions with trigger dates of April 1, 2003, April 1, 2004 and April 1, 2005, which contain certain premium requirements in the event the call is exercised.

         On March 15, 2002, we entered into interest rate swap and option agreements for an aggregate notional amount of $57.0 million in order to minimize the debt servicing costs associated with the existing notes. The swap agreement is scheduled to terminate on March 15, 2009. Under the swap agreement, we are entitled to receive semi-annual interest payments on September 15 and March 15 at a fixed rate of 9 1/2% and are obligated to make semi-annual interest payments on September 15 and March 15 at a floating rate based on the three-month LIBOR rate plus 369 basis points for the period from March 22, 2002 through March 15, 2009. The swap agreement has optional call provisions with trigger dates of March 15, 2005, March 15, 2006 and March 15, 2007, which contain premium requirements in the event the call is exercised.

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                            DESCRIPTION OF THE NOTES

         The exchange notes will be issued and all the existing notes were issued under an indenture among Perry Ellis, as issuer, each of the guarantors, as guarantors, and State Street Bank and Trust Company, as Trustee. Upon the issuance of the exchange notes, if any, or the effectiveness of the Shelf Registration Statement, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. References to the notes include the exchange notes unless the context otherwise requires.

         The following summary of certain provisions of the indenture does not purport complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

         The notes will mature on March 15, 2009, will be initially limited to $57,000,000 aggregate principal amount and will be secured senior obligations of Perry Ellis.

         Each note will bear interest at the rate set forth on the cover page hereof from March 22, 2002 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on September 15, 2002 and semiannually thereafter on March 15 and September 15 in each year until the principal thereof is paid or duly provided for to the Person in whose name the exchange note (or any predecessor note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         Principal of, premium, if any, and interest on the notes will be payable, and the notes will be exchangeable and transferable, at the office or agency of Perry Ellis in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that, at the option of Perry Ellis, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. See "--Book Entry; Delivery and Form."

         The notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, but Perry Ellis may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Additional Notes

         Subject to the covenants described below under "--Certain Covenants" and applicable law, Perry Ellis may issue Additional Notes under the indenture; provided that the aggregate principal amount of all notes issued under the indenture does not exceed $75,000,000. The notes offered hereby and any Additional Notes subsequently issued would be treated as a single class for all purposes under the indenture.

Security Agreement and Collateral

         Perry Ellis and Jantzen Apparel have entered into a Security Agreement with State Street Bank and Trust Company, as the Collateral Agent. The Security Agreement created a security interest in the Collateral for the benefit of the holders of the notes and will be in full force and effect as long as the notes are outstanding. In summary, the Collateral includes (1) all trademarks, trade dress, logos, slogans, designs, domain names, and business and corporate names owned by Perry Ellis and Jantzen Apparel as

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of March 22, 2002; (2) all license agreements and authorizations and franchises with respect to such trademarks; and (3) all income, royalties and other payments due or payable with respect to such licenses, authorizations and franchises.

         In connection with the Security Agreement, the Collateral Agent will file or cause to be filed such filings in the United States of America in order to perfect the security interest granted in the Collateral in these jurisdictions. The agent for the lenders under our senior credit facility, the agent for the lenders under our synthetic lease and the lenders under certain letters of credit have heretofore been granted a security interest in the Collateral. On March 22, 2002, the Collateral Agent, the agent for the lenders under our senior credit facility, the agent for the lenders under our synthetic lease and the lenders under certain letters of credit entered into an intercreditor agreement pursuant to which such parties agreed that, among the parties, the Collateral Agent, for the benefit of the holders of the notes, will have first priority rights in the Collateral, the agent for the lenders under our senior credit facility will have second priority rights in the Collateral, the agent for the lenders under our synthetic lease will have third priority rights in the Collateral and the lenders under certain letters of credit will have fourth priority rights in the Collateral. The intercreditor agreement contains other provisions that are customary for transactions of this nature.

         Upon (1) any Collateral Sale in accordance with the provisions of the Indenture (including the "Limitation on Sale of Collateral" covenant) or (2) the making of a Collateral Sale Proceeds Offer (as defined in the "Limitation on Sale of Collateral" covenant), the Collateral Agent will, at such grantor's request and expense, release such item of Collateral from the security interest granted under the Security Agreement; provided, however, that:

           . at the time of such request and such release, no Default shall have occurred and be continuing,

           . such grantor shall have delivered to the Collateral Agent, at least ten business days prior to the date of the proposed release, (1) a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price and any expenses incurred in connection with the transaction, (2) a form of release for execution by the Collateral Agent and (3) a certificate of such grantor stating that (i) the transaction is in compliance with the Indenture;
               (ii) except where the Collateral is cash, the Collateral Fair Market Value to be released, together with a written opinion of a qualified independent valuation firm as to such Collateral Fair Market Value, and (iii) other matters as the Collateral Agent may reasonably request, and

           . the proceeds of any such sale, lease, transfer or other disposition of Collateral required to be applied, or any payment to be made in connection therewith, in accordance with the Indenture, to the extent so required, be paid.

         Upon any sale, transfer or other disposition of any license agreement or the right to receive royalties or payments under such license agreements of any grantor in accordance with the provisions of the Indenture to a Wholly Owned Restricted Subsidiary of Perry Ellis that is not organized under the laws of United States of America, the Collateral Agent will, at such grantor's request and expense, release such item of Collateral from the security interest granted under the Security Agreement; provided, however, that:

           . at the time of such request and such release, no Default shall have occurred and be continuing,

           . such grantor shall have delivered to the Collateral Agent, at least ten business days prior to the date of the proposed release, (1) a written request for release describing each

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               license agreement or the right to receive royalties or payments under such license agreements to be released and the terms of the sale, transfer or other disposition in reasonable detail, including, without limitation, the price and any expenses incurred in connection with the transaction, (2) a form of release for execution by the Collateral Agent and (3) a certificate of such grantor stating that (i) the transaction is in compliance with the Indenture; (ii) the Collateral Fair Market Value of the license agreements or rights to receive royalties or payments under such license agreements to be released, together with a written opinion of a qualified independent valuation firm as to such Collateral Fair Market Value; and (iii) other matters as the Collateral Agent may reasonably request, and

           . Perry Ellis complies with its obligation to pledge Additional Collateral, if required under the Security Agreement and Indenture.

               Perry Ellis shall be obligated to pledge, or cause its Subsidiaries to pledge, Additional Collateral:

               (1) within 20 business days after the last day of every other fiscal year, beginning January 31, 2004, where the Collateral Fair Market Value on such date does not exceed the aggregate principal amount of notes outstanding on such date by 100%;

               (2) within 20 business days after the closing of the sale, transfer or other disposition of any license agreement or rights to receive royalties or payments under such license agreements by a grantor to a Wholly Owned Restricted Subsidiary of Perry Ellis that is not organized under the laws of the United States of America if (i) the Collateral Fair Market Value (as certified on a date within six months prior to such closing date) minus (ii) the Collateral Fair Market Value of the license agreements or rights to receive royalties or payments under such license agreements released does not exceed the aggregate principal amount of notes outstanding on such closing date by 100%;

               (3) within 20 business days after the closing of a Collateral Sale Proceeds Offer whereby (a) less than 100% in aggregate principal amount of the notes have been purchased and (b) on such closing date, the amount that is equal to (i) the Collateral Fair Market Value (as certified on a date within six months of such closing date) minus (ii) the Collateral Sale Proceeds used in the Collateral Sale Proceeds Offer, does not exceed the aggregate principal amount of notes outstanding on such closing date by 100%; and

               (4) within 20 business days after the closing date of an Additional Notes offering if the Collateral Fair Market Value on a date within six months of such closing date does not exceed the aggregate principal amount of the notes and Additional Notes outstanding by 100%.

               Restrictions in the senior credit facility do not allow the pledging of Additional Collateral in the foregoing circumstances. The failure of Perry Ellis to pledge, or cause its Subsidiaries to pledge, Additional Collateral when required would result in an Event of Default and would give the Trustee and the holder of the notes the rights described under "--Events of Defaults."

               In addition to this obligation to secure the notes with Additional Collateral, at its option, and subject to restrictions in the senior credit facility, the Company may from time to time, pledge Additional Collateral to the Collateral Agent.

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

                  In this section, "Collateral" means

              . all trademarks (including, without limitation, service marks), collective marks, trade dress, logos, designs, slogans, domain names, trade names, business names, corporate names and other source identifiers, whether or not registered, whether currently in use or not, including, without limitation, all common law rights and registrations and applications for registration thereof, including, without limitation, the trademark registrations and trademark applications set forth in a schedule to the Security Agreement (as such schedule may be supplemented from time to time by security agreement supplements executed and delivered by such grantor to the Collateral Agent from time to time), and all other marks registered in or applied for with the U.S. Patent and Trademark Office or in any office or agency of any state or territory of the United States or any foreign country (but excluding any United States intent-to-use trademark application to the extent that, and solely during the period which, the grant of a security interest therein would impair upon the validity and enforceability of such intent-to-use trademark applications under applicable law) and all rights herein provided by international treaties and conventions, all extensions and renewals of any of the foregoing, together in each case with the goodwill of the business connected therewith and symbolized thereby, and all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such grantor accruing thereunder or pertaining thereto (the "Trademarks");

              . all license agreements, permits, consents, orders and franchises relating to the Trademarks, including, without limitation, the license agreements set forth in a schedule to the Security Agreement (as such schedule may be supplemented from time to time by security agreement supplements executed and delivered by a grantor to the Collateral Agent from time to time), and all proceeds, income, royalties and other payments now or hereafter due and/or payable with respect thereto, subject, in each case, to the terms of such license agreements, permits, authorizations and franchises;

              . any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to the Collateral with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

              . all proceeds of collateral for, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in the foregoing clauses and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Trustee is the loss payee thereof), or any damages, indemnity, warranty or guaranty, payable by person of loss or damage to or otherwise with respect to any of the foregoing Collateral and (ii) cash.

                  "Additional Collateral" means, at any relevant date, assets that (i) constitute similar or comparable assets to the Collateral disposed of, (ii) has a Collateral Fair Market Value, that, together with the Collateral Fair Market Value of existing Collateral, shall exceed the aggregate principal amount of notes outstanding on such date by 100.0%, and (iii) are free and clear of all Liens other than Liens permitted by the paragraph (b) in the definition of "Permitted Liens."

                  "Collateral Fair Market Value" means, the value of the Collateral concerned that is determined in good faith and evidenced by a resolution of the board of directors filed with the Trustee and Collateral Agent, which determination shall be based on the written opinion of a qualified independent valuation firm prepared contemporaneously with and attached to such resolution.

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

Redemption

         Optional Redemption. The notes will be redeemable at the option of the Company, as a whole or from time to time in part, at any time on or after March 15, 2005 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on March 15 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

                                                               Redemption
           Year                                                  Price
           ----                                                  -----

           2005 ........................................        104.750%
           2006 ........................................        102.375%
           2007 and thereafter .........................        100.000%

         In addition, at any time or from time to time before March 15, 2005, the Company may redeem up to 35% of the aggregate principal amount of the notes (including the principal amount of any Additional Notes) within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 109.500% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the notes initially issued (including the principal amount of any Additional Notes) remains outstanding.

         Mandatory Redemption. Following the occurrence of a Change in Control, the holders may require the Company to make an offer to purchase all outstanding notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued interest thereon, if any, to the date of purchase, and, upon the occurrence of an Asset Sale, the Company may be obligated to make an offer to purchase all or a portion of the outstanding notes at a price of 100% of the principal amount thereof (determined at the date of purchase), plus accrued interest, if any, to the date of purchase. See "--Certain Covenants--Purchase of Notes upon a Change in Control" and "--Limitation on Sale of Assets," respectively.

         Selection; Effect of Redemption Notice. If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected by the Trustee in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not so listed, by such method as the Trustee will deem fair and appropriate; provided that no such partial redemption will reduce the principal amount of a note not redeemed to less than $1,000; provided further that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depository). Notice of redemption will be sent by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price.

Sinking Fund

         The notes will not be entitled to the benefit of any sinking fund.

Ranking

         The notes will be senior secured obligations of the Company and will rank pari passu in right of payment with all existing and future senior indebtedness of the Company and will rank senior in right of

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

payment to all existing and future subordinated indebtedness of the Company. The notes will also be effectively senior to all unsecured indebtedness of the Company to the extent of the value of the assets securing the notes.

         Each Subsidiary Guarantee will be a senior obligation of such Guarantor issuing such Subsidiary Guarantee, ranking pari passu with all other existing and future senior indebtedness of such Guarantor and will rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors. In the case of Jantzen, its Guarantee shall be a senior secured obligation of Jantzen, and therefore will be effectively senior to all unsecured indebtedness of Jantzen to the extent of the value of Jantzen's assets securing the notes.

         After giving effect to the issuance and sale of the existing notes, the use of the net proceeds therefrom and the consummation of the Jantzen acquisition, on January 31, 2002, the Company would have had $154.7 million of consolidated indebtedness outstanding, including $55.6 million of senior secured indebtedness that would also have been senior secured indebtedness of the Guarantors. In addition, the Company would have had additional availability under the senior credit facility of approximately $56.4 million, all of which would have been senior secured indebtedness if borrowed. The Company also has approximately $14.5 million in secured obligations over the balance of the term of the synthetic lease.

Subsidiary Guarantees

         Payment of the principal of, premium, if any, and interest on the notes, when and as the same become due and payable (whether at Stated Maturity or on a redemption date, or pursuant to a Change in Control Purchase Offer or an Excess Proceeds Offer, and whether by declaration of acceleration, call for redemption or otherwise), will be guaranteed, jointly and severally, on a senior basis by the Guarantors. The Indenture will provide that the obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable laws. Each of the Company's current material Restricted Subsidiaries will be Guarantors. Future Restricted Subsidiaries also may be required to guarantee the notes. See "Certain Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

         The Indenture will provide further that, so long as no Default exists or would exist, the Subsidiary Guarantee issued by any Guarantor shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any Person that is not an Affiliate of the Company of all of the Company's Capital Stock in, or all or substantially all the assets of, such Guarantor (which transaction is otherwise in compliance with the Indenture, including, without limitation, the provisions of "--Certain Covenants--Limitation on Sale of Assets" and "--Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries").

Certain Covenants

         The Indenture will contain, among others, the following covenants:

         Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that (i) the Company and any Guarantor may incur Indebtedness, other than Acquisition Indebtedness, if at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, would have been at least equal to 2:1 and
(ii) the Company and any Guarantor may incur Acquisition Indebtedness if at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, would have been at least equal to 2.25:1.

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

         Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

         (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire such shares of Qualified Capital Stock) (other than the declaration or payment of dividends or distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

         (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

         (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary; or

         (iv) make any Investment (other than any Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, being the Fair Market Value of the assets to be transferred), (i) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

                  (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on date of the Indenture and ending on the last date of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

                  (B) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus

                  (C) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company (other than from a Subsidiary) in connection with such conversion or exchange, plus

                  (D) to the extent that any Investment constituting a Restricted Payment that was made after the date of the Indenture is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and
         (y) the initial amount of such Investment, plus

                  (E) so long as the Designation thereof was treated as a Restricted Payment that was made after the date of the Indenture, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the date of the Indenture in accordance with the

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

         "Limitation on Unrestricted Subsidiaries" covenant, the Fair Market Value of the Company's interest in such Subsidiary at the time of such redesignation; provided that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary which has been designated as an Unrestricted Subsidiary after the date of the Indenture in accordance with the "Limitation on Unrestricted Subsidiaries" covenant, plus

                  (F) $1.0 million.

         (b) Even if the Company and its Restricted Subsidiaries is not in compliance with paragraph (a) of this covenant, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses
(ii), (iii), (iv), (v) and (vi) below) at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

                  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph
         (a) of this covenant;

                  (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

                  (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

                  (iv) the purchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the "Purchase of Notes upon a Change in Control" covenant; provided that prior to such purchase the Company has made the Change in Control Offer as provided in such covenant with respect to the notes and has purchased all notes validly tendered for payment in connection with such Change in Control Offer;

                  (v) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness of the Company or the Restricted Subsidiary whose Subordinated Indebtedness is being purchased, redeemed, defeased, acquired or retired so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus either the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus, in either case, the amount of reasonable expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the notes to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired and
         (C) such new Indebtedness has an Average Life longer than the Average Life of the notes and no scheduled principal payment prior to the 91st day after the final Stated Maturity of principal of the notes; and

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

                  (vi) purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors of the Company or any of its subsidiaries upon their death, disability or termination of employment with the Company or one of its subsidiaries; provided that such payments shall not exceed $1.0 million in any fiscal year in the aggregate or $3.0 million in the aggregate during the term of the notes.

         The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a)(iv) of this covenant and the actions described in clause (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a)(iv) of this covenant.

         Limitation on Issuances and Sales of Preferred Stock by Restricted Subsidiaries. The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (ii) will not permit any person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

         Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or a Wholly Owned Restricted Subsidiary) (collectively, "Interested Persons"), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would have been able to be obtained in an arm's-length transaction with third parties that are not Interested Persons, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $1.0 million, the Company has delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause
(i) above, (iii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, such transaction or series of related transactions (x) has been approved by the Board of Directors of the Company (including a majority of the Disinterested Directors of the Company) or (y) the Company has obtained a written opinion from a nationally recognized investment banking or valuation firm certifying that such transaction or series of related transactions is fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view and (iv) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10.0 million, the Company has obtained a written opinion from a nationally recognized investment banking or valuation firm certifying that such transaction or series of transactions is fair to the Company or its Restricted Subsidiaries, as the case may be, from a financial point of view; provided, however, that this covenant will not restrict (1) the Company from paying regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary which are reasonable and customary for comparable companies in the same industry, (2) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Company or any Restricted Subsidiary not to exceed $1.0 million in the aggregate outstanding at any time, (3) any transactions made in compliance with the "Limitation on Restricted Payments" covenant, and (4) the performance of any written agreement as in effect on the date of the Indenture.

         Limitation on Liens. Other than Permitted Liens, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness on or with respect to any of its property or assets,

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including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness, the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Subordinated Indebtedness, the notes or the Subsidiary Guarantee of such Restricted Subsidiary, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

         Purchase of Notes upon a Change in Control. If a Change in Control shall occur at any time, then each holder of notes will have the right to require that the Company purchase such holder's notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change in Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change in Control Purchase Date"), pursuant to the offer described below (the "Change in Control Offer") and the other procedures set forth in the Indenture.

         Within 30 days following any Change in Control, the Company shall notify the Trustee thereof and give written notice of such Change in Control to each holder of notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (i) the Change in Control Purchase Price and the Change in Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the Change in Control Purchase Price, any notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Purchase Date; and (iv) certain procedures that a holder of notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

         If a Change in Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change in Control Offer. Additionally, restrictions in the Senior Credit Facility do not allow the repurchase of the notes in the event of a Change in Control. The failure of the Company to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the notes the rights described under "--Events of Default."

         One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the notes elect to require the Company to purchase the notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

         The existence of a holder's right to require the Company to purchase such holder's notes upon a Change in Control may deter a third party from acquiring the Company in a transaction that constitutes a Change in Control.

         The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under the Senior Credit Facility or under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change in Control Offer to purchase the notes or, if such Change in Control Offer is made, to pay for the notes tendered for purchase.

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

         The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change in Control Offer.

         Limitation on Sale of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) at least 75% of such consideration consists of cash or Cash Equivalents; provided, however, that (A) the amount of any Indebtedness of a Restricted Subsidiary that is not a Guarantor or any Indebtedness of the Company (other than Subordinated Indebtedness) or Indebtedness of any Guarantor (other than Subordinated Indebtedness) that is assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company and its Restricted Subsidiaries (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale) and (B) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days of the related Asset Sale into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

         (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 365 days after such Asset Sale, to (i) permanently repay or prepay any then outstanding Indebtedness of the Company or any Subsidiary Guarantor, or any Restricted Subsidiary that is not a Guarantor, in each case other than Subordinated Indebtedness or Pari Passu Indebtedness that is not secured (and to correspondingly reduce commitments with respect thereto) or (ii) invest (or enter into a legally binding agreement to invest) in other properties or assets to replace the properties or assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 365 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

         (c) When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of notes, on a pro rata basis, that aggregate principal amount of notes as can be purchased with the Note Portion of Excess Proceeds (defined below) at a price in cash equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of notes validly tendered and not withdrawn pursuant to an Excess Proceeds Offer is less than the Note Portion of Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the amount of notes that can be purchased with the Note Portion of Excess Proceeds, notes to be purchased will be selected pro rata based on the aggregate principal amount of notes tendered by each holder. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

         In the event that any other secured indebtedness of the Company that ranks pari passu with the notes (the "Other Debt") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Excess Proceeds Offer to offer to purchase such Other Debt and to an Excess Proceeds Offer so long as the amount of such Excess Proceeds applied to purchase the notes is not less than the Note

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Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Excess Proceeds Offer in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the purchase date in respect thereof shall be the same as the purchase date in respect of any Other Debt.

         For purpose of this covenant, "Note Portion of Excess Proceeds" means
(1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Excess Proceeds equal to the product of (z) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate principal amount of the outstanding notes (the "Note Amount") and the denominator of which is the sum of the Note Amount and the aggregate principal amount (or accreted value in the case of original issue discount Other Debt) as of the relevant purchase date of all outstanding Other Debt for which an offer to purchase is being made in compliance with this covenant.

         In the event that the Company makes an Excess Proceeds Offer, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the notes are listed.

         Limitation on Sale of Collateral. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Collateral Sale unless
(i) the consideration received by the Company or such Restricted Subsidiary for such Collateral Sale is not less than the Collateral Fair Market Value and (ii) 100% of such consideration consists of cash or Cash Equivalents; provided, however, that any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days of the related Collateral Sale into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.

         (b) If the Company or any Restricted Subsidiary engages in a Collateral Sale, subject to paragraph (c) below, the Company shall pledge the Collateral Sale Proceeds to the Collateral Agent as Additional Collateral.

         (c) When the aggregate amount of Collateral Sale Proceeds exceeds $5.0 million, the Company shall use the Collateral Sale Proceeds thereof, within 30 business days, to make an offer to purchase (a "Collateral Sale Proceeds Offer") from all holders of notes, on a pro rata basis, that aggregate principal amount of notes as can be purchased with the Collateral Sale Proceeds at a price in cash equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date such Collateral Sale Proceeds Offer is consummated. To the extent that the aggregate principal amount of notes validly tendered and not withdrawn pursuant to a Collateral Sale Proceeds Offer is less than the Collateral Sale Proceeds, the Company shall pledge such surplus as Additional Collateral. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the amount of notes that can be purchased with the Collateral Sale Proceeds, notes to be purchased will be selected pro rata based on the aggregate principal amount of notes tendered by each holder.

         In the event that the Company makes a Collateral Sale Proceeds Offer, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the notes are listed.

         Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.
(a) The Company will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary unless (i)(A) such Restricted Subsidiary simultaneously executes and delivers a supplemental

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indenture, in form satisfactory to the Trustee, providing for a guarantee on the same terms as the guarantee of such Indebtedness of the obligations under the notes and the Indenture by such Restricted Subsidiary and (B), with respect to any guarantee of Subordinated Indebtedness, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the notes, and (ii) such Restricted Subsidiary delivers to such Trustee an opinion of counsel reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Indenture.

         (b) Notwithstanding the foregoing, any guarantee of the notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's Capital Stock in, or all or substantially all the assets of, the applicable Guarantor (which sale, exchange or transfer is otherwise in compliance with the Indenture) or (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

         Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture that would not materially adversely affect the Company's ability to satisfy its obligations under the notes and the Indenture) or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) encumbrances and restrictions in effect on the Issue Date pursuant to the Senior Credit Facility and its related documentation, (v) any encumbrance or restriction contained in contracts for sales of assets permitted by the "Limitation on Sale of Assets" covenant with respect to the assets to be sold pursuant to such contracts and (vi) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (iii) and (iv); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

         Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Company complies with the "Limitation on Sale of Assets" covenant and (ii) the Company or such Restricted Subsidiary would be permitted to

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incur Indebtedness under the "Limitation on Indebtedness" covenant in the amount of the Capitalized Lease Obligations incurred in respect of such Sale and Leaseback Transaction.

         Limitation on Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Subsidiary (other than a Guarantor) to be an "Unrestricted Subsidiary" (a "Designation") only if:

                  (i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

                  (ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such designation) pursuant to the first paragraph of the "Limitation on Restricted Payments" covenant in an amount (the "Designation Amount") equal to the greater of (1) the net book value on such date of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value on such date of the Company's interest in such Subsidiary as determined in good faith by the Company's Board of Directors;

                  (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant at the time of such designation (assuming the effectiveness of such designation); and

                  (iv) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary.

         In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the "Limitation on Restricted Payments" covenant for all purposes of the Indenture in an amount equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Board of Directors of the Company.

         The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); provided that the Company may pledge Capital Stock of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary).

         (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

                  (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation; and

                  (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at such time, have been permitted to be incurred for all purposes under the Indenture.

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         Any such designation as an Unrestricted Subsidiary or Restricted
Subsidiary by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation.

         Reports. The Company will file on a timely basis with the SEC, to the extent such filings are accepted by the SEC and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the SEC or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of notes promptly upon written request. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13 or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the notes remain outstanding, the Company will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act.

Consolidation, Merger and Sale of Assets

         The Company will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") (1) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture in form reasonably satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of

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additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "Limitation on Indebtedness" covenant; (iv) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee will apply to such Person's obligations under the Indenture and the notes; and (v) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

         In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

         Each Guarantor, if any (other than any Subsidiary whose Subsidiary Guarantee is being released pursuant to the provisions under "--Subsidiary Guarantees" or "--Certain Covenants--Limitation on Issuance of Guarantees of Indebtedness by Subsidiaries" as a result of such transaction), shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than the Company or any Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity (other than the Company or any Guarantor) unless (i) either (a) such Guarantor shall be the continuing corporation or (b) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture.

         Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture and/or the Subsidiary Guarantees, as the case may be, with the same effect as if such successor had been named as the Company or such Guarantor, as the case may be, therein and/or in the Subsidiary Guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the Indenture, the notes or a Subsidiary Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes or a Subsidiary Guarantee, as the case may be.

Events of Default

         The following will be "Events of Default" under the Indenture:

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

         (i) default in the payment of any interest on any note when it becomes due and payable and continuance of such default for a period of 30 days;

         (ii) default in the payment of the principal of, or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

         (iii) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "Purchase of Notes upon a Change in Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Assets" covenant or the failure to make or consummate a Collateral Sale Proceeds Offer in accordance with the provisions of the "Limitation on Sale of Collateral" covenant;

         (iv) default in the performance of the Company's obligation to pledge Additional Collateral and the continuance of such default for a period of 30 days;

         (v) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor contained in the Indenture or any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (i), (ii) or (iv) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

         (vi) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Restricted Subsidiary aggregating $10.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof;

         (vii) one or more judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

         (viii) any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void or any of the Subsidiary Guarantees of Significant Subsidiaries is found to be invalid or any Guarantor which is a Significant Subsidiary denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); or

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          (ix)     the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

         If an Event of Default (other than as specified in clause (ix) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by notice to the Company, may, and the Trustee, upon the request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding notes immediately due and payable. Upon any such declaration all such amounts payable in respect of the notes shall become immediately due and payable. If an Event of Default specified in clause (ix) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

         At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding notes, (ii) all unpaid principal of and premium, if any, on any outstanding notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes, and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and
(b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

         The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

         If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

         The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of the occurrence of any Default or Event of Default.

Defeasance or Covenant Defeasance of Indenture

         The Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor upon the outstanding notes discharged. Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all of its other obligations under such notes and the Indenture insofar as such notes are concerned, except for (i) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due, (ii) the Company's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated,

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

destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes.

         In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, which through the scheduled payment of principal and interest thereon will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity; (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (ix) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the final offering memorandum, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes or any Subsidiary Guarantee over the other creditors of either the Company or any Guarantor with the intent of hindering, delaying or defrauding creditors of either the Company or any Guarantor; and (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

         The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the notes theretofore authenticated and delivered (other than destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has been deposited in trust with the Trustee or any paying agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements

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

satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

         With certain exceptions, modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Company, the Guarantors and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof, or premium, if any, or the rate of interest thereon or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "Limitation on Sale of Assets" covenant or the obligation of the Company to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the "Purchase of Notes upon a Change in Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger and Sale of Assets" consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture or the related definitions affecting the security interests of holders of the notes in the Collateral, or the ranking of the notes or any Subsidiary Guarantee in any manner which adversely affects the holders of the notes.

         Notwithstanding the foregoing, without the consent of any holder of the notes, the Company, any Guarantor and the Trustee may modify or amend the
Indenture: (a) to evidence the succession of another Person to the Company, a Guarantor or any other obligor on the notes, and the assumption by any such successor of the covenants of the Company or such obligor or Guarantor in the Indenture and in the notes and in any Subsidiary Guarantee in accordance with "--Consolidation, Merger and Sale of Assets;" (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company or any other obligor upon the notes, as applicable, in the Indenture, in the notes or in any Subsidiary Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the notes or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Subsidiary Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the notes or any Subsidiary Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes; (d) to comply with the

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

requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

         The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

The Trustee

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

         The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign. The Trustee will also act as the Collateral Agent for the holders of the notes. In addition, the Trustee is also the trustee for the Company's $100,000,000 aggregate principal amount of 12 1/4% Senior Subordinated Notes due 2006.

Governing Law

         The Indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

         "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

         "Acquisition Indebtedness" means Indebtedness of a Person incurred in connection with or in contemplation of (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries, (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person or
(iii) the purchase by the Company or any of its Restricted Subsidiaries from a third party of any licenses, trademarks, service marks, trade names or other intellectual property rights of such third party; provided, however, that Indebtedness incurred in a transaction or series of related transactions having a Fair Market Value of less than $5.0 million will not be considered to be Acquisition Indebtedness.

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         "Affiliate" means, with respect to any specified Person, (a) any other
Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of the Company or its Restricted Subsidiaries; (c) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary, other than in the ordinary course of business or (d) any other properties or assets of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "--Consolidation, Merger and Sale of Assets," (ii) between or among the Company and Wholly Owned Restricted Subsidiaries in accordance with the terms of the Indenture, (iii) in compliance with the "Limitation on Restricted Payments" covenant, (iv) that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses to use any of the intellectual property rights of the Company or its Restricted Subsidiaries, (v) that constitute Collateral, or (vi) having a Fair Market Value of less than $750,000 in any given fiscal year.

         "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

         "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

         "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee of such board.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person's equity, and any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of the Indenture.

         "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

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         "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; and (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody's or any successor rating agency; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million.

         "Change in Control" means the occurrence of any of the following events:

         (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of all outstanding Voting Stock of the Company, and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the Company that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the Company, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Company having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the Company having a majority of the total voting power of the Board of Directors;

         (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and
(ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of all outstanding Voting Stock of the surviving or transferee corporation, and either
(x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the Company that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the Company, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Company having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the Company having a majority of the total voting power of the Board of Directors;

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         (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

         (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."

         "Collateral Sale" means any sale, issuance, conveyance, transfer or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of Collateral. For the purposes of this definition, the term "Collateral Sale" shall not include:

          (a) the transfer of Collateral between or among the Company and its Wholly Owned Restricted Subsidiaries that are duly organized and validly existing under the laws of the United States of America in accordance with the terms of the Indenture, provided, that the transferee becomes a party to the Security Agreement and the transfer is made subject to the security interest held by the Collateral Agent on behalf of the holders of the notes;

          (b) the transfer or assignment of license agreements or the right to receive royalties or payments under such license agreements to a Wholly Owned Restricted Subsidiary of the Company that is not organized under the laws of the United States of America, provided, that the aggregate payments due under all the license agreements or rights so transferred each fiscal year shall not, in the aggregate, exceed 30% of the total payment due under all the licenses of the Company and its Restricted Subsidiaries in such fiscal year;

          (c) any licensing of the Collateral in the ordinary course of business; and

          (d) any licensing of the Collateral that is reasonably required in order to enable the lenders to the Company and its Restricted Subsidiaries to sell or liquidate inventory in which such lenders have a security interest to satisfy any outstanding Indebtedness to such lenders of the Company or such Restricted Subsidiaries.

         "Collateral Sale Proceeds" means with respect to any Collateral Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Collateral Sale, (ii) provisions for all taxes payable as a result of such Collateral Sale and (iii) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Collateral Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Collateral Sale, all as reflected in an officers' certificate delivered to the Trustee and Collateral Agent.

         "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary gains or losses (net of taxes, fees and expenses relating thereto), (b) gains or losses (net of taxes, fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has

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an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or cash distributions during such period, (d) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, and (e) for purposes of calculating Consolidated Adjusted Net Income under the "Limitation on Restricted Payment" covenant any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by
(2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.

         "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, in each case, for such period to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) the aggregate amount of dividends and other distributions paid, accrued or scheduled to be paid or accrued in respect of Redeemable Capital Stock of the Company or any Restricted Subsidiary for such period, in each case after giving pro forma effect to (A) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of the net proceeds occurred, on the first day of such period, (B) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period) and (C) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such period, as if such acquisition or disposition occurred on the first day of such period.

         "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, for any period, without duplication, (1) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to the letter of credit, bankers' acceptance financing or similar facilities and (v) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, plus (c) one-third of lease rental payments in connection with operating leases paid, accrued and/or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and
(A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation

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had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

         "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period or constituting an extraordinary item or loss).

         "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

         "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture.

         "Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any Person's financial condition or to cause any other Person to achieve certain levels of operating results; provided that no license or sub-license entered into in the ordinary course of business between the Company or any Restricted Subsidiary (other than with an Affiliate thereof) shall be deemed to be a guarantee as a result of any minimum royalty or revenue provisions with which the Company or such Restricted Subsidiary must comply.

         "Guarantor" means any Restricted Subsidiary that incurs a Subsidiary Guarantee; provided that, upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

         "Indebtedness" means, with respect to any Person, without duplication,
(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course

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of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements, (f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, and (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

         "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

         "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

         "Issue Date" means the date on which the notes are originally issued under the Indenture.

         "Lease" means the Master Agreement dated August 28, 1997 among the Company, as lessee and guarantor, SUP Joint Venture, as lessor, Suntrust Bank, Miami, N.A., as agent, Atlantic Financial Managers, Inc. and Atlantic Financial Group, Ltd. and certain other financial institutions, as lenders, and the related Lease Agreement (Land), Lease Agreement (Building), Loan Agreement, Guaranty and Security Agreement and Financing Statement (all as defined in the Master Agreement) dated as of August 28, 1997, in each case as such agreements have been amended as of the Issue Date and any renewal, replacement or extension thereof on terms similar to those in effect on the date of the Indenture; provided that any such renewal, replacement or extension will not increase the amount of the guarantee by the Company of the obligations of the lessor under the Lease or the rental obligations of the Company at the expiration of the term of the Lease Agreement (Building) and Lease Agreement (Land) as of the date of such renewal, replacement or extension.

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         "Letter of Credit Facilities" means the letters of credit entered into by the Company in the ordinary course of business, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof.

         "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement (other than a consignment), capital lease or other title retention agreement.

         "Maturity" means, with respect to any note, the date on which any principal of such note becomes due and payable provided in such note or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

         "Pari Passu Indebtedness" means (a) with respect to the notes, Indebtedness that ranks pari passu in right of payment to the notes and (b) with respect to any Subsidiary Guarantee, Indebtedness that ranks pari passu in right of payment to such Subsidiary Guarantee.

         "Permitted Holders" means, as of the date of determination, (a) Oscar Feldenkreis, George Feldenkreis, their spouses, their respective lineal descendants and the spouses of such lineal descendants, (b) any Person controlled by any of the Persons included in the foregoing clause (a) (as the term "controlled" is defined under the definition of "Affiliate"), (c) trusts for the benefit of any of the Persons included in the foregoing clause (a), and
(d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are Persons included in the foregoing clause (a).

         "Permitted Indebtedness" means any of the following:

                  (a) Indebtedness of the Company and the Guarantors under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (I) $60.0 million; and (II) the sum of (1) 85% of Eligible Receivables (as defined in clauses (a) through (o) of the definition thereof contained in the Senior Credit Facility on the date of the Indenture), plus (2) 90% of Eligible Factoring Credit Balances (as defined in clauses (a) through (c) of the definition thereof contained in the Senior Credit Facility on the date of Indenture) plus (3) the lesser of (i) 60% of Eligible Inventory (as defined in clauses (a) through (e) and (g) through (i) of the definition thereof contained in the Senior Credit Facility on the date of Indenture) and (ii)

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         $30.0 million, minus (4) the full amount of all outstanding letters of credit issued pursuant to, or authorized under, the Senior Credit Facility for the account of the Company or the Restricted Subsidiaries which are not fully secured by cash collateral;

                  (b) Indebtedness of the Company with respect to any letters of credit under the Letter of Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $60 million;

                  (c) Indebtedness of the Company pursuant to the notes (other than any Additional Notes) or of any Restricted Subsidiary pursuant to a Subsidiary Guarantee;

                  (d) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture (other than Indebtedness under the Senior Credit Facility, the Letter of Credit Facilities and the Lease);

                  (e) Indebtedness of the Company owing to any Wholly Owned Restricted Subsidiary; provided that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (e);

                  (f) Indebtedness of a Restricted Subsidiary owing to the Company or to another Wholly Owned Restricted Subsidiary; provided that any such Indebtedness of any Guarantor is subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (f);

                  (g) guarantees of any Restricted Subsidiary made in accordance with the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant;

                  (h) obligations of the Company or any Guarantor entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by the Company or any of its Restricted Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency;

                  (i) Indebtedness of the Company or any Guarantor in respect of purchase money obligations, Capitalized Lease Obligations of the Company or any Guarantor and Subordinated Indebtedness of the Company or any Guarantor in an aggregate amount which does not exceed $5.0 million at any one time outstanding;

                  (j) Indebtedness of the Company or any Guarantor consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

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                  (k) Indebtedness of the Company or any Guarantor represented by (x) letters of credit for the account of the Company or any Restricted Subsidiary or (y) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

                  (1) the guarantee of the obligations of the lessor under the Lease; and

                  (m) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness, referred to in clause (c) or (d) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) in the case of any refinancing by the Company of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the notes at least to the same extent as the Indebtedness being refinanced, (iii) in the case of any refinancing by any Guarantor of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Subsidiary Guarantee of such Guarantor at least to the same extent as the Indebtedness being refinanced, (iv) such new Indebtedness has an Average Life longer than the Average Life of the notes and a final Stated Maturity later than the final Stated Maturity of the notes and (v) Indebtedness of the Company or a Guarantor may only be refinanced with Indebtedness of the Company or a Guarantor and Indebtedness of a Restricted Subsidiary that is not a Guarantor may only be refinanced with Indebtedness of such Restricted Subsidiary.

         "Permitted Investments" means any of the following:

                  (a) Investments in Cash Equivalents;

                  (b) Investments in the Company or any Restricted Subsidiary;

                  (c) intercompany Indebtedness to the extent permitted under clause (e) or (f) of the definition of "Permitted Indebtedness";

                  (d) Investments in an amount not to exceed $5.0 million at any one time outstanding;

                  (e) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Wholly Owned Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Wholly Owned Restricted Subsidiary;

                  (f) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under the "Limitation of Sale of Assets" covenant;

                  (g) any loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements (including for the purchase of Capital Stock of the Company by employees), in each case as approved by the Board of Directors of the Company, in an aggregate amount at any one time outstanding not to exceed $1.0 million; or

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                  (h) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent they would constitute Investments in Affiliates.

         "Permitted Liens" means:

         (a)      Liens existing on the date of this Indenture;

         (b) Liens securing Indebtedness that is permitted to be incurred under "Limitation on Indebtedness" covenant;

         (c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

         (d)      Liens securing the notes and any Subsidiary Guarantee;

         (e) Liens securing Acquired Indebtedness created prior to (and not in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property and assets acquired in connection with the incurrence of such Acquired Indebtedness;

         (f) Liens securing Indebtedness permitted to be incurred under Interest Rate Agreements or otherwise incurred to hedge interest rate risk;

         (g) Liens for taxes, assessments, governmental charges or claims that have not yet become delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

         (h) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

         (i) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

         (j) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

         (k) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

         (l) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

         (m) Liens (including extensions and renewals thereof) upon real or personal property, provided that:

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                      (i)      such Lien is created solely for the purpose
                               of securing Indebtedness incurred in accordance with the "Limitation on Indebtedness" covenant
                               (A) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of, or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or (B) to refinance any Indebtedness previously so secured; and

                      (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs.

                  (n) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or operating lease;

                  (o) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

                  (p) Liens arising from any judgment, decree or order of any court against the Company or any Restricted Subsidiary, so long as the Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall have expired;

                  (q) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

                  (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the date of the Indenture;

                  (s) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

                  (t) Any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) to (s); provided that such extension, renewal or replacement does not extend to any additional property or assets.

         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

         "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement

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on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

         "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

         "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

         "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

         "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing of such property or asset to the seller or transferor.

         "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.

         "Senior Credit Facility" means the Amended and Restated Loan and Security Agreement dated March 26, 1999, among the Company and certain of its Subsidiaries, as borrowers, Bank of America, N.A., as agent, and the banks party thereto from time to time, together with the related documents thereto (including, without limitation, any guarantee agreements permitted under the Indenture and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, subject to the covenants of the Indenture, adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement in compliance with the Indenture.

         "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (iii) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during the entire fiscal year.

         "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon, is due and payable.

         "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is expressly subordinated in right of payment to the notes or the Subsidiary Guarantee of such Guarantor, as the case may be.

         "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

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         "Subsidiary Guarantee" means any guarantee of the obligations of the
Company under the Indenture and the notes by any Restricted Subsidiary in accordance with the provisions of the Indenture.

         "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the "Limitation on Unrestricted Subsidiaries" covenant.

         "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

         "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned by the Company or by one or more other Wholly Owned Restricted Subsidiaries or by the Company and one or more other Wholly Owned Restricted Subsidiaries.

Form Denomination, Book-Entry Procedures and Transfer

         The exchange notes will be issued in the form of one or more global securities (collectively, the "Global Notes"). The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC or another nominee of DTC. The information in this section concerning DTC and its book-entry systems has been obtained from sources we believe to be reliable.

Depository Procedures

         DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

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         DTC has also advised us that, pursuant to procedures established by it,
(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with the respective principal amount of the individual beneficial interests represented by such Global Notes owned by them and (2) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or records maintained by the Participants (with respect to other owners of beneficial interests in the Global Notes).

         Investors in the Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations that are Participants in such system.

         The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can only act on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the notes, see "Exchange of Book-Entry Notes for Certificated Notes."

         Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

         Payments in respect of the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the trustee nor any agent thereof has or will have any responsibility or liability for:

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         .    any aspect of DTC's records or any Participant's or Indirect
              Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or

         . maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or

         . any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or our company. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

         Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity and such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account interests in the Global Notes are credited and only in respect to such portion of the principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC reserves the right to exchange the Global Notes for legended notes in certified form and to distribute such notes to its Participants.

         Although DTC agreed to the foregoing procedures to facilitate transfers of interest in the Global Notes among Participants, DTC is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, or its respective Participants or Indirect Participants, of their respective obligations under the rules and procedures governing DTC's operations.

Exchange of Book-Entry Notes for Certified Notes

         A beneficial interest in a Global Note may not be exchanged for a security in certificated form unless:

         . DTC notifies us that it is unwilling or unable to continue as Depository for such Global Notes and we fail to appoint a successor Depository within 90 days of such event,

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         .    at our option, we notify the trustee in writing that we elect to cause the issuance of the notes in certificated form, or

         . there shall have occurred and be continuing an Event of Default with respect to the notes.

         In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC in accordance with its customary procedures. Any such exchange will be effected through the DWAC System and an appropriate adjustment will be made in the records of the applicable security registrar to reflect a decrease in the principal amount of the relevant Global Note.

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                               REGISTRATION RIGHTS

         Perry Ellis, the guarantors and the initial purchaser entered into the registration rights agreement on March 15, 2002, pursuant to which Perry Ellis and the guarantors agreed, for the benefit of the holders of the existing notes, that they will, at their own expense, (i) file an exchange offer registration statement with the SEC with respect to an offer to exchange the existing notes for the exchange notes having substantially identical terms in all material respects to the existing notes (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 65 calendar days after the issue date of the existing notes, (ii) use their best efforts to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act within 135 calendar days after the issue date and (iii) use their best efforts to consummate the exchange offer within 160 calendar days after the issue date. Upon the exchange offer registration statement being declared effective, Perry Ellis will offer the exchange notes in exchange for surrender of the existing notes. Perry Ellis and the guarantors will keep the exchange offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed holders of the existing notes.

         In the event that (i) any changes in law or the applicable interpretations of the staff of the SEC do not permit Perry Ellis to effect the exchange offer, (ii) for any other reason the exchange offer is not consummated within 160 days after the issue date, (iii) under certain circumstances, if the initial purchaser shall so request or (iv) any holder of existing notes (other than the initial purchaser) is not eligible to participate in the exchange offer, Perry Ellis and the guarantors will, at their expense, (a) as promptly as practicable, file with the SEC a shelf registration statement covering resales of the existing notes, (b) use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 150 days after the issue date and (c) use their best efforts to keep effective the shelf registration statement until the earlier of two years after its issue date or such shorter period ending when all notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. Perry Ellis, will, in the event of the filing of the shelf registration statement, provide to each holder of the notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder of notes that sells its notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

         In the event that either (a) the exchange offer registration statement has not been declared effective on or prior to the 135th calendar day following the issue date or (b) the exchange offer is not consummated or a shelf registration statement is not declared effective on or prior to the 160th calendar day following the issue date, the interest rate borne by the notes shall be increased by one-quarter of one percent per annum following such 135-day period in the case of clause (a) above or following such 160-day period in the case of clause (b) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed one percent. Upon (x) the effectiveness of the

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exchange offer registration statement after the 135-day period described in clause (a) above or (y) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be, after the 160-day period described in clause (b) above, the interest rate borne by the notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate if Perry Ellis and the guarantors are otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (a) or (b) above occurs, the interest rate may again be increased pursuant to the foregoing provisions. The registration rights agreement is also attached as an exhibit to this registration statement. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own advisors with respect to such matters.

                              PLAN OF DISTRIBUTION

         Based on positions taken by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued in exchange for existing notes pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by holders thereof, other than any holder which is

         . an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

         .        a broker-dealer who acquired exchange notes directly from us;
                  or

         . a broker-dealer who acquired exchange notes as a result of market-making or other trading activities.

without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are engaged in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

         Each holder of existing notes who wishes to exchange its existing notes for exchange notes in the exchange offer will be required to make representations to us as set forth in "The Exchange Offer." Holders who tender existing notes in the exchange offer with the intention of participating in a distribution of the exchange notes may not rely upon no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13,
1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991) and Shearman & Sterling" (available July 2, 1993) or similar no-action letters.

         Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. In addition, until July 14, 2002 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus, and any amendment, supplement or documents incorporated in this prospectus, available to any broker-dealer for use in connection with such resale. In addition, until 90 days after consummation of the exchange offer all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

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

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter", within the meaning of the Securities Act.

         We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the existing notes), other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                       CERTAIN FEDERAL TAX CONSIDERATIONS

Effect of Exchange of Existing Notes for Exchange Notes

         The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Supreme recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's existing notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

         We believe that the exchange of the existing notes for notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the exchange notes. Rather, the exchange notes received by a holder will be treated as a continuation of the existing notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging outstanding notes for exchange notes pursuant to the exchange offer.

General

         The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of notes by initial holders of notes who acquire the notes for their "issue price" within the meaning of Section 1273 of the Internal Revenue Code. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States Holder" means a holder of a note that is not, for United States federal income tax purposes:

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

         .        a citizen or individual of the United States;

         . a corporation, or other entity treated as corporation, created in or under the laws of the United States or of any state (including the District of Columbia);

         . an estate the income of which is subject to United States federal income taxation regardless of its source;

         . a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as a United States person; or

         . a partnership, or other entity treated as a partnership, created or organized in or under the laws of the United States or of any state (including the District of Columbia), except as Treasury regulations may provide.

A "Non-United States Holder" means a holder that is not a United States Holder.

         The tax treatment of the holders of the notes may vary depending upon, their particular situations. In addition, certain other holders (including insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, and persons holding the notes as part of a hedging or constructive sale transaction, "straddle" conversion transaction or other integrated transaction) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

Tax Consequences to United States Holders

         Stated Interest Income. The gross amount of stated interest paid in respect of the notes generally will be taxable to a United States Holder as ordinary income at the time it is accrued or paid in accordance with such holder's regular method of tax accounting for United States federal income tax purposes.

         Original Issue Discount. The notes will be issued with original issue discount for United States federal income tax purposes. The amount of OID on a note equals the excess of a note's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a note is the total of all payments on the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The stated interest payable on the notes will be qualified stated interest. The "issue price" of a note is equal to the first price at which a substantial amount of notes are sold (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

         United States Holders of notes generally much include OID in gross income for United States income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. Thus, a United States Holder would be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The amount of OID includible in income by a United States Holder of a note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion thereof in which such United States Holder holds such note. A daily portion is determined by allocating to each day in an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID that accrued in such period. The amount of OID that accrues with respect to any accrual period is the product of the

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note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity, less the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note other than qualified stated interest. The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the notes, produces an amount equal to the issue price of the notes.

         Sale, Exchange or Other Disposition of the Notes. United States Holders will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts received that are attributable to accrued and unpaid interest, which are taxable as ordinary interest income) and the United States Holder's tax basis in the notes on the sale, exchange or other taxable disposition of notes. A United States Holder's tax basis in the notes will, in general, be such holder's cost for the notes, increased by the amount of the OID previously included in such holder's income. Such gain or loss will be long-term capital gain or loss if the notes have been held for more than one year. The deduction of capital losses is subject to limitations.

         Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal and interest on a note and the proceeds received on the disposition of notes paid within the United States (and in certain cases, outside the United States) to United States Holders other than certain exempt recipients (such as corporations), and 30% backup withholding (which rate will be reduced periodically in 28% for payments made in 2006) may apply to such amounts if the United States Holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding.

         Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against the United States Holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

Tax Consequences to Non-United States Holders

         Interest. Interest paid by Perry Ellis on the notes (including accrued
OID) to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and, if a tax treaty applies, is not attributable to a U.S. permanent establishment maintained by such Non-United States Holder and such Non-United States Holder (a) does not actually or constructively own 10% of the total combined voting power of stock of all classes of stock of Perry Ellis; (b) is not a controlled foreign corporation with respect to which Perry Ellis directly or indirectly is a "related person" within the meaning of the Code; (c) is not a bank making a loan in its ordinary course of business; and (d) either
(A) the beneficial owner of the Note certifies to Perry Ellis or its agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8 IMY or Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds Customers' securities in the ordinary course of its trade or business certifies to Perry Ellis or to its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner or by another financial institution acting for the beneficial owner. The certification requirements set forth above generally will be fulfilled if beneficial owners (including partners of certain foreign partnerships), as well as certain foreign partnerships, meet the two conditions set forth in the preceding sentence. However, certain beneficial owners including foreign estates or trusts (or a fiduciary thereof) and foreign partnerships that have entered into a withholding agreement with the IRS will be required to provide their "taxpayer identification number" in addition to their name and address on Form W-8BEN or Form W-8 IMY. Foreign partnerships and their partners should consult their tax advisors regarding possible additional reporting requirements.

         Sale, Exchange or Other Disposition of the Notes. A Non-United States Holder will generally not be subject to United States federal income tax on a gain recognized on a sale, exchange, redemption or other disposition of a note unless (a) the gain is effectively connected with the conduct of a trade or business within the Unites States by the Non-United States Holder and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-United States Holder, or (b) in the case of a Non-United States Holder who is a nonresident alien individual and holds the note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met.

         If interest (including accrued OID) on a note or gain realized on the sale, exchange or disposition of a note is effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder, and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by such holder, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on such interest or gain on a net income basis in the same manner as if it were a United States person. Instead of the certificate described in the preceding paragraphs, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, or other appropriate certification form to claim an exemption from withholding tax. In addition, if the Non-United States Holder is a foreign corporation, it may be subject to a 30% branch tax for the taxable year, subject to adjustments.

         Federal Estate Taxes. If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes generally will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

         Information Reporting and Backup Withholding. In general, information reporting requirements will apply to interest paid on the notes in each calendar year and the tax withheld, if any, with respect to such payments.

         In the case of payments of interest to Non-United States Holders, Treasury regulations provide that the backup withholding tax at a rate of 30% (which rate will be reduced periodically to 28% for payments made in 2006) and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither Perry Ellis nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under these Treasury regulations, information reporting and backup withholding will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

         Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

                                  LEGAL MATTERS

         The validity of the notes offered hereby will be passed upon for us by Broad and Cassel, a partnership including professional associations, Miami, Florida.

                                     EXPERTS

         The consolidated financial statements of Perry Ellis International, Inc. included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of The Jantzen Business included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Perry Ellis is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied, without charge, at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such materials can also be obtained on the SEC's site on the Internet at http://wwwsec.gov. Copies can also be obtained by mail at prescribed rates. Requests for copies should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Perry Ellis' common stock is traded on the Nasdaq National Market and, as a result, the periodic reports, proxy statements and other information filed by Perry Ellis with the SEC can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                          INDEX TO FINANCIAL STATEMENTS

         Perry Ellis International, Inc. and Subsidiaries

         Independent Auditors' Report ............................................................        F-2

         Consolidated Balance Sheets as of January 31, 2002 and 2001 .............................        F-3

         Consolidated Statements of Income for each of the three years
              in the period ended January 31, 2002 ...............................................        F-4

         Consolidated Statements of Changes in Stockholders' Equity for each of the
              three years in the period ended January 31, 2002 ...................................        F-5

         Consolidated Statements of Cash Flows for each of the three years
              in the period ended January 31, 2002 ...............................................        F-6

         Notes to Consolidated Financial Statements ..............................................        F-7


         The Jantzen Business

         Independent Auditors' Report ............................................................        F-31

         Balance Sheets as of December 29, 2001 and December 30, 2000 ............................        F-32

         Statements of Income and Net Investments of VF Corporation
              for the years ended December 29, 2001, December 30, 2000
              and January 1, 2000 ................................................................        F-33

         Statement of Cash Flows for the years ended December 29, 2001,
              December 30, 2000 and January 1, 2000 ..............................................        F-34

         Notes to Financial Statements ...........................................................        F-35

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Perry Ellis International, Inc.:

We have audited the consolidated balance sheets of Perry Ellis International, Inc. and subsidiaries (the "Company") as of January 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended January 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida
March 19, 2002, except for Note 20,
As to which the date is March 22, 2002

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                AS OF JANUARY 31,

                                                                               2001                    2002
                                                                         ----------------         ----------------
ASSETS
Current Assets:
    Cash and cash equivalents                                            $      344,741           $    1,303,978
    Accounts receivable, net                                                 58,821,622               50,370,245
    Inventories                                                              43,556,374               45,409,047
    Deferred income taxes                                                     1,951,553                2,384,316
    Prepaid income taxes                                                        136,718                        -
    Other current assets                                                      2,305,283                1,886,163
                                                                         ----------------         ----------------
       Total current assets                                                 107,116,291              101,353,749

Property and equipment, net                                                   9,820,628               10,897,334

Intangible assets, net                                                      122,016,681              117,938,894

Other                                                                         4,159,482                3,870,703
                                                                         ----------------         ----------------
       TOTAL                                                             $  243,113,082           $  234,060,680
                                                                         ================         ================

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                                     $    6,712,859           $    5,966,368
    Accrued expenses                                                          3,660,364                3,259,602
    Income taxes payable                                                              -                1,381,551
    Accrued interest payable                                                  4,215,835                3,808,997
    Current portion - senior credit agreement                                         -               21,756,094
    Unearned revenues                                                         1,996,752                1,838,929
    Other current liabilities                                                 1,651,467                2,410,583
                                                                         ----------------         ----------------
       Total current liabilities                                             18,237,277               40,422,124

Senior subordinated notes payable, net                                       99,152,667               99,071,515
Deferred income tax                                                           4,930,829                6,749,832
Long term debt- senior credit agreement                                      37,913,126                        -
                                                                         ----------------         ----------------
       Total long-term liabilities                                          141,996,622              105,821,347
                                                                         ----------------         ----------------
       Total liabilities                                                    160,233,899              146,243,471
                                                                         ----------------         ----------------

Commitments and Contingencies (Note 19)

Minority Interest                                                                     -                  613,671
                                                                         ----------------         ----------------
Stockholders' Equity:
Preferred stock $.01 par value; 1,000,000 shares authorized;
    no shares issued or outstanding                                                   -                        -
Class A common stock $.01 par value; 30,000,000 shares authorized;
    no shares issued or outstanding                                                   -                        -
Common stock $.01 par value; 30,000,000 shares authorized;
    6,739,374 shares issued and 6,579,374 shares outstanding as of
    January 31, 2001 and 6,337,440 shares issued and 6,286,740 shares
    Outstanding as of January 31, 2002                                           67,393                   63,374
Additional paid-in-capital                                                   29,063,407               26,286,040
Retained earnings                                                            54,778,302               61,386,244
Accumulated other comprehensive income                                                -                 (121,753)
                                                                         ----------------         ----------------
       Total                                                                 83,909,102               87,613,905
Common stock in treasury at cost; 160,000 shares as of January 31,
2001 and 50,700 shares as of January 31, 2002                                (1,029,919)                (410,367)
                                                                         ----------------         ----------------
       Total stockholders' equity                                            82,879,183               87,203,538
                                                                         ----------------         ----------------
       TOTAL                                                             $  243,113,082           $  234,060,680
                                                                         ================         ================

                 See notes to consolidated financial statements.

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                         FOR THE YEARS ENDED JANUARY 31

                                                                           2000                  2001                2002
                                                                   -------------------     ----------------    ----------------
Revenues
   Net Sales                                                            $229,549,158        $ 261,626,463        $253,033,752
   Royalty Income                                                         22,839,698           25,789,975          26,680,987
                                                                   -------------------     ----------------    ----------------
     Total Revenues                                                      252,388,856          287,416,438         279,714,739

Cost of Sales                                                            171,412,946          200,883,860         191,601,211
                                                                   -------------------     ----------------    ----------------

Gross Profit                                                              80,975,910           86,532,578          88,113,528

Operating Expenses
   Selling, General and Administrative Expenses                           44,479,497           52,146,750          57,170,447
   Depreciation and Amortization                                           5,181,286            6,130,708           6,662,158
                                                                   -------------------     ----------------    ----------------
     Total Operating Expenses                                             49,660,783           58,277,458          63,832,605
                                                                   -------------------     ----------------    ----------------

Operating Income                                                          31,315,127           28,255,120          24,280,923

Interest Expense                                                          13,905,498           15,766,461          13,549,746
                                                                   -------------------     ----------------    ----------------

Income Before Minority Interest and Income Tax
   Provision                                                              17,409,629           12,488,659          10,731,177

Minority Interest                                                                  -                    -              83,240

Income Tax Provision                                                       6,529,681            4,662,655           4,039,995
                                                                   -------------------     ----------------    ----------------

Net  Income                                                             $ 10,879,948        $   7,826,004        $  6,607,942
                                                                   ===================     ================    ================

Net Income per Share
   Basic                                                                $       1.62        $        1.17        $       1.01
                                                                   ===================     ================    ================
   Diluted                                                              $       1.59        $        1.16        $       1.01
                                                                   ===================     ================    ================

Weighted Average Number of Shares Outstanding
   Basic                                                                   6,725,722            6,689,476           6,516,807
   Diluted                                                                 6,856,538            6,745,441           6,534,749

                 See notes to consolidated financial statements.

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR EACH OF THE THREE YEARS ENDED JANUARY 31

                                                                               ACCUMULATED
                                                                                  OTHER
                                                  ADDITIONAL                     COMPRE-        COMPRE-
                              COMMON STOCK          PAID-IN      TREASURY        HENSIVE        HENSIVE    RETAINED
                          ---------------------
                           SHARES       AMOUNT      CAPITAL       STOCK           INCOME        INCOME     EARNINGS       TOTAL
                          ---------    --------   -----------   ----------     ------------    ---------  -----------  ------------
BALANCE, JANUARY 31, 1999 6,712,374    $ 67,123   $28,806,455   $        -     $          -    $       -  $36,072,350  $ 64,945,928

Exercise of stock options    19,500         195       163,333            -                -            -            -       163,528

Exercise of warrants              -           -             -            -                -            -            -             -

Net income                        -           -             -            -                -            -   10,879,948    10,879,948

Tax benefit for exercise
 of non-qualified stock
 options                          -           -        30,867            -                -            -            -        30,867
                          ---------    --------   -----------   ----------     ------------    ---------  -----------  ------------

BALANCE, JANUARY 31, 2000 6,731,874      67,318    29,000,655            -                -            -   46,952,298    76,020,271

Exercise of stock options     7,500          75        57,425            -                -            -            -        57,500

Net income                        -           -             -            -                -            -    7,826,004     7,826,004

Tax benefit for exercise
 of non-qualified stock
 options                          -           -         5,327            -                -            -            -         5,327

Purchase of treasury
 stock                     (160,000)                            (1,029,919)               -            -            -    (1,029,919)
                          ---------    --------   -----------   ----------     ------------    ---------  -----------  ------------

BALANCE, JANUARY 31, 2001 6,579,374      67,393    29,063,407   (1,029,919)               -            -   54,778,302    82,879,183

Exercise of stock options     2,666          27        15,395            -                -            -            -        15,422

Net income                        -           -             -            -                -    6,607,942    6,607,942     6,607,942

Foreign currency
 translation adjustment                                                            (121,753)    (121,753)                  (121,753)
                                                                                              ----------

Comprehensive income                                                                          $6,486,189
                                                                                              ==========

Tax benefit for exercise
 of non-qualified stock
 options                          -           -             -            -                -                         -             -

Purchase of treasury
 stock                     (295,300)          -             -   (2,177,256)               -                         -    (2,177,256)

Retirement of treasury
 stock                                   (4,046)   (2,792,762)   2,796,808                -                         -             -
                          ---------    --------   -----------   ----------     ------------               -----------  ------------

BALANCE, JANUARY 31, 2002 6,286,740    $ 63,374   $26,286,040   $ (410,367)    $   (121,753)              $61,386,243  $ 87,203,538
                          =========    ========   ===========   ==========     ============               ===========  ============

                 See notes to consolidated financial statements.

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                         FOR THE YEARS ENDED JANUARY 31

                                                                          2000                2001               2002
                                                                    -----------------   -----------------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                          $      10,879,948   $       7,826,004   $      6,607,942
Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization                                           5,181,286           5,521,762          6,190,801
    Provision for bad debts                                                   450,541             330,435          1,575,000
    Provision for deferred taxes                                            1,412,735           2,098,295          1,386,240
    Amortization of debt issue cost                                           299,711             608,946            614,347
    Amortization of bond discount                                             136,667             164,000            164,000
    Minority Interest                                                               -                   -             83,240
    Other                                                                      32,758              67,234            (64,250)
    Changes in operating assets and liabilities
      (net of effects of acquisitions):
      Accounts receivable, net                                             (6,662,205)        (13,174,087)         7,048,510
      Inventories                                                          (3,037,630)         (7,579,495)        (1,528,619)
      Other current assets and prepaid income taxes                        (1,291,628)          1,728,313            586,446
      Other assets                                                            509,924            (265,952)          (701,044)
      Accounts payable and accrued expenses                                 1,686,981             603,704         (1,160,561)
      Income taxes payable                                                          -                   -          1,385,210
      Accrued interest payable                                              4,233,183            (194,796)          (604,768)
      Other current liabilities and unearned revenues                         214,260             153,951            792,354
                                                                    -----------------   -----------------   ----------------
        Net cash provided by (used in) operating activities                14,046,531          (2,111,686)        22,374,847
                                                                    -----------------   -----------------   ----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                         (2,331,513)         (2,711,741)        (2,921,930)
Payment on purchase of intangible assets                                   (1,025,185)         (3,472,001)           (98,928)
Proceeds from sale of trademark                                                     -             750,000                  -
Payment for acquired businesses, net of cash acquired                    (100,734,467)                  -                  -
                                                                    -----------------   -----------------   ----------------
        Net cash used in investing activities:                           (104,091,165)         (5,433,742)        (3,020,858)
                                                                    -----------------   -----------------   ----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) in borrowings under term loan                  11,250,000         (11,250,000)                 -
Net (payments) proceeds from senior credit facility                       (15,479,661)         19,881,630        (16,157,032)
Net proceeds from senior subordinated notes                                98,852,000                   -                  -
Debt issuance costs                                                        (4,719,962)                  -                  -
Tax benefit for exercise of non-qualified stock options                        30,867               5,327                  -
Purchase of treasury stock                                                          -          (1,029,919)        (2,177,256)
Proceeds from exercise of stock options                                       163,528              57,500             15,421
                                                                    -----------------   -----------------   ----------------
        Net cash provided by (used in) financing activities:               90,096,772           7,664,538        (18,318,867)
                                                                    -----------------   -----------------   ----------------

Effect of exchange rate changes on cash and cash equivalents                        -                   -            (75,886)
                                                                    -----------------   -----------------   ----------------

NET INCREASE IN CASH                                                           52,138             119,110            959,237

CASH AT BEGINNING OF YEAR                                                     173,493             225,631            344,741
                                                                    -----------------   -----------------   ----------------

CASH AT END OF YEAR                                                 $         225,631   $         344,741   $      1,303,978
                                                                    =================   =================   ================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:
Cash paid during the period for:
    Interest                                                        $       9,672,315   $      15,961,257   $     14,028,640
                                                                    =================   =================   ================
    Income taxes                                                    $       8,556,537   $         750,000   $      1,608,192
                                                                    =================   =================   ================
NON-CASH FINANCING AND INVESTING ACTIVITIES:
    Change in fair value of Mark-to-Market interest rate
      swap/option                                                   $               -   $               -   $       (245,152)
                                                                    =================   =================   ================

                 See notes to consolidated financial statements.

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 2002

1.       General

         The Company is a leading licensor, designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters and casual dress pants and shorts, which sells to all levels of retail distribution. The Company licenses its trademark portfolio domestically and internationally for apparel and other products that it does not sell including dress sportswear, outerwear, fragrances and accessories. The Company has built a broad portfolio of brands through selective acquisitions and the establishment of its own brands over its 35-year operating history. The Company's distribution channels include regional, national and international upscale department stores, mid-tier department stores, chain stores, mass merchants, specialty stores and corporate wear distributors throughout the United States, Puerto Rico and Canada.

2.       Summary of Significant Accounting Policies

         The following is a summary of the Company's significant accounting policies:

         PRINCIPLES OF CONSOLIDATION- The consolidated financial statements include the accounts of Perry Ellis International, Inc., its wholly owned subsidiaries and an entity in which the Company has a controlling interest. The ownership interest of the noncontrolling owner in such entity is reflected as minority interest. All intercompany transactions and balances have been eliminated in consolidation.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts of accounts receivable and accounts payable approximates fair value due to their short-term nature. The carrying amount of the senior credit facility approximates fair value due to the relatively frequent resets of its floating interest rate. The fair value of the 12 1/4% senior subordinated notes is approximately $104.0 million, based on quoted market prices. These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

         INVENTORIES - Inventories are stated at the lower of cost (first-in, first-out basis) or market. Cost consists of the purchase price, customs, duties, freight, insurance and commissions to buying agents.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements. The useful lives per asset class range as follows:

                                                                Avg. Useful
                        Asset Class                            Lives in Years
             -----------------------------------           ---------------------

             Furniture, fixtures and equipment                        7
             Vehicles                                                 7
             Leasehold Improvements                                  11

         INTANGIBLE ASSETS - Intangible assets primarily represent costs capitalized in connection with acquisitions, registration and protection of brand names and license rights. Intangibles are amortized over their estimated useful lives, which range from eight to forty years with a weighted average of
31.7 years.

                                                                Avg. Useful
                        Asset Class                            Lives in Years
             -----------------------------------           ---------------------

             Trademarks and Licensing Rights                      15 - 40
             Legal Costs                                             8
             Goodwill                                                15

         DEFERRED DEBT ISSUE COSTS - Costs incurred in connection with the financing are capitalized and amortized on a straight-line basis, which approximates the interest method, over the term of the related financing. Such amounts are included in other long-term assets in the consolidated balance sheet.

         LONG-LIVED ASSETS - Management reviews long-lived assets, including intangible assets, for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to reduce the asset to its estimated fair value. Preparation of estimated expected future cash flows is inherently subjective and is based on management's best estimate of assumptions concerning future conditions. At January 31, 2002, management believes there was no significant impairment to long-lived assets.

         ADVERTISING AND RELATED COSTS - The Company's accounting policy relating to advertising and related costs is to expense these costs in the period incurred. Advertising and related costs were $7.1 million, $8.2 million and $7.7 million for the years ended January 31, 2000, 2001 and 2002, respectively.

         REVENUE RECOGNITION - Sales are recognized upon transfer of legal title and risk of loss to the customer (at shipment), net of trade allowances and a provision for estimated returns and other allowances. Royalty income is recognized when earned on the basis of the terms specified in the underlying contractual agreements. Royalties collected prior to being earned are deferred and recognized as earned. The Company believes that its revenue recognition policies conform to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. The Company operates predominantly in North America, with over 90% of its sales in the domestic market. One customer accounted for approximately 14% of net sales for fiscal year 2000; two customers accounted for approximately 14% and 11% of net sales for fiscal year 2001; and three customers accounted for approximately 12%, 11% and 11% of net sales for fiscal year 2002. The Company does not believe that these concentrations of sales and credit risk represent a material risk of loss with respect to its financial position as of January 31, 2002.

         FOREIGN CURRENCY TRANSLATION - For the Company's international operations, local currencies are considered their functional currencies. The Company translates assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and revenue and expenses are translated at average monthly exchange rates. Translation adjustments resulting from this process are recorded in Stockholders' Equity as a component of Accumulated Other Comprehensive Income.

         INCOME TAXES - Deferred income taxes result primarily from timing differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with Financial Accounting Standards Board Statement ("SFAS") No. 109, Accounting for Income Taxes, which requires the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur.

         NET INCOME PER SHARE - Basic net income per share is computed by dividing net income by the weighted average shares of outstanding common stock. The calculation of diluted net income per share is similar to basic earnings per share except that the denominator includes potential dilutive common stock. The potential dilutive common stock included in the Company's computation of diluted net income per share includes the effects of the stock options and warrants described in Note 17, as determined using the treasury stock method. The effect of these dilutive securities amounted to 17,942 shares in 2002, 55,956 shares in 2001 and 130,816 shares in 2002.

         ACCOUNTING FOR STOCK-BASED COMPENSATION - The Company has chosen to account for stock-based compensation to employees and non-employee members of the Board using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. As required by SFAS No. 123, "Accounting for tock-Based Compensation," the Company has presented certain pro forma and other disclosures related to stock-based compensation plans.

         DERIVATIVE FINANCIAL INSTRUMENTS - The Company utilizes derivative financial instruments to reduce interest rate risk. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended in June 2000 by SFAS No. 138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivative financial instruments that do not qualify for hedge accounting will be reported in earnings.

         RECLASSIFICATIONS - Certain amounts in the prior years' financial statements may have been reclassified to conform to the current year presentation.

         RECENT ACCOUNTING PRONOUNCEMENT - In November, the Financial Accounting Standards Board ("FASB") Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Product)." This issue addresses the recognition, measurement and income statement classification of consideration from a vendor to a customer in connection with the customer's purchase or promotion of the vendor's products. This consensus is expected to only impact revenue and expense classifications and not change reported income. In accordance with the consensus reached, the Company will adopt the required accounting beginning with the fiscal year beginning February 1, 2002. The Company's adoption of EITF No. 01-9 will result in reclassification of certain marketing expenses to reflect them as reduction of revenues. The reclassification will have no effect on net income.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." Among other provisions, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 138, is effective for financial statements for fiscal years beginning after June 15, 2000. The Company adopted the provisions of SFAS No. 133 effective February 1, 2001. On the date of adoption, SFAS No. 133 did not have a significant impact on the Company's financial statements.

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS No. 141 also addresses the recognition and measurement of goodwill and other intangibles assets acquired in a business combination.

         In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which changes the accounting treatment as it applies to goodwill and other identifiable intangible assets with indefinite useful lives from an amortization method to an impairment-only approach. Under SFAS No. 142, proper accounting treatment requires annual assessment for any impairment of the carrying value of the assets based upon an estimation of the fair value of the identifiable intangible asset with an indefinite useful life, or in the case of goodwill of the reporting unit to which the goodwill pertains. Under SFAS No. 142, goodwill and identifiable intangible assets with an indefinite useful live are no longer subject to amortization. Impairment losses, if any, arising from the initial application of SFAS No. 142 are to be reported as a cumulative effect of a change in accounting principle. The effective date of this statement is for fiscal years beginning after December 15, 2001. The Company intends to adopt SFAS No. 142 for its fiscal year beginning February 1, 2002.

         In accordance with SFAS No. 142, the Company has obtained a preliminary valuation and estimated useful life report of all its trademarks from a third-party independent valuation firm. Preliminary results of this analysis, which the Company is still evaluating, would indicate no significant impairment in the carrying value of its trademarks upon adoption of the standard and the trademarks have indefinite useful lives. Under the new pronouncement, amortization expense relating to identifiable intangible assets with indefinite useful lives, which amounted to approximately $3,584,000, $3,955,000 and $4,912,000 for fiscal January 31, 2000, 2001 and 2002, respectively, will not be required in future years.

         On October 3, 2001, the FASB issued SFAS No. 144. "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," it retains many of the fundamental provisions of SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations---Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The effective date of SFAS No.144 is for fiscal years beginning after December 15, 2001. SFAS No. 144 is not expected to have a significant effect on the financial position or the results of operation of the Company.

3.       Shares Repurchase

         On July 11, 2000, the Board of Directors of the Company approved a share repurchase program in which up to 500,000 shares of common stock may be purchased from time to time during the following 12 months. On July 11, 2001, the Board of Directors extended the current share repurchase program for an additional year, and on September 25, 2001 increased the number of shares authorized for repurchase to 750,000 shares. The shares may be purchased in the open market or in privately negotiated transactions.

         For the fiscal year ended January 31, 2002, the Company had repurchased 295,300 additional shares at an average price of $7.37 per share. On March 2, 2001 and October 29, 2001, the Company retired 160,000 and 244,600 shares held in the treasury, respectively.

4.       Accounts Receivable

         Accounts receivable consist of the following as of January 31:

                                                        2001         2002
                                                    ------------  ------------
         Trade accounts                             $51,848,737   $47,778,539
         Royalties and other receivables              7,400,850     4,506,696
                                                    ------------  ------------
         Total                                       59,249,587    52,285,235
         Less: Allowance for doubtful accounts         (427,965)   (1,914,990)
                                                    ------------  ------------
         Total                                      $58,821,622   $50,370,245
                                                    ============  ============

         The activity for the allowance for doubtful account is as follows:

                                                      2000          2001          2002
                                                  ------------- ------------- -------------
         Allowance for doubtful accounts
         Beginning balance                         $  609,874    $1,014,576    $  427,965
         Provision                                    450,541       330,435     1,575,000
         Write-offs, net of recoveries                (45,839)     (917,046)      (87,975)
                                                  ------------- ------------- -------------

         Ending balance                            $1,014,576    $  427,965    $1,914,990
                                                  ============= ============= =============

         The Company carries accounts receivable at the amount it deems to be collectible. Accordingly, the Company provides allowances for accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that become uncollectible could differ from those estimates.

5.       Inventories

         Inventories consist of the following as of January 31:

                                                        2001        2002
                                                    -----------  -----------

         Finished goods                             $37,960,098  $40,467,911
         Raw materials and in process                 1,063,772            -
         Merchandise in transit                       4,532,504    4,941,136
                                                    -----------  -----------
         Total                                      $43,556,374  $45,409,047
                                                    ===========  ===========

6.       Property and Equipment

         Property and equipment consists of the following as of January 31:

                                                      2001           2002
                                                 -------------- --------------
         Furniture, fixture and equipment         $11,509,202    $11,615,513
         Vehicles                                     188,906        167,940
         Leasehold improvements                     2,458,947      3,209,254
         Land                                       1,581,702      1,581,702
                                                 -------------- --------------
         Total                                     15,738,757     16,574,409
         Less: accumulated depreciation
              and amortization                     (5,918,129)    (5,677,075)
                                                 -------------- --------------
         Total                                    $ 9,820,628    $10,897,334
                                                 ============== ==============

         Depreciation expense relating to property and equipment amounted to approximately $1,241,000, $1,567,000 and $1,849,000 for the fiscal years ended January 31, 2000, 2001 and 2002, respectively.

7.       Intangible Assets

         Intangible assets consisted of the following as of January 31:

                                                         2001          2002
                                                    ------------- -------------
         Trademarks and licenses                    $132,216,093  $132,315,018
         Goodwill                                         16,165        16,165
                                                    ------------- -------------
         Total                                       132,232,258   132,331,183
         Less: Accumulated amortization              (10,215,577)  (14,392,289)
                                                    ------------- -------------
         Balance, net                               $122,016,681  $117,938,894
                                                    ============= =============

         Amortization expense relating to the intangible assets amounted to approximately $3,584,000, $3,955,000 and $4,342,000 for the fiscal years ended January 31, 2000, 2001 and 2002, respectively.

8.       Accrued Expenses

         Accrued expenses consists of the following as of January 31:

                                                           2001          2002
                                                       ------------ ------------
         Salaries and commissions                       $1,808,047   $1,735,024
         Royalties                                         318,325      281,280
         Buying commissions                                401,787      287,944
         Other                                           1,132,205      955,354
                                                       ------------ ------------
         Total                                          $3,660,364   $3,259,602
                                                       ============ ============

9.       Other Current Liabilities

         Other current liabilities consists of the following as of January 31:

                                                           2001         2002
                                                       ------------ ------------
         Unearned advertising reimbursements            $1,334,969   $2,059,667
         Other                                             316,498      350,916
                                                       ------------ ------------
         Total                                          $1,651,467   $2,410,583
                                                       ============ ============

10.      Derivatives Financial Instruments

         The Company has an interest rate risk management policy with the objective of managing its interest costs. To meet this objective the Company employs hedging and derivatives strategies to limit the effects of changes in interest rates on its operating income and cash flows, and to lower its overall fixed rate interest cost on its senior subordinated notes.

         The Company believes its interest rate risk management policy is generally effective. Nonetheless, the Company's profitability may be adversely affected during particular periods as a result of changing interest rates. In addition, hedging transactions using derivative instruments involve risks such as counter-party credit risk and risks regarding the legal enforceability of hedging contracts. The counter-parties to the Company's arrangements are lenders of the hedged debt instruments or are major financial institutions.

         In August 2001, the Company entered into an interest rate swap, option and interest rate cap agreements (the "August Swap Agreement") for an aggregate notional amount of $40.0 million in order to minimize its debt servicing costs associated with its $100.0 million of 12 1/4% senior subordinated notes due April 1, 2006. The August Swap Agreement was subsequently modified through a basis swap entered into in October 2001 (the "October Swap Agreement," and collectively with the August Swap Agreement, the "Swap Agreement"). The Swap Agreement is scheduled to terminate on April 1, 2006. Under the Swap Agreement, the Company is entitled to receive semi-annual interest payments on October 1, and April 1, at a fixed rate of 12 1/4% and is obligated to make semi-annual interest payments on October 1, and April 1, at a floating rate based on the 6-month LIBOR rate plus 715 basis points for the 18 months period October 1, 2001 through March 31, 2003 (per October Swap Agreement); and 3-month LIBOR rate plus 750 basis point for the period April 1, 2003 through April 1, 2006 (per the August Swap Agreement). The Swap Agreement has optional call provisions with trigger dates of April 1, 2003, April 1, 2004 and April 1, 2005, which contain certain premium requirements in the event the call is exercised.

         The fair value of the interest rate swap and option are recorded on the Company's Consolidated Balance Sheet was ($0.245) million as of January 31, 2002. The interest rate cap and basis swap did not qualify for hedge accounting treatment under the SFAS No. 133, resulting in $0.7 million reduction of recorded interest expense in results of operations for the fiscal year ended January 31, 2002.

         The Company does not currently have a significant exposure to foreign exchange risk and accordingly, has not entered into any transactions to hedge against those risks. See summary of "Significant Accounting Policies" for policy description of foreign currency translation.

11.      Borrowings under Letter of Credit Facilities

         The Company maintains two letter of credit facilities totaling $42.0 million. Each letter of credit is secured by the consignment of merchandise in transit under that letter of credit. As of January 31, 2002, there was $31.0 million available under then existing letter of credit facilities.

         Amounts outstanding under letter of credit facilities consist of the following as of January 31:

                                                      2001            2002
                                                ---------------  ---------------

          Total letter of credit facilities      $ 52,000,000     $ 42,000,000

          Outstanding letters of credit           (27,923,927)     (11,035,880)
                                                ---------------  ---------------

          Available                              $ 24,076,073     $ 30,964,120
                                                ===============  ===============

12.      Long Term Debt-Senior Credit Facility

         The Company amended its senior credit facility on March 26, 1999 with a group of banks consisting of a revolving credit facility of up to an aggregate amount of $75.0 million. The weighted average interest rate on the senior credit facility was 8.7% and 7.3% for the fiscal years ending January 31, 2001 and 2002, respectively. The facility contains covenants which require the Company to maintain certain financial and net worth ratios and restricts the payment of dividends. As of January 31, 2002, the Company was not in compliance with a certain funded indebtedness to EBITDA financial covenant which noncompliance has been waived subsequent to January 31, 2002. The senior credit facility is secured by the assets of the Company.

         The senior credit facility expires on October 1, 2002 and as such the Company has classified its credit facility as current in the consolidated balance sheet as of January 31, 2002. The Company is currently in active discussions to renew or replace its existing senior credit facility. Management believes this discussion will be successfully completed prior to the October 1, 2002 expiration date.

13.      Senior Subordinated Notes Payable

         The Company issued $100.0 million senior subordinated notes on April 6, 1999, the proceeds of which were used to acquire the Perry Ellis, John Henry and Manhattan brands and to pay down the outstanding balance of the senior credit facility. The notes mature on April 1, 2006, and bear interest at the rate of 12 1/4 % payable on April 1 and October 1 in each year. The proceeds to the Company were $98,852,000, yielding an effective interest rate of 12.39% after deduction of discounts.

         The notes are unsecured senior subordinated obligations and are subordinated to all of the Company's existing and future senior indebtedness. The notes rank equally with all of the Company's future senior subordinated indebtedness.

         The indenture agreement contains certain covenants which requires the Company to maintain certain financial ratios and restricts the payment of dividends. As of January 31, 2002, the Company was in compliance with its debt covenants of the senior subordinated notes.

         Optional Redemption. The notes are redeemable at the option of the Company, as a whole or in part from time to time, at any time on or after April 1, 2003 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on April 1 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

         Year                                              Redemption Price
         ----                                              ----------------
         2003 ...........................................      106.125%
         2004 ...........................................      103.063%
         2005 and thereafter ............................      100.000%

         In addition, at any time or from time to time before April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the notes within 60 days of one or more public equity offerings with the net proceeds of such offering at a redemption price equal to 112.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the notes initially issued remains outstanding. The Company did not exercise the redemption option before April 1, 2002.

14.      Income Taxes

         The income tax provision consists of the following for each of the years ended January 31:

                                           2000          2001          2002
                                       ------------- ------------- ------------

Current income taxes:
     Federal                            $4,677,353    $2,450,203    $2,115,199
     State                                 528,929       242,627       300,810
     Foreign                               (89,337)     (128,460)      237,746
                                       ------------- ------------- ------------
Total                                    5,116,945     2,564,370     2,653,755

Deferred income taxes:
     Federal and state                   1,412,735     2,098,295     1,386,240
                                       ------------- ------------- ------------
Total                                   $6,529,680    $4,662,665    $4,039,995
                                       ============= ============= ============

         The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate for each of the years ended January 31:

                                               2000        2001        2002
                                             ----------- ----------- -----------
Statutory federal income tax rate                35.0%       35.0%       35.0%

Increase (decrease) resulting from
     State income taxes, net of federal
     Income tax benefit                           2.9         2.5         2.7
     Benefit of graduated rate                   (1.0)       (0.6)       (0.6)
     Other                                       (2.5)        0.6         0.8
                                             ----------- ----------- -----------

Total                                            34.4%       37.5%       37.9%
                                             =========== =========== ===========

         Deferred income taxes are provided for the temporary differences between financial reporting basis and the tax basis of the Company's assets and liabilities under SFAS No. 109. The tax effects of temporary differences as of January 31 are as follows:

                                                   2001             2002
                                              --------------- ----------------
Deferred Tax Assets
     Inventory                                 $   855,394      $   909,481
     Allowance for doubtful accounts               155,168          698,971
     Accrued expenses                               26,458          104,655
     Unearned revenue                              723,966          671,209
     Other                                         190,567                -
                                              --------------- ----------------

     Subtotal                                    1,951,553        2,384,316
                                              --------------- ----------------

Deferred Tax Liabilities

     Fixed assets                               (1,419,643)      (1,635,853)
     Intangible assets                          (3,410,355)      (4,889,857)
     Other                                         100,831         (224,122)
                                              --------------- ----------------

     Subtotal                                   (4,930,829)      (6,749,832)
                                              --------------- ----------------

Net deferred tax asset (liability)             $(2,979,276)     $(4,365,516)
                                              =============== ================

         Management believes that a valuation allowance for deferred income tax assets is not deemed necessary as the assets are expected to be recovered. Deferred taxes have not been recognized on unremitted earnings of the Company's foreign subsidiaries based on the "indefinite reversal" criteria of APB Opinion No. 23.

15.      Retirement Plan

         The Company has a 401(k) Profit Sharing Plan (the "Plan") in which eligible employees may participate. Employees are eligible to participate in the Plan upon the attainment of age 21, and completion of one year of service. Participants may elect to contribute up to 15% of their annual compensation, not to exceed amounts prescribed by statutory guidelines. The Company is required to contribute an amount equal to 50% of each participant's eligible contribution up to 6% of the participant's annual compensation. The Company may elect to contribute additional amounts at its discretion. The Company's contributions to the Plan were approximately $128,000, $173,000 and $199,000 for the fiscal years ended January 31, 2000, 2001 and 2002, respectively.

16.      Related Party Transactions

         The Company leases certain office and warehouse space owned by the Chairman of the Board of Directors and Chief Executive Officer under certain lease arrangements, most of which are month-to-month. Rent expense, including taxes, for these leases amounted to $265,000, $316,000 and $537,000, for the years ended January 31, 2000, 2001 and 2002, respectively.

         The Company entered into licensing agreements (the "License Agreements") with Isaco International, Inc. ("Isaco"), pursuant to which Isaco was granted the exclusive license to use the Natural Issue, Perry Ellis and Career Club brand names in the United States and Puerto Rico to market a line of men's underwear, hosiery and loungewear. The principal shareholder of Isaco is the father-in-law of the Company's President and Chief Operating Officer. Royalty income earned from the License Agreements amounted to $438,000, $834,000 and $1,230,000 for the years ended January 31, 2000, 2001 and 2002, respectively.

17.      Stock Options and Warrants

         Stock Options - The Company adopted a 1993 Stock Option Plan (the "1993 Plan") and a Directors Stock Option Plan (the "Directors Plan") (collectively, the "Stock Option Plans"), under which shares of common stock are reserved for issuance upon the exercise of the options. The number of shares issuable under the Directors Plan is 150,000. The number of shares issuable under the 1993 plan is 1,500,000. The Stock Option Plans are designed to serve as an incentive for attracting and retaining qualified and competent employees, directors, consultants, and independent contractors of the Company. The 1993 Plan provides for the granting of both incentive stock options and nonstatutory stock options. Incentive stock options may only be granted to employees. Only non-employee directors are eligible to receive options under the Directors Plan. All matters relating to the Directors Plan are administered by a committee of the Board of Directors consisting of two or more employee directors, including selection of participants, allotment of shares, determination of price and other conditions of purchase, except that the per share exercise price of options granted under the Directors Plan may not be less than the fair market value of the common stock on the date of grant.

         Options can be granted under the 1993 Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1993 Plan may not be less than the fair market value of the common stock on the date of grant, and in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value.

         A summary of the stock option activity for options issued under the 1993 Plan and the Directors Plan is as follows for the years ended January 31:

                                                           Option Price Per Share               Options Exercisable
                                                   -------------------------------------  --------------------------------
                                       Number                                                Number      Weighted Average
                                      of Shares        Low         High        Weighted    of Shares      Exercise Price
                                    -------------- ----------- ------------ ------------  -----------  -------------------
Outstanding January 31, 1999              566,000    $  6.67     $  15.75      $ 11.95      410,375            $  12.66
Granted 2000                              501,000    $  8.81     $  13.50      $  9.26
Exercised 2000                            (19,500)   $  6.67     $  10.07      $  8.39
Cancelled 2000                            (15,000)   $  6.50     $  15.25      $  9.59

                                    -------------
Outstanding January 31, 2000            1,032,000    $  7.67     $  15.75      $ 10.69      833,459            $  10.73
Granted 2001                              167,000    $  5.13     $  13.00      $  8.41
Exercised 2001                             (7,500)   $  7.67     $   7.67      $  7.67
Cancelled 2001                            (78,500)   $  9.63     $  14.25      $ 10.13

                                    -------------
Outstanding January 31, 2001            1,113,550    $  5.13     $  15.75      $ 10.44      940,616            $  10.41
Granted 2002                               71,667    $  5.13     $   8.85      $  7.37
Exercised 2002                             (2,666)   $  5.13     $   6.88      $  5.79
Cancelled 2002                            (88,750)   $  5.13     $  13.44      $ 10.40

                                    -------------
Outstanding January 31, 2002            1,093,801    $  5.13     $  15.75      $ 10.27      980,774            $  10.40
                                    =============

         The following table summarizes information about options outstanding as of January 31, 2002:

                                 Options Outstanding                                     Options Exercisable
--------------------------------------------------------------------------------   --------------------------------

                                                   Weighted
                                                   Average
                                                  Remaining          Weighted                          Weighted
            Range of               Number      Contractual Life      Average          Number           Average
        Exercise Prices          Outstanding      (in years)      Exercise Price   Exercisable      Exercise Price
---------------------------   --------------- -----------------   --------------   -----------      ---------------
   $   5.13   -    $   7.50         88,501            6.4           $    5.57         62,666            $    5.21
   $   7.51   -    $  10.00        663,750            4.3           $    8.80        621,292            $    8.80
   $  10.01   -    $  12.00         78,550            1.0           $   10.56         42,149            $   10.56
   $  12.01   -    $  15.75        263,000            6.7           $   15.49        254,667            $   15.56

         As described in Note 2, we account for stock-based compensation using the provisions of APB No. 25 and related interpretations. No compensation expense has been recognized in the years ended January 31, 2000, 2001 and 2002 as the exercise prices for the stock options granted were equal to their fair market value at the time of grant. Had compensation cost for options granted been determined in accordance with the fair value provisions of SFAS No. 123, our net income and net income per share would have been reduced to the pro forma amounts presented below for the years ended January 31:

                                                  2000                  2001                 2002
                                            ------------------    -----------------   -------------------
Pro forma net income                            $10,150,643            $7,078,649           $6,185,478
                                            ==================    =================   ===================

Pro forma net income per share:
         Basic                                  $      1.51            $     1.08           $     0.95
                                            ==================    =================   ===================

         Diluted                                $      1.48            $     1.05           $     0.95
                                            ==================    =================   ===================

         The fair value of these options was estimated at the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions for 2000, 2001 and 2002:

                                         2000          2001          2002
                                   ---------------------------------------------

Risk free interest                        6.5%          6.5%          3.3%
Dividend Yield                            0.0%          0.0%          0.0%
Volatility factors                       64.0%         67.9%         67.3%

Weighted average life (years)             9.0           4.5           1.9

         Using the Black-Scholes Option Pricing Model, the estimated weighted-average fair value per option granted in 1999, 2000 and 2001 was $6.99, $4.43 and $2.75, respectively.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.

         The pro forma amounts may not be representative of the future effects on reported net income and net income per share that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable and new option awards are granted each year.

18. Segment Information

         In accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," the Company's principal segments are grouped between the generation of revenues from products and royalties. The Licensing segment derives its revenues from royalties associated from the use of its brand names, principally Perry Ellis, John Henry, Manhattan and Munsingwear. The Product segment derives its revenues from the design, import and distribution of apparel to department stores and other retail outlets, principally throughout the United States. Trademark assets and costs have been allocated among the divisions where the brands are shared.

                                               2000                  2001                  2002
                                       --------------------- --------------------- ---------------------
Revenues:
     Product                            $     229,549,158     $     261,626,463     $     253,033,752
     Licensing                                 22,839,698            25,789,975            26,680,987
                                       --------------------- --------------------- ---------------------
Total Revenues                          $     252,388,856     $     287,416,438     $     279,714,739
                                       ===================== ===================== =====================

Operating Income
     Product                            $      15,065,942     $      10,772,903     $       7,882,648
     Licensing                                 16,249,185            17,482,217            16,398,275
                                       --------------------- --------------------- ---------------------
Total Operating Income                  $      31,315,127     $      28,255,120     $      24,280,923
                                       ===================== ===================== =====================

Interest Expense
     Product                            $       3,417,678     $       3,353,726     $       1,630,120

     Licensing                                 10,487,820            12,412,735            11,919,626
                                       --------------------- --------------------- ---------------------
Total Interest Expense                  $      13,905,498     $      15,766,461     $      13,549,746
                                       ===================== ===================== =====================

Income Tax Provision
     Product                            $       4,368,823     $       2,721,285     $       2,637,938
     Licensing                                  2,160,858             1,941,370             1,402,057
                                       --------------------- --------------------- ---------------------
Total Income Tax Provision              $       6,529,681     $       4,662,655     $       4,039,995
                                       ===================== ===================== =====================

Depreciation and Amortization
     Product                            $       1,493,055     $       1,824,137     $       2,181,229
     Licensing                                  3,688,231             4,306,571             4,480,929
                                       --------------------- --------------------- ---------------------
Total Depreciation and Amortization     $       5,181,286     $       6,130,708     $       6,662,158
                                       ===================== ===================== =====================

Identifiable Assets
     Product                                                  $     113,454,814     $     120,506,469
     Licensing                                                      127,685,408           111,057,137
     Corporate                                                        1,972,860             2,497,074
                                                             --------------------- ---------------------
Total Identifiable Assets                                     $     243,113,082     $     234,060,680
                                                             ===================== =====================

19. Commitments and Contingencies

         The Company has licensing agreements, as licensee, for the use of certain branded and designer labels. The license agreements expire on varying dates through December 31, 2003. Total royalty payments under these license agreements amounted to $1,105,716, $1,198,106 and $1,635,239 for the years ended January 31, 2000, 2001 and 2002, respectively, and were classified as cost of sales.

         The Company's administrative offices, warehouse and distribution facility are located in a 240,000 square foot leased facility in Miami, which was built to our specifications and completed in 1997. The facility is occupied pursuant to a synthetic lease, which has an initial term expiring in August 2002, annual rental payment of approximately $900,000 and a minimum contingent rental payment of $14.5 million at the end of the 5-year term. The synthetic lease will not be renewed and the Company is in the process of arranging new financing for its facilities through a mortgage lender.

         The synthetic lease was entered into with a group of financial institutions to finance the acquisition and construction of the Company's corporate headquarters. The financial institutions assumed the Company's obligation to purchase the facility and, in turn, leased the facility to us. The obligations under the synthetic lease are secured by a security interest in substantially all the Company's existing and future assets, whether tangible or intangible, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles, intellectual property and equipment.

         In addition to customary covenants found in secured lending agreements, the synthetic lease also contains various restrictive financial and other covenants including, without limitation, (a) prohibitions on the incurrence of additional indebtedness or guarantees, (b) restrictions on the creation of additional liens, (c) certain limitations on dividends and distributions or capital expenditures by the Company, (d) restrictions on mergers or consolidations, sales of assets, investments and transactions with affiliates and (e) certain financial maintenance tests. Such financial maintenance tests, include, among others, (i) a maximum funded indebtedness to EBITDA ratio, (ii) a minimum current ratio, (iii) a minimum net worth and (iv) a minimum fixed charge coverage ratio. As of January 31, 2002, the Company was not in compliance with the funded indebtedness to EBITDA financial covenant. The lessor under, and the financial institutions which financed, the synthetic lease have waived the noncompliance with this financial covenant.

         The Company leases three warehouse facilities in Miami totaling approximately 103,000 square feet from our Chairman and CEO and partnerships controlled by him, to handle the overflow of bulk shipments and the specialty division and PING operations. All leases are on a month-to-month basis at market prices.

         The Company leases two locations in New York City totaling approximately 8,500 square feet each, these leases expire in December 2007 and 2012. These locations are used for offices and showrooms.

         The Company leases a retail store in the Sawgrass Mills outlet mall in Sunrise, Florida with 11,240 square feet. This lease expires in September 2005. Since the Company began leasing this facility in May 2001, the location have been used as a test retail outlet store to sell our brands, principally Perry Ellis America.

         In order to monitor production of the Company's products in the Far East, we maintain offices in South Korea, and China, and also lease offices jointly with GFX Corporation, a privately held company, in Beijing, China and Taipei, Taiwan.

         Minimum aggregate annual commitments for all of the Company's non-cancelable operating lease commitments, including the minimum contingent rental payment described above, are as follows.

Year Ending January 31,
-----------------------
2003                                                          $ 15,951,620  (A)
2004                                                               465,650
2005                                                               461,725
2006                                                               461,725
2006                                                               453,142
Future                                                           1,017,125
                                                           ----------------

     Total                                                    $ 18,810,987
                                                           ================
(A) Includes synthetic lease payments of $15.4 million

         Rent expense for these operating leases, including the related party rent payments discussed in Note 16 amounted to $1,946,000, $1,660,632 and $2,526,293 for fiscal years ending January 31, 2000, 2001 and 2002, respectively.

         The Company is subject to claims and suits, and is the initiator of claims and suits against others, in the ordinary course of business. The Company does not believe that the resolution of any pending claims will have a material adverse effect on its financial position, results of operations or cash flows.

20. Subsequent Events

         Senior Secured Notes

         On March 22, 2002, the Company completed a private offering of $57.0 million 9 1/2% senior secured notes due March 15, 2009. The proceeds of the private offering were used to fund the Jantzen acquisition, to reduce the amount of outstanding debt under the Company's senior credit facility and as additional working capital. The senior secured notes are secured by a security interest granted in the Company's existing portfolio of trademarks and licenses, and the trademarks and licenses acquired in connection with the Jantzen acquisition (see below); all license agreements with respect to these trademarks; and all income, royalties and other payments with respect to such licenses. The senior secured notes are senior secured obligations of the Company and will rank pari passu in right of payment with all of the Company's existing and future senior indebtedness. The senior secured notes are effectively senior to all unsecured indebtedness of the Company to the extent of the value of the assets securing the notes.

         Consolidating Condensed Financial Statements

         The following are consolidating condensed financial statements, which present, in separate columns: Perry Ellis International, Inc., the Guarantors on a combined, or where appropriate, consolidated basis, and the Non-Guarantors on a consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of January 31, 2002 and 2001 and for the years ended January 31, 2002, 2001 and 2000. The combined Guarantors are wholly owned subsidiaries of Perry Ellis International, Inc., and have fully and unconditionally guaranteed the senior secured notes on a joint and several basis. The Company has not presented separate financial statements an other disclosures concerning the combined Guarantors because management has determined that such information is not material to investors.

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEETS
                             AS OF JANUARY 31, 2001

                                                                                                                    Consolidated
                                                                                                                     Perry Ellis
                                                                                                                    International,
                                                     Parent Only       Guarantors    Non-Guarantors  Eliminations        Inc.
                                                    --------------    -------------  --------------  ------------   --------------
ASSETS

Current Assets:

   Cash and cash equivalents                        $       65,843    $     278,898                                 $      344,741
   Accounts receivable, net                             58,627,472          194,150                                     58,821,622
   Intercompany Receivable - Guarantors                    763,884                                       (763,884)              --
   Inventories                                          43,491,170           65,204                                     43,556,374
   Deferred income taxes                                 1,951,553                                                       1,951,553
   Prepaid income taxes                                  (391,371)          528,089                                        136,718
   Other current assets                                  2,296,759            8,524                                      2,305,283
                                                    --------------    -------------  --------------  ------------   --------------
          Total current assets                         106,805,310        1,074,865                      (763,884)     107,116,291

Property and equipment, net                              9,780,372           40,256                                      9,820,628

Intangible assets, net                                 122,016,681               --                                    122,016,681

Investment in subsidiaries                                 278,688                                       (278,688)              --

Other                                                    4,153,182            6,300                                      4,159,482
                                                    --------------    -------------  --------------  ------------   --------------
          TOTAL                                     $  243,034,233    $   1,121,421                  $ (1,042,572)  $  243,113,082
                                                    ==============    =============  ==============  ============   ==============

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:

   Accounts payable                                 $    6,638,269    $      74,590                                 $    6,712,859
   Accrued expenses                                      3,656,105            4,259                                      3,660,364
   Intercompany Payable - Parent                                            763,884                      (763,884)              --
   Income taxes payable                                                                                                         --
   Accrued interest payable                              4,215,835                                                       4,215,835
   Current portion - senior credit agreement                                                                                    --
   Unearned Revenues                                     1,651,467                                                       1,651,467
   Other current liabilities                             1,996,752                                                       1,996,752
                                                    --------------    -------------  --------------  ------------   --------------
          Total current liabilities                     18,158,428          842,733                      (763,884)      18,237,277

Senior subordinated notes payable, net                  99,152,667                                                      99,152,667
Deferred income tax                                      4,930,829                                                       4,930,829
Long term debt- senior credit agreement                 37,913,126                                                      37,913,126
Long term debt- term loan                                                                                                       --
                                                    --------------    -------------  --------------  ------------   --------------
          Total long-term liabilities                  141,996,622               --                                    141,996,622
                                                    --------------    -------------  --------------  ------------   --------------

          Total liabilities                            160,155,050          842,733                      (763,884)     160,233,899
                                                    --------------    -------------  --------------  ------------   --------------

Minority Interest                                                                                                               --
                                                    --------------    -------------  --------------  ------------   --------------

Stockholders' Equity:
Preferred stock $.01 par value; 1,000,000 shares
   authorized; no shares issued or outstanding                                                                                  --
Class A Common Stock $.01 par value; 30,000,000
   shares authorized; no shares issued or
   outstanding                                                                                                                  --
Common stock $.01 par value; 30,000,000 shares
   authorized; 6,739,374 shares issued and
   6,579,374 shares outstanding as of
   January 31, 2001.                                        67,393              100                          (100)          67,393
Additional paid-in-capital                              29,063,407                                                      29,063,407
Retained earnings                                       54,778,302          278,588                      (278,588)      54,778,302
Accumulated other comprehensive income                          --                                                              --
                                                    --------------    -------------  --------------  ------------   --------------
          Total                                         83,909,102          278,688                      (278,688)      83,909,102
Common stock in treasury at cost;
   and 160,000 shares as of January 31, 2001            (1,029,919)                                                     (1,029,919)
                                                    --------------    -------------  --------------  ------------   --------------
          Total stockholders' equity                    82,879,183          278,688                      (278,688)      82,879,183
                                                    --------------    -------------  --------------  ------------   --------------

          TOTAL                                     $  243,034,233    $   1,121,421                     1,042,572   $  243,113,082
                                                    ==============    =============  ==============  ============   ==============

See notes to consolidated financial statements

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEETS
                             AS OF JANUARY 31, 2002

                                                                                                                    Consolidated
                                                                                                                     Perry Ellis
                                                                                                                    International,
                                                     Parent Only       Guarantors    Non-Guarantors  Eliminations        Inc.
                                                    --------------    -------------  --------------  ------------   --------------
ASSETS

Current Assets:

   Cash and cash equivalents                        $      115,441    $       9,557  $    1,178,980                 $    1,303,978
   Accounts receivable, net                             49,636,377           21,064         712,804                     50,370,245
   Intercompany Receivable - Guarantors                    915,506                                       (915,506)              --
   Intercompany Receivable - Non Guarantors                698,854                                       (698,854)
   Inventories                                          45,110,440          206,686          91,921                     45,409,047
   Deferred income taxes                                 2,384,316                                                       2,384,316
   Prepaid income taxes                                                                                                         --
   Other current assets                                  1,729,653          156,510                                      1,886,163
                                                    --------------    -------------  --------------  ------------   --------------
          Total current assets                         100,590,587          393,817       1,983,705    (1,614,360)     101,353,749

Property and equipment, net                             10,862,844                           34,490                     10,897,334

Intangible assets, net                                 117,938,894                                                     117,938,894

Investment in subsidiaries                                 128,354                                       (128,354)              --

Other                                                    3,866,993            3,710                                      3,870,703
                                                    --------------    -------------  --------------  ------------   --------------
          TOTAL                                     $  233,387,672    $     397,527  $    2,018,195  $ (1,742,714)  $  234,060,680
                                                    ==============    =============  ==============  ============   ==============

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:

   Accounts payable                                 $    5,760,265    $      34,504  $      171,599                 $    5,966,368
   Accrued expenses                                      3,202,176           27,426          30,000                      3,259,602
   Intercompany Payable - Parent                                            915,506         698,854    (1,614,360)              --
   Income taxes payable                                  1,617,168         (395,722)        160,105                      1,381,551
   Accrued interest payable                              3,808,997                                                       3,808,997
   Current portion - senior credit agreement            21,819,334                          (63,240)                    21,756,094
   Unearned Revenues                                     1,838,929                                                       1,838,929
   Other current liabilities                             2,315,918            3,704          90,961                      2,410,583
                                                    --------------    -------------  --------------  ------------   --------------
          Total current liabilities                     40,362,787          585,418       1,088,279    (1,614,360)      40,422,124

Senior subordinated notes payable, net                  99,071,515                                                      99,071,515
Deferred income tax                                      6,749,832                                                       6,749,832
Long term debt - senior credit agreement                        --                                                              --
                                                    --------------    -------------  --------------  ------------   --------------
          Total long-term liabilities                  105,821,347               --              --                    105,821,347
                                                    --------------    -------------  --------------  ------------   --------------
          Total liabilities                            146,184,134          585,418       1,088,279    (1,614,360)     146,243,471
                                                    --------------    -------------  --------------  ------------   --------------
Minority Interest                                                                           613,671                        613,671
                                                    --------------    -------------  --------------  ------------   --------------
Stockholders' Equity:
Preferred stock $.01 par value; 1,000,000 shares
   authorized; no shares issued or outstanding                                                                                  --
Class A Common Stock $.01 par value; 30,000,000
   shares authorized; no shares issued or
   outstanding                                                                                                                  --
Common stock $.01 par value; 30,000,000 shares
   authorized; 6,337,440 shares issued and
   6,286,740 shares outstanding as of January 31,
   2002.                                                    63,374              100         556,954      (557,054)          63,374
Additional paid-in-capital                              26,286,040                                                      26,286,040
Retained earnings                                       61,386,244         (187,991)       (240,709)      428,700       61,386,244
Accumulated other comprehensive income                    (121,753)                                                       (121,753)
                                                    --------------    -------------  --------------  ------------   --------------
          Total                                         87,613,905         (187,891)        316,245      (128,354)      87,613,905
Common stock in treasury at cost; 50,700 shares
   as of January 31, 2002                                 (410,367)                                                       (410,367)
                                                    --------------    -------------  --------------  ------------   --------------
           Total stockholders' equity                   87,203,538         (187,891)        316,245      (128,354)      87,203,538
                                                    --------------    -------------  --------------  ------------   --------------
           TOTAL                                    $  233,387,672    $     397,527  $    2,018,195  $ (1,742,714)  $  234,060,680
                                                    ==============    =============  ==============  ============   ==============

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATING STATEMENTS OF INCOME
                       FOR THE YEAR ENDED JANUARY 31, 2000

                                                                                                                     Consolidated
                                                                                                                     Perry Ellis
                                                                                                                    International,
                                                     Parent Only       Guarantors    Non-Guarantor   Eliminations         Inc.
                                                    --------------    -------------  --------------  ------------   --------------
Revenues
  Net Sales                                         $  226,253,926    $   3,295,232                                 $  229,549,158
  Royalty Income                                        22,839,698                -                                     22,839,698
                                                    --------------    -------------  --------------  ------------   --------------
       Total Revenues                                  249,093,624        3,295,232                                    252,388,856

Cost of Sales                                          168,541,173        2,871,773                                    171,412,946
                                                    --------------    -------------  --------------  ------------   --------------

Gross Profit                                            80,552,451          423,459                                     80,975,910

Operating Expenses
  Selling, General and Administrative Expenses          43,666,245          813,252                                     44,479,497
  Depreciation and Amortization                          5,181,286                -                                      5,181,286
                                                    --------------    -------------  --------------  ------------   --------------
       Total Operating Expenses                         48,847,531          813,252                                     49,660,783
                                                    --------------    -------------  --------------  ------------   --------------

Operating Income                                        31,704,920         (389,793)                                    31,315,127

Interest Expense                                        13,870,732           34,766                                     13,905,498
                                                    --------------    -------------  --------------  ------------   --------------

Income Before and Income Tax
  Provision                                             17,834,188         (424,559)                                    17,409,629

Equity in earnings of subsidiaries, net                    394,019                                       (394,019)               -

Income Taxes                                             6,560,221          (30,540)                                     6,529,681
                                                    --------------    -------------  --------------  ------------   --------------

Net Income                                          $   10,879,948    $    (394,019)                     (394,019)  $   10,879,948
                                                    ==============    =============  ==============  ============   ==============

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATING STATEMENTS OF INCOME
                       FOR THE YEAR ENDED JANUARY 31, 2001

                                                                                                                  Consolidated
                                                                                                                   Perry Ellis
                                               Parent Only      Guarantors      Non-Guarantors    Eliminations  International, Inc.
                                              -------------   -------------    ----------------   ------------  -------------------
Revenues
  Net Sales                                   $ 259,463,687   $   2,162,776                                       $   261,626,463
  Royalty Income                                 25,789,975               -                                            25,789,975
                                              -------------   -------------    ----------------   ------------    ---------------
       Total Revenues                           285,253,662       2,162,776                                           287,416,438

Cost of Sales                                   198,906,423       1,977,437                                           200,883,860
                                              -------------   -------------    ----------------   ------------    ---------------

Gross Profit                                     86,347,239         185,339                                            86,532,578

Operating Expenses
  Selling, General and Administrative Expenses   51,446,157         700,593                                            52,146,750
  Depreciation and Amortization                   6,130,708               -                                             6,130,708
                                              -------------   -------------    ----------------   ------------    ---------------
       Total Operating Expenses                  57,576,865         700,593                                            58,277,458
                                              -------------   -------------    ----------------   ------------    ---------------
                                                                                                                       28,255,120
Operating Income                                 28,770,374        (515,254)

Interest Expense                                 15,761,441           5,020                                            15,766,461
                                              -------------   -------------    ----------------   ------------    ---------------
Income Before and Income Tax Provision           13,008,933        (520,274)                                           12,488,659
Equity in earning of subsidiaries, net              391,788                                           (391,788)                 -
Income Taxes                                      4,791,141        (128,486)                                            4,662,655
                                              -------------   -------------    ----------------   ------------    ---------------
Net Income                                    $   7,826,004   $    (391,788)   $                      (391,788)   $     7,826,004
                                              =============   =============    ================   ============    ===============

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATING STATEMENTS OF INCOME
                       FOR THE YEAR ENDED JANUARY 31, 2002

                                                                                                                     Consolidated
                                                                                                                     Perry Ellis
                                                                                                                    International,
                                                     Parent Only      Guarantors     Non-Guarantors  Eliminations        Inc.
                                                    --------------    -------------  --------------  ------------   --------------
Revenues
  Net Sales                                         $  243,297,438    $     675,470  $    9,060,844                 $  253,033,752
  Royalty Income                                        26,680,987                -               -                     26,680,987
                                                    --------------    -------------  --------------  ------------   --------------
       Total Revenues                                  269,978,425          675,470       9,060,844                    279,714,739

Cost of Sales                                          184,848,858          627,031       6,125,322                    191,601,211
                                                    --------------    -------------  --------------  ------------   --------------

Gross Profit                                            85,129,567           48,439       2,935,522                     88,113,528

Operating Expenses
  Selling, General and Administrative Expenses          53,560,499          591,742       3,018,206                     57,170,447
  Depreciation and Amortization                          6,474,902           49,459         137,797                      6,662,158
                                                    --------------    -------------  --------------  ------------   --------------
       Total Operating Expenses                         60,035,401          641,201       3,156,003                     63,832,605
                                                    --------------    -------------  --------------  ------------   --------------

Operating Income                                        25,094,166         (592,762)       (220,481)                    24,280,923

Interest Expense                                        13,530,715           19,031               -                     13,549,746
                                                    --------------    -------------  --------------  ------------   --------------

Income Before Minority Interest and Income Tax
  Provision                                             11,563,451         (611,793)       (220,481)                    10,731,177

Minority Interest                                                -                -          83,240                         83,240

Equity in earnings of subsidiaries, net                    707,285                                       (707,285)

Income Taxes                                             4,248,224         (145,217)        (63,012)                     4,039,995
                                                    --------------    -------------  --------------  ------------   --------------
Net Income                                          $    6,607,942    $    (466,576) $     (240,709)     (707,285)  $    6,607,942
                                                    ==============    =============  ==============  ============   ==============

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 31, 2000

                                                                                                                      Consolidated
                                                                                                                       Perry Ellis
                                                                                                                      International,
                                                            Parent Only    Guarantors  Non-Guarantors  Eliminations        Inc.
                                                           -------------  -----------  --------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                 $  10,640,132  $  (394,019)                      394,019   $  10,879,948
Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization                             5,181,286                                                  5,181,286
     Provision for bad debts                                     450,541                                                    450,541
     Provision for deferred taxes                              1,412,735                                                  1,412,735
     Amortization of debt issue cost                             299,711                                                    299,711
     Amortization of bond discount                               136,667                                                    136,667
     Equity in earnings of subsidiaries, net                     394,019           --              --      (394,019)             --
     Other                                                            --       32,758                                        32,758
     Changes in operating assets and liabilities
          (net of effects of acquisitions):
          Accounts receivable, net                            (8,257,557)   1,595,352                                    (6,662,205)
          Inventories                                         (3,306,453)     268,823                                    (3,037,630)
          Other current assets and prepaid income taxes        2,424,881   (3,716,510)                                   (1,291,629)
          Other assets                                        (3,779,720)   4,289,644                                       509,924
          Accounts payable and accrued expenses                2,686,924     (999,943)                                    1,686,981
          Income taxes payable                                (1,651,390)   1,651,390                                            --
          Accrued interest payable                             4,233,184                                                  4,233,184
          Other current liabilities and unearned revenues      3,028,663   (2,814,403)                                      214,260
                                                           -------------  -----------  --------------  ------------   -------------
             Net cash provided by operating activities        14,133,439      (86,908)                                   14,046,531
                                                           -------------  -----------  --------------  ------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                            (2,331,513)                                                (2,331,513)
Payment on purchase of intangible assets                      (1,025,185)                                                (1,025,185)
Payment for acquired businesses, net of cash acquired       (100,734,467)          --                                  (100,734,467)
                                                           -------------  -----------  --------------  ------------   -------------
              Net cash used in investing activities:        (104,091,165)          --                                  (104,091,165)
                                                           -------------  -----------  --------------  ------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) in borrowings under term loan     11,250,000                                                 11,250,000
Net (payments) proceeds from senior credit facility          (15,479,661)                                               (15,479,661)
Net proceeds from senior subordinated notes                   98,852,000           --                                    98,852,000
Debt issuance costs                                           (4,719,962)          --                                    (4,719,962)
Tax benefit for exercise of non-qualified stock options           30,867                                                     30,867
Proceeds from exercise of stock options                          163,528                                                    163,528
                                                           -------------  -----------   -------------  ------------   -------------
            Net cash provided by financing activities:        90,096,772           --                                    90,096,772
                                                           -------------  -----------   -------------  ------------   -------------

NET (DECREASE) INCREASE IN CASH                                 (100,770)     152,908                                        52,138

CASH AT BEGINNING OF YEAR                                        275,039     (101,546)                                      173,493
                                                           -------------  -----------  --------------  ------------   -------------

CASH AT END OF YEAR                                        $     174,269  $    51,362                                 $     225,631
                                                           =============  ===========  ==============  ============   =============

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 31, 2001

                                                                                                                      Consolidated
                                                                                                                      Perry Ellis
                                                                                                                     International,
                                                             Parent Only   Guarantors  Non-Guarantors  Eliminations       Inc.
                                                            ------------  ------------ --------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $  7,826,004   $ (391,788)                      391,788  $    7,826,004
Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization                             5,521,762             -                                    5,521,762
     Provision for bad debts                                     330,435                                                    330,435
     Provision for deferred taxes                              2,098,295                                                  2,098,295
     Amortization of debt issue cost                             608,946                                                    608,946
     Amortization of bond discount                               164,000                                                    164,000
     Equity in earnings of subsidiaries, net                     391,788                                   (391,788)              -
     Other                                                       (57,503)      124,737                                       67,234
     Changes in operating assets and liabilities
          (net of effects of acquisitions):
          Accounts receivable, net                           (13,859,130)      685,043                                  (13,174,087)
          Inventories                                         (7,745,849)      166,354                                   (7,579,495)
          Other current assets and prepaid income taxes        2,056,220      (327,907)                                   1,728,313
          Other assets                                          (259,652)       (6,300)                                    (265,952)
          Accounts payable and accrued expenses                  481,341       122,363                                      603,704
          Accrued interest payable                              (194,797)            -                                     (194,797)
          Other current liabilities and unearned revenues        206,051       (52,100)                                     153,951
                                                            ------------  ------------ --------------  ------------  --------------
             Net cash provided by (used in)
                 operating activities                         (2,432,089)      320,402                                   (2,111,687)
                                                            ------------  ------------ --------------  ------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                            (2,711,740)                                                (2,711,740)
Payment on purchase of intangible assets                      (3,379,135)      (92,866)                                  (3,472,001)
Proceeds from sale of trademark                                  750,000                                                    750,000
                                                            ------------  ------------ --------------  ------------  --------------
             Net cash used in investing activities:           (5,340,875)      (92,866)                                  (5,433,741)
                                                            ------------  ------------ --------------  ------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) in borrowings under term loan    (11,250,000)                                               (11,250,000)
Net (payments) proceeds from senior credit facility           19,881,630                                                 19,881,630
Tax benefit for exercise of non-qualified stock options            5,327                                                      5,327
Purchase of treasury stock                                    (1,029,919)                                                (1,029,919)
Proceeds from exercise of stock options                           57,500                                                     57,500
                                                            ------------  ------------ --------------  ------------  --------------
             Net cash provided by financing activities:        7,664,538             -                                    7,664,538
                                                            ------------  ------------ --------------  ------------  --------------

NET (DECREASE) INCREASE IN CASH                                 (108,426)      227,536                                      119,110

CASH AT BEGINNING OF YEAR                                        174,269        51,362                                      225,631
                                                            ------------  ------------ --------------  ------------  --------------
CASH AT END OF YEAR                                         $     65,843   $   278,898                               $      344,741
                                                            ============  ============ ==============  ============  ==============

                PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                       FOR THE YEAR ENDED JANUARY 31, 2002

                                                                                                                      Consolidated
                                                                                                                       Perry Ellis
                                                                                                                     International,
                                                            Parent Only   Guarantors   Non-Guarantors  Eliminations       Inc.
                                                           ------------   ----------   --------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $  6,607,942   $ (466,576)  $     (240,709)      707,285  $    6,607,942
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization                               6,012,953       40,051          137,797                     6,190,801
  Provision for bad debts                                     1,575,000           --                                      1,575,000
  Provision for deferred taxes                                1,386,240           --                                      1,386,240
  Amortization of debt issue cost                               614,347           --                                        614,347
  Amortization of bond discount                                 164,000           --                                        164,000
  Minority Interest                                                  --           --           83,240                        83,240
  Other                                                         (64,250)          --                                        (64,250)
  Equity in earnings of subsidiaries, net                       707,285                                     707,285
  Changes in operating assets and liabilities
       (net of effects of acquisitions):
       Accounts receivable, net                               6,565,619      173,086          309,805                     7,048,510
       Inventories                                           (1,619,270)    (141,482)         232,133                    (1,528,619)
       Other current assets and prepaid income taxes            225,735      528,089         (167,378)                      586,446
       Other assets                                          (1,260,588)    (180,447)         739,991                      (701,044)
       Accounts payable and accrued expenses                 (1,326,196)     134,703           30,932                    (1,160,561)
       Income taxes payable                                   1,617,168     (395,722)         163,764                     1,385,210
       Accrued interest payable                                (406,838)          --         (197,930)                     (604,768)
       Other current liabilities and unearned revenues          506,328        3,704          282,322                       792,354
                                                           ------------   ----------   --------------  ------------  --------------
          Net cash provided by (used in) operating
          activities                                         21,305,475     (304,594)       1,373,967                    22,374,848
                                                           ------------   ----------   --------------  ------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net                      (2,916,774)      35,257          (40,413)                   (2,921,930)
Payment on purchase of intangible assets                        (20,539)          --          (78,389)                      (98,928)
                                                           ------------   ----------   --------------  ------------  --------------
          Net cash used in investing activities:             (2,937,313)      35,257         (118,802)                   (3,020,858)
                                                           ------------   ----------   --------------  ------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) proceeds from senior credit facility         (16,157,032)          --                                    (16,157,032)
Purchase of treasury stock                                   (2,177,256)          --                                     (2,177,256)
Proceeds from exercise of stock options                          15,421           --                                         15,421
                                                           ------------   ----------   --------------  ------------  --------------
          Net cash used in financing activities:            (18,318,867)          --                                    (18,318,867)
                                                           ------------   ----------   --------------  ------------  --------------

Effect of exchange rate changes on cash and cash
equivalents                                                                                   (75,886)                      (75,886)

NET (DECREASE) INCREASE IN CASH                                  49,295     (269,337)       1,179,279                       959,237

CASH AT BEGINNING OF YEAR                                        65,843      278,898                                        344,741
                                                           ------------   ----------   --------------  ------------  --------------

CASH AT END OF YEAR                                        $    115,138   $    9,561   $    1,179,279                $    1,303,978
                                                           ============   ==========   ==============  ============  ==============

         Jantzen Acquisition

         On March 22, 2002, the Company completed the acquisition from subsidiaries of VF Corporation of certain assets of the Jantzen swimwear business for approximately $24.0 million, excluding fees related to the transaction. The Jantzen brand has a history of over 90 years and its products are sold in upscale department stores, mid-tier department stores, chain stores, mass merchants and specialty shops. The acquisition was financed with a portion of the proceeds from a $57.0 million private offering of 9 1/2% senior secured notes due March 15, 2009, which we closed simultaneously with the acquisition.

         The Company has, through the acquisition of Jantzen, a lease agreement for the Jantzen's Portland, Oregon office space for an initial six-month period. This facility totals approximately 83,900 square feet. The Company has entered into a lease for a portion of Jantzen's Seneca, South Carolina distribution center facility for a one-year period, commencing March 22, 2002. This facility totals approximately 279,000 square feet. The Seneca, South Carolina facility carries an option to acquire the facility, which the Company can exercise within 60 days of the March 22, 2002 commencement date. The Company has been assigned a lease agreement for office and showroom space in New York City totaling 8,200 square feet through August 2006, which contains certain renewal provisions. In addition, the Company has entered into a lease agreement with Tommy Hilfiger to occupy approximately 200 square feet of space in Tommy Hilfiger's facility located in New York City through 2005.

         Interest Rate Swap and Option Agreement

         On March 15, 2002, the Company entered into interest rate swap and option agreements for an aggregate notional amount of $57.0 million in order to minimize the debt servicing costs associated with the senior secured notes. The swap agreement is scheduled to terminate on March 15, 2009. Under the swap agreement, the Company is entitled to receive semi-annual interest payments on September 15 and March 15 at a fixed rate of 9 1/2% and are obligated to make semi-annual interest payments on September 15 and March 15 at a floating rate based on the three-month LIBOR rate plus 369 basis points for the period from March 22, 2002 through March 15, 2009. The swap agreement has optional call provisions with trigger dates of March 15, 2005, March 15, 2006 and March 15, 2007, which contain premium requirements in the event the call is exercised.

         Senior Credit Facility

         In March 2002, the Company amended its existing senior credit facility with the Company's group of banks, which as amended, provides the Company with a revolving credit facility of up to an aggregate amount of $60.0 million. This amendment was done concurrently with the $57.0 million senior secured notes offering discussed above. Borrowings are limited under the terms of a borrowing base calculation, which generally restricts the outstanding balance to the sum of (a) 80% of eligible receivables plus, (b) 90% of eligible factored accounts receivable plus 60% of eligible inventories, as defined. Interest on borrowings is variable, based upon the Company's option of selecting the bank's prime rate, or a short term LIBOR rate plus an additional amount based on the Company's debt coverage and other financial ratios.

         Letters of Credit

         Subsequent to January 31, 2002, the Company added two additional letter of credit facilities for an aggregate amount of $25.0 million. Concurrently with adding the additional facilities, the Company lowered one of its two existing facilities by the amount of $5.0 million. The Company now has four facilities totaling $62.0 million.

         Synthetic Lease

         In March 2002, the Company amended its synthetic lease with the lessor and the financial institution that financed the synthetic lease, which as amended provides that the Company shall exercise the purchase option of the lease on or prior to June 30, 2002, increased the amount of stand-by letter of credit to $5.5 million and waived the noncompliance of a certain financial covenant the Company was not in compliance as of January 31, 2002. The Company is in the process of arranging new financing to replace the synthetic lease through a mortgage lender and the Company received a satisfactory financing offer from such lender, subject to additional due diligence. The transaction will result in the recognition of both an asset and a related liability on the Company's balance sheet.

21.      Summarized Quarterly Financial Data
         (Unaudited)

                               First          Second          Third          Fourth            Total
                              Quarter        Quarter         Quarter        Quarter            Year
                          ----------------------------------------------------------------------------------
                                                        (Dollars in thousands)
FISCAL YEAR ENDED JANUARY 31, 2002
Net Sales                   $     80,866   $     58,926     $    60,511     $   52,731       $    253,034
Royalty Income                     6,065          6,858           6,403          7,355             26,681
                          ----------------------------------------------------------------------------------
Total Revenues                    86,931         65,784          66,914         60,086            279,715
Gross Profit                      26,150         20,673          19,542         21,749             88,114
Net Income                  $      3,198   $      1,487     $       970     $      952       $      6,608
Income per share:
     Basic                  $       0.49   $       0.23     $      0.15     $     0.15       $       1.01
     Diluted                $       0.49   $       0.23     $      0.15     $     0.15       $       1.01

FISCAL YEAR ENDED JANUARY 31, 2001

Net Sales                   $     78,232   $     58,941     $    64,356     $   60,097       $    261,626
Royalty Income                     6,093          6,747           6,275          6,675             25,790
                          ----------------------------------------------------------------------------------
Total Revenues                    84,325         65,688          70,631         66,772            287,416
Gross Profit                      25,453         20,923          19,121         21,036             86,533
Net Income                  $      3,590   $      1,818     $       351     $    2,067       $      7,826
Income per share:
     Basic                  $       0.53   $       0.27     $      0.05     $     0.31       $       1.17
     Diluted                $       0.53   $       0.27     $      0.05     $     0.31       $       1.16

FISCAL YEAR ENDED JANUARY 31, 2000

Net Sales                   $     59,479   $     45,273     $    66,618     $   58,179       $    229,549
Royalty income                     2,316          6,744           6,454          7,326             22,840
                          ----------------------------------------------------------------------------------
Total revenues                    61,795         52,017          73,072         65,505            252,389
Gross Profit                      17,623         18,707          23,210         21,435             80,975
Net Income                  $      2,892   $      1,607     $     3,964     $    2,417       $     10,880
Net income per share:
     Basic                  $       0.43   $       0.24     $      0.59     $     0.36       $       1.62
     Diluted                $       0.43   $       0.23     $      0.58     $     0.35       $       1.59

INDEPENDENT AUDITORS' REPORT

To the Management of The Jantzen Business:

We have audited the accompanying balance sheets of The Jantzen Business ("Jantzen"), a business unit owned by VF Corporation, as of December 29, 2001 and December 30, 2000, and the related statements of income and net investment of VF Corporation and of cash flows for each of the three years in the period ended December 29, 2001. These financial statements are the responsibility of Jantzen's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Jantzen financial statements have been derived from the accounts of VF Corporation and its subsidiaries as described in Note 1. Moreover, as indicated in Note 1, Jantzen relies on VF Corporation for treasury, legal and other services. The financial position, results of operations, and cash flows of Jantzen could differ from those that would have resulted had Jantzen operated autonomously or as an entity independent of VF Corporation.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Jantzen as of December 29, 2001 and December 30, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 29, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Certified Public Accountants
Miami, Florida
May 10, 2002

THE JANTZEN BUSINESS

(A business unit owned by VF Corporation)

BALANCE SHEETS (In thousands)
--------------------------------------------------------------------------------

                                                                   Fiscal Year Ended
                                                               ----------------------------
                                                               December 29,    December 30,
ASSETS                                                             2001            2000
                                                               ----------------------------
CURRENT ASSETS:
  Cash and cash equivalents                                       $   445         $   241
  Accounts receivable, less allowances of $1,231 in 2001
    and $1,263 in 2000                                             11,536          12,078
  Inventories                                                      23,456          28,740
  Deferred income taxes                                             3,065             702
  Prepaid income taxes and other current assets                     4,931             958
                                                                  -------         -------
           Total current assets                                    43,433          42,719

  Property, plant and equipment, net                                5,768           6,773

  Goodwill, net                                                    17,737          18,421

  Other                                                               467             283
                                                                  -------         -------

                                                                  $67,405         $68,196
                                                                  =======         =======


LIABILITIES AND NET INVESTMENT OF VF CORPORATION

CURRENT LIABILITIES:
  Accounts payable                                                $ 5,368         $ 8,878
  Accrued liabilities                                               8,716           4,545
                                                                  -------         -------
           Total current liabilities                               14,084          13,423

  Other liabilities                                                   588             295
                                                                  -------         -------

           Total liabilities                                       14,672          13,718

NET INVESTMENT OF VF CORPORATION                                   52,733          54,478
                                                                  -------         -------

                                                                  $67,405         $68,196
                                                                  =======         =======

See notes to financial statements.

THE JANTZEN BUSINESS
(A business unit owned by VF Corporation)

STATEMENTS OF INCOME AND NET INVESTMENT OF VF CORPORATION (In thousands)
--------------------------------------------------------------------------------

                                                                     Fiscal Year Ended
                                                          -----------------------------------------
                                                          December 29,   December 30,    January 1,
                                                              2001           2000           2000
                                                          ------------   ------------    ----------
REVENUES:
  Net sales                                                 $  94,159      $ 111,524      $ 140,331
  Royalty income, net                                           1,683          1,055          1,740
                                                            ---------      ---------      ---------
                                                               95,842        112,579        142,071
                                                            ---------      ---------      ---------

COSTS AND OPERATING EXPENSES:
  Cost of sales                                                73,007         72,033        103,652
  Selling, general and administrative expenses                 32,611         35,664         41,810
  Amortization of goodwill                                        684            684            684
                                                            ---------      ---------      ---------
                                                              106,302        108,381        146,146
                                                            ---------      ---------      ---------

OPERATING INCOME (LOSS)                                       (10,460)         4,198         (4,075)
                                                            ---------      ---------      ---------

OTHER INCOME:
  Interest income                                                  41             15             20
  Miscellaneous, net                                               13            405            182
                                                            ---------      ---------      ---------
                                                                   54            420            202
                                                            ---------      ---------      ---------

Income (loss) before income tax expense (benefit) and
  cumulative effect of change in accounting principle         (10,406)         4,618         (3,873)

Income tax expense (benefit)                                   (3,782)         1,789         (1,356)
                                                            ---------      ---------      ---------

Income (loss) before cumulative effect of change
  in accounting principle                                      (6,624)         2,829         (2,517)

Cumulative effect on prior years of change
  in accounting principle, net of income taxes                     --           (124)            --
                                                            ---------      ---------      ---------

Net income (loss)                                              (6,624)         2,705         (2,517)

Net investment of VF Corporation, beginning of year            54,478         57,137         66,752

Increase (decrease) in net investment of
  VF Corporation                                                4,879         (5,364)        (7,098)
                                                            ---------      ---------      ---------
Net investment of VF Corporation, end of year               $  52,733      $  54,478      $  57,137
                                                            =========      =========      =========

See notes to financial statements.

THE JANTZEN BUSINESS
(A business unit owned by VF Corporation)

STATEMENTS OF CASH FLOWS (In thousands)
--------------------------------------------------------------------------------

                                                                   Fiscal Year Ended
                                                         ----------------------------------------
                                                         December 29,   December 30,   January 1,
                                                             2001          2000           2000
                                                         ------------   ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                        $(6,624)       $ 2,705       $(2,517)
  Adjustments to reconcile net income (loss)
    to cash provided by operations:
      Provision for restructuring costs                      4,993
      Depreciation and amortization                          1,943          2,140         2,654
      Deferred income tax expense (benefit)                 (2,547)          (902)        1,808
      Provision for bad debts                                   61             93           755
      Changes in current assets and liabilities:
        Accounts receivable                                  6,783         (3,987)         (908)
        Inventories                                          3,932          1,172         8,870
        Prepaid income taxes and other current assets       (3,973)           262          (931)
        Accounts payable and accrued expenses               (4,332)        (1,254)       (9,161)
        Other liabilities, net                                 293            162            23
                                                           -------        -------       -------
           Net cash provided by operating activities           529            391           593
                                                           -------        -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                        (325)          (604)         (634)
                                                           -------        -------       -------

           Net cash used in investing activities              (325)          (604)         (634)
                                                           -------        -------       -------

NET CHANGE IN CASH AND CASH EQUIVALENTS                        204           (213)          (41)

CASH AND CASH EQUIVALENTS -
  BEGINNING OF YEAR                                            241            454           495
                                                           -------        -------       -------

CASH AND CASH EQUIVALENTS - END OF YEAR                    $   445        $   241       $   454
                                                           =======        =======       =======

See notes to financial statements.

THE JANTZEN BUSINESS
(A business unit owned by VF Corporation)

NOTES TO FINANCIAL STATEMENTS (Dollars in thousands)
--------------------------------------------------------------------------------

1.    BACKGROUND AND DESCRIPTION OF THE BUSINESS

      The accompanying financial statements have been prepared to present the financial position, results of operations and cash flows of The Jantzen Business ("Jantzen"), a business unit owned by VF Corporation ("VF"). On March 15, 2002, VF and Perry Ellis International, Inc. ("Perry Ellis") entered into an asset purchase agreement (the "Agreement"). As a result of the Agreement, financial statements related to Jantzen are required to be filed by Regulation S-X, promulgated by the Securities and Exchange Commission. The financial statements include all the operations of the business unit, which do not necessarily represent the assets and business acquired by Perry Ellis. The financial position, results of operations and cash flows as presented herein may not be the same as would have occurred had Jantzen operated autonomously or as an entity independent of VF Corporation during the periods presented and may not be indicative of future financial results.

      Perry Ellis acquired trademarks and trade names owned by Jantzen, certain operating assets and the capital stock of Jantzen Apparel Corporation. The Agreement also included the assignment to Perry Ellis of the NIKE(R) and Tommy Hilfiger(R) licenses for the manufacture and sale of swimwear. The Agreement did not include working capital related to the 2002 product lines (primarily accounts receivable and inventories) and real estate assets, which will be retained by VF. VF expects to complete the sale of Jantzen's 2002 product lines during the second quarter of 2002 and to substantially liquidate the remaining net assets of Jantzen through the end of the third quarter of 2002. The purchase price approximated $24,000 and the transaction closed on March 22, 2002.

      Jantzen's operations consist of the design, manufacture and sale of swimwear and sportswear under the Jantzen(R) and other brands, as well as swimwear under the licensed NIKE and Tommy Hilfiger brands. The entities comprising Jantzen are not a separate legal entity and, as a result, net investments of VF Corporation is shown in lieu of stockholder's equity in the financial statements and include the accumulation of transactions between Jantzen and VF described below. All intercompany accounts and transactions have been eliminated. Fiscal years are 52/53-week periods ending on the Saturday closest to the end of December of each year.

      The Jantzen business is comprised of the following:

      . Jantzen Inc., a wholly owned subsidiary of VF. Jantzen Inc. is the operating company. All net operating assets (working capital, fixed assets, etc.) are owned and operated through this legal entity. This legal entity holds the NIKE and Tommy Hilfiger licenses and owns Jantzen Apparel Corporation and VF Canada, Inc.

      . Jantzen Apparel Corporation, a wholly owned subsidiary of Jantzen Inc., owns the Jantzen and other trade names and trademarks.

      . The portion of the business of VF Canada, Inc., a wholly owned subsidiary of Jantzen Inc., that is directly related to the Jantzen trademark. VF Canada is substantially a sales operation that sells exclusively to Canadian customers. The portion of VF Canada, Inc. not related to the Jantzen trademark is directly related to other trademarks owned by an affiliated entity within VF and thus not considered part of Jantzen.

      . The operating results directly related to Jantzen products that are sold to consumers through factory outlet stores operated by an affiliate of VF ("VFFO").

      . The goodwill resulting from VF's 1986 acquisition of Jantzen Inc. and the related amortization expense.

      Transactions with VF and its other subsidiaries are described below:

      . VF operates a chain of retail outlet stores across the United States. Jantzen transfers primarily excess quantities of first quality swimwear and sportswear inventories to the outlet stores at Jantzen's cost. When the VF outlet stores sell these products to retail consumers, the actual customer sales, cost of sales and marketing costs incurred are recorded by Jantzen. These operating results are presented as a separate reportable segment in Note 9. Sales, costs of sales and selling and distribution expenses were $23,777, $20,838 and $4,993, respectively, in 2001, $33,930, $23,817 and $6,524, respectively, in 2000 and $35,105, $21,962 and $6,524, respectively, in 1999.

      . Approximately 18%, 22% and 18% in 2001, 2000 and 1999, respectively, of products sold by Jantzen were manufactured by VF affiliates at amounts that approximate VF's cost. The balance of production requirements was manufactured in Jantzen plants or contracted with independent parties.

      . The financial statements include certain VF corporate expenses directly related to Jantzen. Corporate expenses for pension, insurance, audit, information systems and other costs directly related to Jantzen are based on the actual costs incurred by VF. Jantzen management believes that amounts for these services are a reasonable representation of the services performed or benefits received.

      . Jantzen does not maintain stand-alone treasury, legal and other corporate support functions. Included in marketing, administrative and general expenses are management fees charged by VF of $3,298, $3,386 and $3,367 in 2001, 2000 and 1999, respectively. Jantzen management believes that amounts for these services are a reasonable representation of the services performed or benefits received.

      . VF uses a centralized approach to cash management and the financing of its operations. The Jantzen cash accounts are swept on a daily basis and are netted against the net investments of VF Corporation accounts. As a result, none of the VF cash and cash equivalents or debt at the corporate level has been allocated to Jantzen in the financial statements. Cash in the financial statements represents amounts not swept by VF. Included in net investments of VF Corporation are intercompany receivables of $39,294 and $43,934 at December 30, 2001 and December 29, 2000, respectively.

      . VF does not charge interest expense on its net investments of VF Corporation to Jantzen. Accordingly, Jantzen's interest expense and financing costs as a separate entity may be different than that presented in the financial statements.

      . Jantzen is included in VF's consolidated federal income tax returns. Income tax provisions (benefits) and related balance sheet accounts in the financial statements have been computed on a separate tax return basis.

2.    ACCOUNTING POLICIES

      Cash and Cash Equivalents - Jantzen considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

      Inventories are stated at the lower of cost or market on the last-in, first-out method. The current cost of inventories stated on the last-in, first-out method is not significantly different from their value determined under the first-in, first-out method.

      Property and Depreciation - Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 10 to 20 years for buildings and ranging from 3 to 10 years for machinery and equipment.

      Jantzen's principle is to evaluate property for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. An impairment loss may be recorded if undiscounted future cash flows are not expected to be adequate to recover the carrying value of the asset. An impairment loss is recognized based on the fair value of the asset less any costs of disposition.

      Goodwill represents the excess amount of VF's cost over the fair value of Jantzen Inc.'s net tangible assets at the 1986 acquisition date. Amounts are net of accumulated amortization of $11,379 and $10,694 in 2001 and 2000, respectively. These assets are amortized using the straight-line method over 40 years. Also, whenever events or changes in circumstances indicated that the carrying amount of goodwill might not be recoverable, Jantzen had evaluated its recoverability using forecasted net cash flows on an undiscounted basis. An impairment loss is recognized based on the fair value of the asset less any costs of disposition.

      Revenue Recognition - During the fourth quarter of 2000, Jantzen changed its accounting principle for recognizing sales in accordance with the SEC's Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Previously, sales were recorded upon shipment of goods to the customer. The new principle recognizes that the risks of ownership in some transactions do not substantively transfer to customers until they have received the product, without regard to when legal title has transferred. The cumulative effect of this change in principle for periods prior to January 2000 of $219 is shown in the statements of income. Sales to VFFO accounted for 25%, 30% and 25% of net sales in 2001, 2000 and 1999, respectively.

      Royalty Income from independent licensees is recognized when earned on the basis of the terms specified in the underlying contractual agreements and are presented net of directly related expenses of $127, $121 and $68 in 2001, 2000 and 1999, respectively.

      Advertising Costs are expensed as incurred and were $3,945 in 2001, $5,449 in 2000 and $5,145 in 1999 and are included in marketing, administrative and general expenses.

      Shipping Costs to customers are included in marketing, administrative and general expenses and were $231 in 2001, $208 in 2000 and $482 in 1999. Revenues generated from shipping fees are included in net sales for all periods presented.

      Trademark Costs - All costs of trademark applications and renewals, as well as costs of trademark defense, are expensed as incurred.

      Income Taxes - Jantzen accounts for income taxes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized.

      New Accounting Pronouncements - At the end of 2001, Jantzen has $17,737 of net goodwill arising from the acquisition of Jantzen Inc., by VF in 1986. Under the accounting rules in effect through the end of 2001, the goodwill was being amortized over its estimated useful lives, limited to a maximum period of 40 years. Also, whenever events or changes in circumstances indicated that the carrying amount of goodwill might not be recoverable, Jantzen evaluated their recoverability using forecasted net cash flows on an undiscounted basis.

      In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 142, Goodwill and Other Intangible Assets, which is effective for Jantzen at the beginning of 2002 and may not be applied retroactively to financial statements of prior periods. Under this Statement, goodwill, including previously existing goodwill, and intangible assets with indefinite useful lives will not be amortized but must be tested at least annually for impairment. Other intangible assets will be amortized over their estimated useful lives. The new Statement also requires an initial test for impairment of existing goodwill and intangible assets to determine if the existing carrying value exceeds its fair value. Any transitional impairment determined upon adoption of the new Statement must be recognized as the cumulative effect of a change in accounting principle in the statement of income at the beginning of 2002.

      Under the new Statement, amortization of goodwill, which totaled $684 for 2001, 2000 and 1999, will not be required in future years. Jantzen has completed the initial test of existing goodwill and was not required to record impairment upon adoption of this Statement.

      In October 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes Statement 121 but retains many of its fundamental provisions. Additionally, this Statement expands the scope of discontinued operations to include more disposal transactions. The provisions of this Statement are effective for Jantzen beginning in fiscal 2002. Management does not anticipate a significant impact to Jantzen's results of operations from adoption of this Statement.

      Fair Value of Financial Instruments - The carrying amounts of accounts receivable and accounts payable approximates fair value due to their short-term nature.

      Use of Estimates - In preparing financial statements in accordance with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.    ACCOUNTS RECEIVABLE

      Accounts receivable consist of the following at:

                                                     2001        2000
                                                       In thousands

         Trade accounts                              $ 11,774  $ 11,665
         Royalties and other receivables                  993     1,676
                                                     --------  --------

                                                       12,767    13,341
         Less: allowance for doubtful accounts         (1,231)   (1,263)
                                                     --------  --------

         Total                                       $ 11,536  $ 12,078
                                                     ========  ========


      The activity for the allowance account is as follows:

      Allowance for doubtful accounts:

                                            2001       2000      1999

         Allownce for doubtful accounts:
           Beginning balance              $  1,263   $  1,157  $  1,289
           Provision                            61         93       755
           Write-offs, net of recoveries       (93)        13      (887)
                                          --------   --------  --------

         Ending balance                   $  1,231   $  1,263  $  1,157
                                          ========   ========  ========

      Jantzen carries accounts receivable at the amount it deems to be collectible. Accordingly, Jantzen provides allowances for accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that become uncollectible could differ from those estimates. No single customer accounted for more than 10% of the trade accounts receivable balance at December 29, 2001 and December 30, 2000.

4.    INVENTORIES

                                                       2001      2000
                                                        In thousands

         Finished products                           $ 15,806  $ 15,446
         Work in process                                4,675     6,606
         Materials and supplies                         2,975     6,688
                                                     --------  --------

                                                     $ 23,456  $ 28,740
                                                     ========  ========

5.   PROPERTY, PLANT AND EQUIPMENT

                                                         2001          2000
                                                           In thousands

        Land                                           $  1,699      $  1,699
        Buildings                                        10,306        10,224
        Machinery and equipment                           7,592         8,456
                                                       --------      --------

                                                         19,597        20,379
        Less accumulated depreciation                   (13,829)      (13,606)
                                                       --------      --------

                                                       $  5,768      $  6,773
                                                       ========      ========


     Depreciation expense for 2001, 2000 and 1999 was $1,259, $1,455 and $1,813, respectively.

6.   ACCRUED LIABILITIES

                                                         2001          2000
                                                            In thousands

        Compensation                                   $  1,376      $  1,118
        Restructuring costs (Note 11)                     4,993            --
        Environmental contamination contingency, net        990           990
        Advertising expense                                  --           796
        Other                                             1,357         1,641
                                                       --------      --------

                                                       $  8,716      $  4,545
                                                       ========      ========

     The environmental contamination contingency is net of $811 representing the carrying value of the contaminated building at December 29, 2001 and December 30, 2000.

7.   INCOME TAXES

     Jantzen is part of an affiliated group of corporations that files a consolidated federal income tax return. Jantzen reports its share of the consolidated liability on a separate return basis for financial reporting purposes. The income tax expense (benefit) for Jantzen for the years presented, excluding the cumulative effect of the change in accounting principle, consists of the following:

                                            2001        2000         1999
                                                    In thousands

        Current:
          Federal and state               $ (1,785)   $  2,892     $ (3,724)
          Foreign                              549        (201)         560
                                          --------    --------     --------

                                            (1,236)      2,691       (3,164)
                                          --------    --------     --------

        Deferred:
          Federal and state                 (2,558)       (870)       1,811
          Foreign                               12         (32)          (3)
                                          --------    --------     --------

                                            (2,546)       (902)       1,808
                                          --------    --------     --------

        Total                             $ (3,782)   $  1,789     $ (1,356)
                                          ========    ========     ========

     Jantzen is a party to a tax sharing agreement with its affiliated group members. Based on the agreement, Jantzen is entitled to receive compensation for the tax benefits it contributed to the consolidated group or must remit compensation for the tax burden it contributed to the consolidated group. These amounts are recorded using intercompany receivable and payable accounts.

     The reasons for the difference between income taxes computed by applying the statutory federal income tax rate and income tax expense in the financial statements are as follows:

                                          2001       2000        1999
                                                 In thousands

     Tax at federal statutory rate       $(3,642)   $ 1,616    $(1,356)
     State income taxes,
       net of federal tax benefit           (408)        30       (271)
     Amortization of intangible assets       239        239        239
     Other, net                               29        (96)        32
                                         -------    -------    -------

                                         $(3,782)   $ 1,789    $(1,356)
                                         =======    =======    =======


     Deferred income tax assets and liabilities consist of the following:

                                                          2001     2000
                                                          In thousands

     Deferred income tax assets:
       Employee benefits                                $  424   $  517
       Other accrued expenses                            3,015    1,507
       Operating loss carryforwards                        921      778
       Other                                               428      586
                                                        ------   ------

       Deferred income tax assets                        4,788    3,388
                                                        ------   ------

     Deferred income tax liabilities:
       Depreciation                                        971    1,137
       Inventory                                           285    1,266
                                                        ------   ------

       Deferred income tax liabilities                   1,256    2,403
                                                        ------   ------

     Net deferred income tax assets                     $3,532   $  985
                                                        ======   ======

                                                          2001     2000
                                                          In thousands

     Amount included in:
       Current assets                                   $3,065   $  702
       Other assets                                        467      283
                                                        ------   ------

                                                        $3,532   $  985
                                                        ======   ======

8.    RETIREMENT PLAN

      VF has a 401(k) Profit Sharing Plan (the "Plan") in which eligible employees may participate. Employees are eligible to participate in the Plan beginning the first of the month following 30 days of employment. Participants may elect to contribute 15% of their annual compensation, not to exceed amounts prescribed by statutory guidelines. VF is required to contribute an amount equal to 50% of each participant's eligible contribution up to 6% of the participant's annual compensation. VF's contributions to the Plan were $225, $186 and $257 in 2001, 2000 and 1999, respectively.

9.    BUSINESS SEGMENT INFORMATION

      Jantzen designs, manufactures and markets apparel products under Jantzen and other owned brand names, and under the licensed NIKE and Tommy Hilfiger brand names. Customers include department and specialty stores throughout the United States.

      Jantzen manages its business in two segments - - wholesale customers and VF outlet customers. The wholesale business consists of sales to retailers, who in turn resell the Jantzen merchandise to their consumers. The VF outlet business consists of sales of Jantzen's products through VF's retail factory outlet stores directly to consumers.

      Accounting policies for the wholesale segment are those stated in Note 2. In the VF outlet segment, Jantzen transfers inventory to VF's outlet affiliate at cost. When these products are sold to retail consumers, the actual sales, cost of sales and marketing expenses are recorded at Jantzen. Because there is no allocation of outlet assets to Jantzen, there is no asset base in this segment. Financial information for Jantzen's reportable segments is as follows:

                                         2001        2000         1999
                                                 In thousands
      Revenues:
        Wholesale and royalty income   $  72,065   $  78,649    $ 106,966
        VF outlet                         23,777      33,930       35,105
                                       ---------   ---------    ---------

        Total revenues                 $  95,842   $ 112,579    $ 142,071
                                       =========   =========    =========

      Operating income (loss):
        Wholesale and royalty income   $  (8,406)  $     634    $ (10,694)
        VF outlet                         (2,054)      3,564        6,619
                                       ---------   ---------    ---------

       Total operating income (loss)   $ (10,460)  $   4,198    $  (4,075)
                                       =========   =========    =========

10.  COMMITMENTS AND CONTINGENCIES

     Jantzen leases certain facilities and equipment under noncancelable operating leases. Future minimum lease payments are $439, $402, $402, $402 and $365 for the years 2002 through 2006 and $0 thereafter. Rent expense associated with these leases was $1,257, $1,180 and $2,011 in 2001, 2000 and 1999, respectively.

     Jantzen enters into licensing agreements that provide Jantzen rights to market products under NIKE and Tommy Hilfiger trademarks owned by other parties. Royalty expense under these agreements were $2,636, $2,536 and $2,401 in 2001, 2000 and 1999, respectively, and is recognized in cost of sales in the statements of income. Certain of these agreements contain provisions for the payment of a guaranteed minimum royalty on anticipated sales at the beginning of each quarter and a minimum percentage royalty based on annual sales. Future minimum royalty payments are $1,131, $1,345, $858, $910 and $0 for the years 2002 through 2006 and $0 thereafter. Future minimum advertising payments are $775, $1,000, $1,000, $1,000 and $0 for the years 2002 through 2006 and $0 thereafter.

     Jantzen is subject to claims and suits, and is the initiator of claims and suits against others, in the ordinary course of business. Management does not believe that the resolution of any pending claims will have a material adverse effect on its financial position, results of operations or cash flows.

11.  RESTRUCTURING EXPENSE

     In the fourth quarter of 2001, VF management informed the employees of Jantzen that VF intended to sell or otherwise dispose of Jantzen. Accordingly, substantially all of the 494 employees were notified that their employment would be terminated during 2002. Jantzen accrued a restructuring charge of $4,993 in 2001 for severance and related benefits for these employees. Of the total charge, $1,373 was recorded in cost of sales and $3,620 in selling, general and administrative expenses.

                                   * * * * * *

PERRY ELLIS INTERNATIONAL, INC.

                                Offer to Exchange

                     9 1/2% Series B Secured Notes Due 2009

                           For Any and All Outstanding

                     9 1/2% Series A Secured Notes Due 2009

              ($57,000,000 Aggregate Principal Amount Outstanding)

                               ------------------
                                   PROSPECTUS
                               ------------------


                                                                 June 13, 2002

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or misrepresentations must not be relied upon as having been authorized by Perry Ellis International, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Perry Ellis International, Inc. since the date hereof or that the information contained herein is correct as of any time subsequent to its date.